ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of CONSOL Energy Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of CONSOL Energy Inc. and Subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2013. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CONSOL Energy Inc. and Subsidiaries at December 31, 2013 and 2012, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), CONSOL Energy Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) and our report dated February 7, 2014 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
February 7, 2014
Except for the change in presentation of the Company’s
consolidated statements of income and guarantor footnote
disclosure, both of which are described in Note 1 to the
consolidated financial statements and for the effects of
the changes in presentation on Note 26, as to which the date is
July 29, 2014

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)	For the Years Ended December 31,
Revenues and Other Income:	2013	2012	2011
Natural Gas, NGLs and Oil Sales	$737,701	$658,820	$748,464
Coal Sales	2,018,067	2,169,625	2,957,760
Other Outside Sales	259,783	294,105	284,783
Gas Royalty Interests and Purchased Gas Sales	69,733	52,721	71,273
Freight-Outside Coal	35,438	107,079	175,633
Miscellaneous Other Income	111,483	113,170	92,636
Gain on Sale of Assets	67,480	282,006	46,496
Total Revenue and Other Income	3,299,685	3,677,526	4,377,045
Costs and Expenses:
Exploration and Production Costs
Lease Operating Expense	96,601	90,837	106,477
Transportation, Gathering and Compression	201,024	160,579	142,339
Production, Ad Valorem, and Other Fees	28,676	26,145	26,261
Direct Administrative and Selling	49,092	47,565	60,357
Depreciation, Depletion and Amortization	231,809	205,149	209,660
Exploration and Production Related Other Costs	61,104	39,005	17,998
Production Royalty Interests and Purchased Gas Costs	57,865	41,578	63,162
Other Corporate Expenses	95,535	81,033	69,848
General and Administrative	39,047	33,686	42,862
Total Exploration and Production Costs	860,753	725,577	738,964
Coal Costs
Operating and Other Costs	1,315,507	1,426,471	1,432,740
Royalties and Production Taxes	102,128	117,194	170,962
Direct Administrative and Selling	47,442	53,306	58,598
Depreciation, Depletion and Amortization	223,595	217,297	217,013
Freight Expense	35,438	107,079	175,444
General and Administrative Costs	39,283	41,813	50,891
Other Corporate Expenses	55,802	52,900	68,347
Total Coal Costs	1,819,195	2,016,060	2,173,995
Other Costs
Miscellaneous Operating Expense	347,046	302,777	336,837
General and Administrative Costs	1,700	1,714	2,075
Depreciation, Depletion and Amortization	5,718	4,669	3,904
Interest Expense	219,198	220,042	248,344
Total Other Costs	573,662	529,202	591,160
Total Costs And Expenses	3,253,610	3,270,839	3,504,119
Earnings Before Income Tax	46,075	406,687	872,926
Income Taxes	(33,189)	88,728	191,251
Income From Continuing Operations	79,264	317,959	681,675
Income (Loss) From Discontinued Operations, net	579,792	70,114	(49,178)
Net Income	659,056	388,073	632,497
Less: Net Loss Attributable to Noncontrolling Interests	1,386	397	—
Net Income Attributable to CONSOL Energy Shareholders	$660,442	$388,470	$632,497

The accompanying notes are an integral part of these financial statements.

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(CONTINUED)

(Dollars in thousands, except per share data)	For the Years Ended December 31,
(Unaudited)	2013	2012	2011
Earnings (Loss) Per Share
Basic
Income (Loss) from Continuing Operations	$0.35	$1.40	$3.01
(Loss) Income from Discontinued Operations	2.54	0.31	(0.22)
Total Basic Earnings (Loss) Per Share	$2.89	$1.71	$2.79
Dilutive
Income (Loss) from Continuing Operations	$0.35	$1.39	$2.98
(Loss) Income from Discontinued Operations	2.52	0.31	(0.22)
Total Dilutive Earnings (Loss) Per Share	$2.87	$1.70	$2.76

Weighted Average Number of Common Shares Outstanding (Note 1):
Basic	228,728,628	227,593,524	226,680,369
Dilutive	230,077,942	229,141,767	229,003,599
Dividends Paid Per Share	$0.375	$0.625	$0.425

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the Years Ended December 31,
(Dollars in thousands)	2013	2012	2011
Net Income	$659,056	$388,073	$632,497
Other Comprehensive Income:
Treasury Rate Lock (Net of tax: $-, $-, $59)	—	—	(96)
Actuarially Determined Long-Term Liability Adjustments (Net of tax: ($276,928), ($77,871), $20,259)	456,493	129,231	(32,813)
Net Increase in the Value of Cash Flow Hedge (Net of tax: ($29,407), ($73,593), ($129,235))	45,631	114,240	200,700
Reclassification of Cash Flow Hedges from Other Comprehensive Income to Earnings (Net of tax: $53,990, $121,484, $60,925)	(79,899)	(189,259)	(95,007)

Other Comprehensive Income	422,225	54,212	72,784

Comprehensive Income	1,081,281	442,285	705,281

Less: Comprehensive Loss Attributable to Noncontrolling Interest	1,386	397	—

Comprehensive Income Attributable to CONSOL Energy Inc. Shareholders	$1,082,667	$442,682	$705,281

The accompanying notes are an integral part of these financial statement

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31, 2013	December 31, 2012
ASSETS
Current Assets:
Cash and Cash Equivalents	$327,420	$21,862
Accounts and Notes Receivable:
Trade	332,574	428,328
Notes Receivable	25,861	318,387
Other Receivables	243,973	131,131
Accounts Receivable—Securitized (Note 10)	—	37,846
Inventories (Note 9)	157,914	170,808
Deferred Income Taxes (Note 7)	211,303	84,777
Recoverable Income Taxes	10,705	—
Restricted Cash (Note 1)	—	48,294
Prepaid Expenses	135,842	148,431
Current Assets of Discontinued Operations (Note 2)	—	149,230
Total Current Assets	1,445,592	1,539,094
Property, Plant and Equipment (Note 11):
Property, Plant and Equipment	13,578,509	12,121,557
Less—Accumulated Depreciation, Depletion and Amortization	4,136,247	3,613,499
Property, Plant and Equipment of Discontinued Operations, Net (Note 2)	—	1,682,909
Total Property, Plant and Equipment—Net	9,442,262	10,190,967
Other Assets:
Restricted Cash (Note 1)	—	20,379
Investment in Affiliates	291,675	222,830
Notes Receivable	125	25,977
Other	214,013	216,235
Other Assets of Discontinued Operations (Note 2)	—	782,112
Total Other Assets	505,813	1,267,533

TOTAL ASSETS	$11,393,667	$12,997,594

The accompanying notes are an integral part of these financial statements.

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	December 31, 2013	December 31, 2012
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$514,580	$498,515
Current Portion of Long-Term Debt (Note 14 and Note 15)	11,455	12,484
Short-Term Notes Payable (Note 12)	—	25,073
Accrued Income Taxes	—	34,219
Borrowings Under Securitization Facility (Note 10)	—	37,846
Other Accrued Liabilities (Note 13)	565,697	545,748
Current Liabilities of Discontinued Operations (Note 2)	28,239	233,214
Total Current Liabilities	1,119,971	1,387,099
Long-Term Debt:
Long-Term Debt (Note 14)	3,115,963	3,123,600
Capital Lease Obligations (Note 15)	47,596	49,413
Long-Term Debt of Discontinued Operations (Note 2)	—	1,573
Total Long-Term Debt	3,163,559	3,174,586
Deferred Credits and Other Liabilities:
Deferred Income Taxes (Note 7)	242,643	326,685
Postretirement Benefits Other Than Pensions (Note 16)	961,127	882,600
Pneumoconiosis Benefits (Note 17)	111,971	114,136
Mine Closing (Note 8)	320,723	289,818
Gas Well Closing (Note 8)	175,603	146,002
Workers’ Compensation (Note 17)	71,468	60,396
Salary Retirement (Note 16)	48,252	218,004
Reclamation (Note 8)	40,706	47,965
Other	131,355	118,307
Deferred Credits and Other Liabilities of Discontinued Operations (Note 2)	—	2,278,251
Total Deferred Credits and Other Liabilities	2,103,848	4,482,164
TOTAL LIABILITIES	6,387,378	9,043,849
Stockholders’ Equity:
Common Stock, $.01 Par Value; 500,000,000 Shares Authorized, 229,145,736 Issued and Outstanding at December 31, 2013; 228,129,467 Issued and 228,094,712 Outstanding at December 31, 2012	2,294	2,284
Capital in Excess of Par Value	2,364,592	2,296,908
Preferred Stock, 15,000,000 Shares Authorized, None Issued and Outstanding	—	—
Retained Earnings	2,964,520	2,402,551
Accumulated Other Comprehensive Loss - Continuing Operations	(325,117)	(747,342)
Common Stock in Treasury, at Cost—No Shares at December 31, 2013 and 34,755 Shares at December 31, 2012	—	(609)
Total CONSOL Energy Inc. Stockholders’ Equity	5,006,289	3,953,792
Noncontrolling Interest	—	(47)
TOTAL EQUITY	5,006,289	3,953,745

TOTAL LIABILITIES AND EQUITY	$11,393,667	$12,997,594

The accompanying notes are an integral part of these financial statements.

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Dollars in thousands, except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Common Stock in Treasury	Total CONSOL Energy Inc. Stockholders’ Equity	Non- Controlling Interest	Total Equity
Balance at December 31, 2010	$2,273	$2,178,604	$1,680,597	$(874,338)	$(42,659)	$2,944,477	$(8,464)	$2,936,013
Net Income	—	—	632,497	—	—	632,497	—	632,497
Treasury Rate Lock (Net of $59 Tax)	—	—	—	(96)	—	(96)	—	(96)
Gas Cash Flow Hedge (Net of ($68,310) Tax)	—	—	—	105,693	—	105,693	—	105,693
Actuarially Determined Long-Term Liability Adjustments (Net of $20,259 Tax)	—	—	—	(32,813)	—	(32,813)	—	(32,813)
Comprehensive Income (Loss)	—	—	632,497	72,784	—	705,281	—	705,281
Issuance of Treasury Stock	—	—	(32,001)	—	33,313	1,312	—	1,312
Tax Benefit from Stock-Based Compensation	—	7,329	—	—	—	7,329	—	7,329
Amortization of Stock-Based Compensation Awards	—	48,842	—	—	—	48,842	—	48,842
Net Change in Noncontrolling Interest	—	—	—	—	—	—	8,464	8,464
Dividends ($0.425 per share)	—	—	(96,356)	—	—	(96,356)	—	(96,356)
Balance at December 31, 2011	2,273	2,234,775	2,184,737	(801,554)	(9,346)	3,610,885	—	3,610,885
Net Income	—	—	388,470	—	—	388,470	(397)	388,073
Gas Cash Flow Hedge (Net of $47,891 Tax)	—	—	—	(75,019)	—	(75,019)	—	(75,019)
Actuarially Determined Long-Term Liability Adjustments (Net of ($77,871) Tax)	—	—	—	129,231	—	129,231	—	129,231
Comprehensive Income (Loss)	—	—	388,470	54,212	—	442,682	(397)	442,285
Issuance of Treasury Stock	—	—	(28,378)	—	8,737	(19,641)	—	(19,641)
Issuance of Common Stock	11	8,267	—	—	—	8,278	—	8,278
Tax Benefit from Stock-Based Compensation	—	6,028	—	—	—	6,028	—	6,028
Amortization of Stock-Based Compensation Awards	—	47,838	—	—	—	47,838	—	47,838
Net Change in Noncontrolling Interest	—	—	—	—	—	—	350	350
Dividends ($0.625 per share)	—	—	(142,278)	—	—	(142,278)	—	(142,278)
Balance at December 31, 2012	2,284	2,296,908	2,402,551	(747,342)	(609)	3,953,792	(47)	3,953,745
Net Income	—	—	660,442	—	—	660,442	(1,386)	659,056
Gas Cash Flow Hedge (Net of $24,583 Tax)	—	—	—	(34,268)	—	(34,268)	—	(34,268)
Actuarially Determined Long-Term Liability Adjustments (Net of ($276,928) Tax)	—	—	—	456,493	—	456,493	—	456,493
Comprehensive Income (Loss)	—	—	660,442	422,225	—	1,082,667	(1,386)	1,081,281
Issuance of Treasury Stock	—	—	(12,641)	—	609	(12,032)	—	(12,032)
Issuance of Common Stock	10	3,717	—	—	—	3,727	—	3,727
Tax Cost from Stock-Based Compensation	—	(2,075)	—	—	—	(2,075)	—	(2,075)
Amortization of Stock-Based Compensation Awards	—	66,042	—	—	—	66,042	—	66,042
Net Change in Noncontrolling Interest	—	—	—	—	—	—	1,433	1,433
Dividends ($0.375 per share)	—	—	(85,832)	—	—	(85,832)	—	(85,832)
Balance at December 31, 2013	$2,294	$2,364,592	$2,964,520	$(325,117)	$—	$5,006,289	$—	$5,006,289

The accompanying notes are an integral part of these financial statements.

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)	For the Years Ended December 31,
	2013	2012	2011
Cash Flows from Operating Activities:
Net Income	$659,056	$388,073	$632,497
Adjustments to Reconcile Net Income to Net Cash Provided By Continuing Operating Activities:
Net (Loss) Income from Discontinued Operations	(579,792)	(70,114)	49,178
Depreciation, Depletion and Amortization	461,122	427,115	430,577
Stock-Based Compensation	56,987	41,127	42,131
Gain on Sale of Assets	(67,480)	(282,006)	(45,673)
Loss on Debt Extinguishment	—	—	16,090
Deferred Income Taxes	(36,777)	10,899	(2,373)
Equity in Earnings of Affiliates	(33,133)	(27,048)	(24,663)
Changes in Operating Assets:
Accounts and Notes Receivable	135,970	(20,218)	(83,770)
Inventories	12,894	21,166	5,509
Prepaid Expenses	(3,219)	12,435	3,047
Changes in Other Assets	31,146	(7,041)	23,534
Changes in Operating Liabilities:
Accounts Payable	(99,944)	(23,918)	142,843
Other Operating Liabilities	(31,701)	(50,790)	78,530
Changes in Other Liabilities	5,844	12,876	38,413
Other	42,597	24,786	23,001
Net Cash Provided by Continuing Operations	553,570	457,342	1,328,871
Net Cash Provided by Discontinued Operating Activities	105,206	270,771	198,735
Net Cash Provided by Operating Activities	658,776	728,113	1,527,606
Cash Flows from Investing Activities:
Capital Expenditures	(1,496,056)	(1,245,497)	(1,178,375)
Change in Restricted Cash	68,673	(48,294)	—
Proceeds from Sales of Assets	483,969	645,621	747,285
(Investments in) Distributions from Equity Affiliates	(35,712)	(23,451)	55,876
Net Cash Used in Continuing Operations	(979,126)	(671,621)	(375,214)
Net Cash Provided by (Used In) Discontinued Investing Activities	777,145	(328,789)	(203,310)
Net Cash Used in Investing Activities	(201,981)	(1,000,410)	(578,524)
Cash Flows from Financing Activities:
Payments on Short-Term Borrowings	—	—	(284,000)
(Payments on) Proceeds from Miscellaneous Borrowings	(31,544)	16,195	(11,080)
(Payments on) Proceeds from Securitization Facility	(37,846)	37,846	(200,000)
Payments on Long-Term Notes, Including Redemption Premium	—	—	(265,785)
Proceeds from Issuance of Long-Term Notes	—	—	250,000
Tax Benefit from Stock-Based Compensation	2,929	8,678	8,281
Dividends Paid	(85,832)	(142,278)	(96,356)
Proceeds from Issuance of Common Stock	3,727	8,278	—
(Purchases) Issuance of Treasury Stock	(2,151)	(9,485)	9,033
Debt Issuance and Financing Fees	—	(210)	(15,686)
Net Cash Used in Continuing Operations	(150,717)	(80,976)	(605,593)
Net Cash Used in Discontinued Financing Activities	(520)	(601)	(547)
Net Cash Used in Financing Activities	(151,237)	(81,577)	(606,140)
Net Increase (Decrease) in Cash and Cash Equivalents	305,558	(353,874)	342,942
Cash and Cash Equivalents at Beginning of Period	21,862	375,736	32,794
Cash and Cash Equivalents at End of Period	$327,420	$21,862	$375,736
The accompanying notes are an integral part of these financial statements.

CONSOL ENERGY INC. AND SUBSIDIARIES
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES:
A summary of the significant accounting policies of CONSOL Energy Inc. and subsidiaries (CONSOL Energy or the Company) is presented below. These, together with the other notes that follow, are an integral part of the Consolidated Financial Statements.
Basis of Consolidation:
The Consolidated Financial Statements include the accounts of majority-owned and controlled subsidiaries. Investments in business entities in which CONSOL Energy does not have control, but has the ability to exercise significant influence over the operating and financial policies, are accounted for under the equity method. Investments in oil and gas producing entities are accounted for under the proportionate consolidation method. The accounts of variable interest entities, where CONSOL Energy is the primary beneficiary, are included in the Consolidated Financial Statements. All significant intercompany transactions and accounts have been eliminated in consolidation.
Discontinued Operations
Businesses to be divested are classified in the Consolidated Financial Statements as either discontinued operations or held for sale. For businesses classified as discontinued operations, the balance sheet amounts and results of operations are reclassified from their historical presentation to assets and liabilities of discontinued operations on the Consolidated Balance Sheet and to discontinued operations on the Consolidated Statements of Income and Cash Flows, respectively, for all periods presented. The gains or losses associated with these divested businesses are recorded in discontinued operations the Consolidated Statements of Income. Additionally, the accompanying notes, including segment information do not include the assets, liabilities, or operating results of businesses classified as discontinued operations for all periods presented. Management does not expect any significant continuing involvement with these businesses following their divestiture, and these businesses are expected to be disposed of within one year.
Use of Estimates:
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and various disclosures. Actual results could differ from those estimates. The most significant estimates included in the preparation of the financial statements are related to business combinations, other postretirement benefits, coal workers' pneumoconiosis, workers' compensation, salary retirement benefits, stock-based compensation, asset retirement obligations, deferred income tax assets and liabilities, contingencies, and coal and gas reserves value.
Cash and Cash Equivalents:
Cash and cash equivalents include cash on hand and on deposit at banking institutions as well as all highly liquid short-term securities with original maturities of three months or less.
Trade Accounts Receivable:
Trade accounts receivable are recorded at the invoiced amount and do not bear interest. CONSOL Energy reserves for specific accounts receivable when it is probable that all or a part of an outstanding balance will not be collected, such as customer bankruptcies. Collectability is determined based on terms of sale, credit status of customers and various other circumstances. CONSOL Energy regularly reviews collectability and establishes or adjusts the allowance as necessary using the specific identification method. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Reserves for uncollectible amounts were not material in the periods presented. There were no material financing receivables with a contractual maturity greater than one year.
Inventories:
Inventories are stated at the lower of cost or market. The cost of coal inventories is determined by the first-in, first-out (FIFO) method. Coal inventory costs include labor, supplies, equipment costs, operating overhead, depreciation, depletion, amortization, and other related costs. The cost of merchandise for resale is determined by the last-in, first-out (LIFO) method and includes industrial maintenance, repair and operating supplies for sale to third parties. The cost of supplies inventory is determined by the average cost method and includes operating and maintenance supplies to be used in our coal and gas operations.
Property, Plant and Equipment:
CONSOL Energy uses the successful efforts method of accounting for gas producing activities. Costs of property acquisitions, successful exploratory, development wells and related support equipment and facilities are capitalized. Periodic valuation provisions for impairment of capitalized costs of unproved mineral interests are expensed. Costs of unsuccessful exploratory wells are expensed when such wells are determined to be non-productive, or if the determination cannot be made after finding sufficient quantities of reserves to continue evaluating the viability of the project. The costs of producing properties and mineral interests are amortized using the units-of-production method. Wells and related equipment and intangible drilling costs are amortized on a units-of-production method. Units-of-production amortization rates are revised when events and circumstances indicate an adjustment is necessary, or at a minimum once a year; those revisions are accounted for prospectively as changes in accounting estimates.

Property, plant and equipment is recorded at cost upon acquisition. Expenditures which extend the useful lives of existing plant and equipment are capitalized. Interest costs applicable to major asset additions are capitalized during the construction period. Costs of additional mine facilities required to maintain production after a mine reaches the production stage, generally referred to as “receding face costs,” are expensed as incurred; however, the costs of additional airshafts and new portals are capitalized. Planned major maintenance costs which do not extend the useful lives of existing plant and equipment are expensed as incurred.

Coal exploration costs are expensed as incurred. Coal exploration costs include those incurred to ascertain existence, location, extent or quality of ore or minerals before beginning the development stage of the mine.

Costs of developing new underground mines and certain underground expansion projects are capitalized. Underground development costs, which are costs incurred to make the mineral physically accessible, include costs to prepare property for shafts, driving main entries for ventilation, haulage, personnel, construction of airshafts, roof protection and other facilities. Costs of developing the first pit within a permitted area of a surface mine are capitalized. A surface mine is defined as the permitted mining area which includes various adjacent pits that share common infrastructure, processing equipment and a common ore body. Surface mine development costs include construction costs for entry roads, drilling, blasting and removal of overburden in developing the first cut for mountain stripping or box cuts for surface stripping. Stripping costs incurred during the production phase of a mine are expensed as incurred.

Airshafts and capitalized mine development associated with a coal reserve are amortized on a units-of-production basis as the coal is produced so that each ton of coal is assigned a portion of the unamortized costs. We employ this method to match costs with the related revenues realized in a particular period. Rates are updated when revisions to coal reserve estimates are made. Coal reserve estimates are reviewed when information becomes available that indicates a reserve change is needed, or at a minimum once a year. Any material effect from changes in estimates is disclosed in the period the change occurs. Amortization of development cost begins when the development phase is complete and the production phase begins. At an underground mine, the end of the development phase and the beginning of the production phase takes place when construction of the mine for economic extraction is substantially complete. Coal extracted during the development phase is incidental to the mine's production capacity and is not considered to shift the mine into the production phase.

Coal reserves are controlled either through fee ownership or by lease. The duration of the leases vary; however, the lease terms generally are extended automatically to the exhaustion of economically recoverable reserves, as long as active mining continues. Coal interests held by lease provide the same rights as fee ownership for mineral extraction, and are legally considered real property interests. We also make advance payments (advanced mining royalties) to lessors under certain lease agreements that are recoupable against future production, and we make payments that are generally based upon a specified rate per ton or a percentage of gross realization from the sale of the coal. We evaluate our properties periodically for impairment issues or whenever events or circumstances indicate that the carrying amount may not be recoverable.
Advance mining royalties are advance payments made to lessors under terms of mineral lease agreements that are recoupable against future production using the units-of-production method. Depletion of leased coal interests is computed using the units-of-production method over proven and probable coal reserves. Advance mining royalties and leased coal interests are evaluated periodically, or at a minimum once a year, for impairment issues or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Any revisions are accounted for prospectively as changes in accounting estimates.
When properties are retired or otherwise disposed, the related cost and accumulated depreciation are removed from the respective accounts and any profit or loss on disposition is recognized as gain or loss in other income.
Depreciation of plant and equipment is calculated on the straight-line method over their estimated useful lives or lease terms generally as follows:

Years
Buildings and improvements	10 to 45
Machinery and equipment	3 to 25
Leasehold improvements	Life of Lease
Costs to obtain coal lands are capitalized based on the cost at acquisition and are amortized using the units-of-production method over all estimated proven and probable reserve tons assigned and accessible to the mine. Proven and probable coal reserves exclude non-recoverable coal reserves and anticipated processing losses. Rates are updated when revisions to coal reserve estimates are made. Coal reserve estimates are reviewed when events and circumstances indicate a reserve change is needed, or at a minimum once a year. Amortization of coal interests begins when the coal reserve is produced. At an underground mine, a ton is considered produced once it reaches the surface area of the mine. Any material effect from changes in estimates is disclosed in the period the change occurs.
Costs for purchased and internally developed software are expensed until it has been determined that the software will result in probable future economic benefits and management has committed to funding the project. Thereafter, all direct costs of materials and services incurred in developing or obtaining software, including certain payroll and benefit costs of employees associated with the project, are capitalized and amortized using the straight-line method over the estimated useful life which does not exceed seven years.
Impairment of Long-lived Assets:
Impairment of long-lived assets is recorded when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying value. The carrying value of the assets is then reduced to its estimated fair value which is usually measured based on an estimate of future discounted cash flows. Impairment of equity investments is recorded when indicators of impairment are present and the estimated fair value of the investment is less than the assets' carrying value. There was no impairment expense recognized for the years ended December 31, 2013, 2012, and 2011.
Capitalized costs of unproved gas properties are evaluated for recoverability on a prospect basis. Indicators of potential impairment include potential shifts in business strategy, overall economic factors and historical experience. If it is determined that the properties will not yield proved reserves, the related costs are expensed in the period the determination is made. Exploration expense was $61,119, $39,029 and $18,095 for the years ended December 31, 2013, 2012 and 2011, respectively, which was primarily related to lease expirations.
Income Taxes:
Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in CONSOL Energy's financial statements or tax returns. The provision for income taxes represents income taxes paid or payable for the current year and the change in deferred taxes, excluding the effects of acquisitions during the year. Deferred taxes result from differences between the financial and tax bases of CONSOL Energy's assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a deferred tax benefit will not be realized.
CONSOL Energy evaluates all tax positions taken on the state and federal tax filings to determine if the position is more likely than not to be sustained upon examination. For positions that do not meet the more likely than not to be sustained criteria, an evaluation to determine the largest amount of benefit, determined on a cumulative probability basis that is more likely than not to be realized upon ultimate settlement, is determined. A previously recognized tax position is derecognized when it is subsequently determined that a tax position no longer meets the more likely than not threshold to be sustained. The evaluation of the sustainability of a tax position and the probable amount that is more likely than not is based on judgment, historical experience and on various other assumptions that we believe are reasonable under the circumstances. The results of these estimates, that are not readily apparent from other sources, form the basis for recognizing an uncertain tax position liability. Actual results could differ from those estimates upon subsequent resolution of identified matters.
Restricted Cash:
For the year ended December 31, 2012, restricted cash included a $48,294 deposit into escrow associated with the Ram River Asset sale. The deposit was released upon CONSOL Energy's filing of all Canadian tax returns associated with the transaction. For the year ended December 31, 2012, restricted cash also included a $20,379 deposit into escrow as security to perfect CONSOL Energy's appeal to the Pennsylvania Environmental Hearing Board under the applicable statute related to the Ryerson dam litigation .

Both escrow accounts were released in the year ended December 31, 2013 and are reflected in the Change in Restricted Cash line included in Net Cash Used in Investing Activities of the Consolidated Statement of Cash Flows.
Postretirement Benefits Other Than Pensions:
Postretirement benefits other than pensions, except for those established pursuant to the Coal Industry Retiree Health Benefit Act of 1992 (the Health Benefit Act), are accounted for in accordance with the Retirement Benefits Compensation and Non-retirement Postemployment Benefits Compensation Topics of the FASB Accounting Standards Codification which requires employers to accrue the cost of such retirement benefits for the employees' active service periods. Such liabilities are determined on an actuarial basis and CONSOL Energy is primarily self-insured for these benefits. Postretirement benefit obligations established by the Health Benefit Act are treated as a multi-employer plan which requires expense to be recorded for the associated obligations as payments are made. Differences between actual and expected results or changes in the value of obligations are recognized through Other Comprehensive Income.
Pneumoconiosis Benefits and Workers' Compensation:
CONSOL Energy is required by federal and state statutes to provide benefits to certain current and former totally disabled employees or their dependents for awards related to coal workers' pneumoconiosis. CONSOL Energy is also required by various state statutes to provide workers' compensation benefits for employees who sustain employment related physical injuries or some types of occupational disease. Workers' compensation benefits include compensation for their disability, medical costs, and on some occasions, the cost of rehabilitation. CONSOL Energy is primarily self-insured for these benefits. Provisions for estimated benefits are determined on an actuarial basis.

Mine Closing, Reclamation and Gas Well Closing Costs:
CONSOL Energy accrues for mine closing costs, reclamation costs, perpetual water care costs and dismantling and removing costs of gas related facilities using the accounting treatment prescribed by the Asset Retirement and Environmental Obligations Topic of the FASB Accounting Standards Codification. This topic requires the fair value of an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The present value of the estimated asset retirement costs is capitalized as part of the carrying amount of the long-lived asset. Depreciation of the capitalized asset retirement cost is generally determined on a units-of-production basis. Accretion of the asset retirement obligation is recognized over time and generally will escalate over the life of the producing asset, typically as production declines. Accretion is included in Cost of Goods Sold and Other Operating Charges on the Consolidated Statements of Income. Asset retirement obligations primarily relate to the closure of mines and gas wells, which includes treatment of water and the reclamation of land upon exhaustion of gas and coal reserves.
Accrued mine closing costs, perpetual care costs, reclamation and costs of dismantling and removing gas related facilities are regularly reviewed by management and are revised for changes in future estimated costs and regulatory requirements.
Retirement Plans:
CONSOL Energy has non-contributory defined benefit retirement plans covering substantially all salaried employees. These plans are accounted for using the guidance outlined in the Compensation - Retirement Benefits Topic of the FASB Accounting Standards Codification. The cost of these retiree benefits are recognized over the employees' service period. CONSOL Energy uses actuarial methods and assumptions in the valuation of defined benefit obligations and the determination of expense. Differences between actual and expected results or changes in the value of obligations and plan assets are recognized through Other Comprehensive Income.
Revenue Recognition:
Revenues are recognized when title passes to the customers. For gas sales, this occurs at the contractual point of delivery. For domestic coal sales, this generally occurs when coal is loaded at mine or offsite storage locations. For export coal sales, this generally occurs when coal is loaded onto marine vessels at terminal locations. For industrial supplies and equipment sales, this generally occurs when the products are delivered. For terminal, land and research and development, revenue is recognized generally as the service is provided to the customer.
CONSOL Energy has operational gas-balancing agreements with various interstate pipelines. These imbalance agreements are managed internally using the sales method of accounting. The sales method recognizes revenue when the gas is taken by the purchaser.
CONSOL Energy sells gas to accommodate the delivery points of its customers. In general this gas is purchased at market price and re-sold on the same day at market price less a small transaction fee. These matching buy/sell transactions include a legal right of offset of obligations and have been simultaneously entered into with the counterparty which qualify for netting under the Nonmonetary Transactions Topic of the FASB Accounting Standards Codification and are therefore reflected net on the income statement in Cost of Goods Sold and Other Operating Charges.
CONSOL Energy purchases gas produced by third parties at market prices less a fee. The gas purchased from third party producers is then resold to end users or gas marketers at current market prices. These revenues and expenses are recorded gross as Purchased Gas Revenue and Purchased Gas Costs in the Consolidated Statements of Income. Purchased gas revenue is recognized when title passes to the customer. Purchased gas costs are recognized when title passes to CONSOL Energy from the third party producer.
Royalty Interest Gas Sales represent the revenues related to the portion of production belonging to royalty interest owners sold by CONSOL Energy.
Freight Revenue and Expense:
Shipping and handling costs invoiced to coal customers and paid to third-party carriers are recorded as Freight Revenue and Freight Expense, respectively.

Royalty Recognition:

Royalty expenses for gas rights are included in Gas Royalty Interest Costs when the related revenue for the gas sale is recognized. Royalty expenses for coal rights are included in Cost of Goods Sold and Other Operating Charges when the related revenue for the coal sale is recognized. These royalty expenses are paid in cash in accordance with the terms of each agreement. Revenues for gas and coal sold related to production under royalty contracts, versus owned by CONSOL Energy, are recorded on a gross basis.

Contingencies:

CONSOL Energy, or our subsidiaries, from time to time is subject to various lawsuits and claims with respect to such matters as personal injury, wrongful death, damage to property, exposure to hazardous substances, governmental regulations including environmental remediation, employment and contract disputes, and other claims and actions, arising out of the normal course of business. Liabilities are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated. Estimates are developed through consultation with legal counsel involved in the defense of these matters and are based upon the nature of the lawsuit, progress of the case in court, view of legal counsel, prior experience in similar matters and managements intended response. Environmental liabilities are not discounted or reduced by possible recoveries from third parties. Legal fees associated with defending these various lawsuits and claims are expensed when incurred.
Stock-Based Compensation:
Stock-based compensation expense for all stock-based compensation awards is based on the grant date fair value estimated in accordance with the provisions of the Stock Compensation Topic of the FASB Accounting Standards Codification. CONSOL Energy recognizes these compensation costs on a straight-line basis over the requisite service period of the award, which is generally the award's vesting term. See Note 19–Stock Based Compensation for further discussion.
Earnings per Share:
Basic earnings per share are computed by dividing net income by the weighted average shares outstanding during the reporting period. Dilutive earnings per share are computed similarly to basic earnings per share except that the weighted average shares outstanding are increased to include additional shares from the assumed exercise of stock options and performance stock options and the assumed vesting of restricted and performance stock units, if dilutive. The number of additional shares is calculated by assuming that outstanding stock options and performance share options were exercised, that outstanding restricted and performance share units were released, and that the proceeds from such activities were used to acquire shares of common stock at the average market price during the reporting period. CONSOL Energy includes the impact of pro forma deferred tax assets in determining potential windfalls and shortfalls for purposes of calculating assumed proceeds under the treasury stock method. The table below sets forth the share-based awards that have been excluded from the computation of the diluted earnings per share because their effect would be anti-dilutive:

	For the Years Ended
	December 31,
	2013	2012	2011
Anti-Dilutive Options	1,976,549	2,411,963	1,156,018
Anti-Dilutive Restricted Stock Units	282,230	8,822	—
Anti-Dilutive Performance Share Units	—	445,847	—
Anti-Dilutive Performance Share Options	802,804	501,744	—
	3,061,583	3,368,376	1,156,018
The computations for basic and dilutive earnings per share are as follows:

	For the Years Ended
	December 31,
	2013	2012	2011
Income from Continuing Operations	79,264	317,959	681,675
Income (Loss) from Discontinuing Operations	579,792	70,114	(49,178)
Less: Net Loss Attributable to Noncontrolling Interest	1,386	397	—
Net income attributable to CONSOL Energy Inc. shareholders	$660,442	$388,470	$632,497
Weighted average shares of common stock outstanding:
Basic	228,728,628	227,593,524	226,680,369
Effect of stock-based compensation awards	1,349,314	1,548,243	2,323,230
Dilutive	230,077,942	229,141,767	229,003,599
Earnings per share:
Basic (Continuing Operations)	$0.35	$1.40	$3.01
Basic (Discontinuing Operations)	2.54	0.31	(0.22)
Total Basic	$2.89	$1.71	$2.79

Dilutive (Continuing Operations)	$0.35	$1.39	$2.98
Dilutive (Discontinuing Operations)	2.52	0.31	(0.22)
Total Dilutive	$2.87	$1.70	$2.76

Shares of common stock outstanding were as follows:

	2013	2012	2011
Balance, beginning of year	228,094,712	227,056,212	226,162,133
Issuance related to Stock-Based Compensation(1)	1,051,024	1,038,500	894,079
Balance, end of year	229,145,736	228,094,712	227,056,212

(1) See Note 19–Stock-Based Compensation for additional information.

Other Comprehensive Income (Loss):

Changes in Accumulated Other Comprehensive Income / (Loss) by component, net of tax, were as follows:

	Gains and Losses on Cash Flow Hedges	Postretirement Benefits	Total
Balance at December 31, 2012	$76,761	$(824,103)	$(747,342)
Other comprehensive income before reclassifications	45,631	140,250	185,881
Amounts reclassified from accumulated other comprehensive income	(79,899)	316,243	236,344
Other comprehensive income	(34,268)	456,493	422,225
Balance at December 31, 2013	$42,493	$(367,610)	$(325,117)

The following table shows the reclassification of adjustments out of Accumulated Other Comprehensive Loss:

	For the Years Ended December 31,
	2013	2012	2011
Derivative Instruments (Note 23)
Natural gas price swaps	$(133,889)	$(310,743)	$(155,932)
Tax benefit	53,990	121,484	60,925
Net of tax	$(79,899)	$(189,259)	$(95,007)
Actuarially Determined Long-Term Liability Adjustments*(Note 16 and Note 17)
Amortization of prior service costs	$(32,164)	$(53,853)	$(47,792)
Recognized net actuarial loss	86,481	106,299	119,262
Settlement loss	39,482	—	—
Total	93,799	52,446	71,470
Tax expense	(35,806)	(19,720)	(27,416)
Net of tax	$57,993	$32,726	$44,054

*Excludes amounts related to the remeasurement of the Actuarially Determined Long-Term Liabilities for the years ended December 31, 2013, December 31, 2012 and December 31, 2011. Excludes $258,250, net of tax, of reclassifications of adjustments out of accumulated other comprehensive income related to discontinued operations for the year ended December 31, 2013.

Accounting for Derivative Instruments:

CONSOL Energy accounts for derivative instruments in accordance with the Derivatives and Hedging Topic of the FASB Accounting Standards Codification. This requires CONSOL Energy to measure every derivative instrument (including certain derivative instruments embedded in other contracts) at fair value and record them in the balance sheet as either an asset or liability. Changes in fair value of derivatives are recorded currently in earnings unless special hedge accounting criteria are met. For derivatives designated as cash flow hedges, the effective portions of changes in fair value of the derivative are reported in other comprehensive income. The ineffective portions of hedges are recognized in earnings in the current period.

CONSOL Energy formally assesses, both at inception of the hedge and on an ongoing basis, whether each derivative is highly effective in offsetting changes in fair values or cash flows of the hedged item. If it is determined that a derivative is not highly effective as a hedge, or if a derivative ceases to be a highly effective hedge, CONSOL Energy will discontinue hedge accounting prospectively.

Accounting for Business Combinations:

CONSOL Energy accounts for its business acquisitions under the acquisition method of accounting consistent with the requirements of the Business Combination Topic of the FASB Accounting Standards Codification. The total cost of acquisitions is allocated to the underlying identifiable net assets, based on their respective estimated fair values. Determining the fair value of assets acquired and liabilities assumed requires management's judgment and often involves the use of significant estimates and assumptions with respect to future cash inflows and outflows, discount rates and asset lives, among other items.

Recent Accounting Pronouncements:

In February 2013, the Financial Accounting Standards Board issued Update 2013-04 - Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date. The objective of the amendments in this update is to provide guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date, except for obligations addressed within existing guidance in U.S. generally accepted accounting principles (GAAP). The guidance in this update requires an entity to measure obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date, as the sum of the following: (a.) The amount the reporting entity agreed to pay on the basis of its arrangement amount with its co-obligors, and (b.) Any additional amount the reporting entity expects to pay on behalf of its co-obligors. The guidance in this update also requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations. The amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The amendments in this update should be applied retrospectively to all prior periods presented for those obligations resulting from joint and several liability arrangements within the update's scope that exist at the beginning of an entity's fiscal year of adoption. We believe adoption of this new guidance will not have a material impact on CONSOL Energy's financial statements.

Reclassifications to Prior Period Financial Statements:

CONSOL Energy Inc. has continued to focus on a strategic shift in its operations to advance its E&P growth strategy. Beginning with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, the Company revised its presentation within the consolidated statements of income to more clearly present the results of operations of the Company’s core businesses. The accompanying consolidated financial statements reflect the reclassifications on the Consolidated Statement of Income and Note 26 - Guarantor Subsidiaries Financial Information for each of the three years in the period ended December 31, 2013. The reclassifications only impacted the Consolidated Statement of Income and Note 26 Guarantor Subsidiaries Financial Information for each of the three years in the period ended December 31, 2013.  We believe these reclassifications are a more transparent representation of our business and are more consistent with our historical management discussion and analysis.

Subsequent Events:

We have evaluated all subsequent events through the date the financial statements were issued. No material recognized or non-recognizable subsequent events were identified.

NOTE 2—DISCONTINUED OPERATIONS:
In December 2013, CONSOL Energy completed the sale of its Consolidation Coal Company (CCC) subsidiary, which includes all five of its longwall coal mines in West Virginia, to a subsidiary of Murray Energy Corporation (Murray Energy). CONSOL Energy retained overriding royalty interests in certain reserves sold in the agreement. Murray Energy also assumed $2,050,656 of CONSOL Energy's employee benefit obligations valued as of December 5, 2013 and its UMWA 1974 Pension Trust obligations. Murray Energy is primarily liable for all 1993 Coal Act liabilities. Cash proceeds of $825,285 were received related to this transaction, which were net of $24,715 in transaction fees. Proceeds are subject to adjustments related to working capital. A pre-tax gain of $1,035,346 was included in Income from Discontinued Operations on the Consolidated Statement of Income.
For all periods presented in the accompanying Consolidated Statement of Income, the sale of CCC was classified as discontinued operations. There were no other active businesses classified as discontinued operations in the three-year period ended December 31, 2013.
In late 2013, CONSOL Energy reclassified CCC to discontinued operations based on the decision to divest the business. The Consolidated Financial Statements for all periods presented were reclassified to reflect the business in discontinued operations. The divestiture of the CCC was completed on December 5, 2013.
The following table details selected financial information for the divested business included within discontinued operations:

	For the Years Ended December 31,
	2013	2012	2011
Sales	$2,598,875	$1,717,926	$1,740,196
Income (Loss) from operations before income taxes	$969,685	$90,587	$(84,972)
Income taxes (expense) benefit	(389,893)	(20,473)	35,794
Income (loss) from discontinued operations	$579,792	$70,114	$(49,178)

The major classes of assets and liabilities of discontinued operations are as follows:

	December 31, 2013	December 31, 2012
Assets:
Inventory	$—	$76,958
Current Deferred Income Tax Asset	—	63,327
Other Current Assets	—	8,945
Properties, plants, and equipment	—	1,682,909
Deferred Income Tax Asset	—	771,270
Other assets	—	10,842
Assets of discontinued operations	$—	$2,614,251
Liabilities:
Current Liabilities	$28,239	$233,214
Long Term Debt	—	1,573
Postretirement Benefits Other Than Pensions	—	1,949,801
Pneumoconiosis Benefits	—	60,645
Workers' Compensation	—	95,252
Mine Closing	—	156,909
Other liabilities	—	15,644
Liabilities of discontinued operations	$28,239	$2,513,038

NOTE 3—ACQUISITIONS AND DISPOSITIONS:
In December 2013, CONSOL Energy acquired the gas drilling rights to approximately 90,000 contiguous acres from Dominion Transmission, a unit of Dominion Resources. The acreage, which is associated with Dominion’s Fink-Kennedy, Lost Creek, and Racket Newberne gas storage fields in West Virginia, lies in the northern portion of Lewis County and the southern portion of Harrison County. CONSOL anticipates that over one-half of the acres will have wet gas. CONSOL Energy has acquired the gas rights to both the Marcellus Shale and the Upper Devonian formations in the storage fields. Consideration of up to $190 million will be paid by CONSOL Energy in two installments: 50% was paid at closing and the balance is due over time as the acres are drilled.  In addition, CONSOL Energy will pay an overriding royalty to Dominion Resources based on a sliding scale. Finally, CONSOL Energy has committed to be an anchor shipper on Dominion’s transmission system, with the specific terms to be negotiated at a future date. Noble Energy, our joint venture partner, acquired 50% of the acres and accordingly will reimburse CONSOL Energy for 50% of the associated costs. CONSOL Energy paid $91,243 in 2013 related to this transaction.

In August 2013, CONSOL Energy completed the sale of its 50% interest in the CONSOL Energy/Devon Energy joint venture in Alberta, Canada. The properties and coal leases included were those related to Grassy Mountain, Bellevue, Adanac, and Lynx Creek (Crowsnest Pass). Cash proceeds for the sale were $24,764. A gain of $15,260 was included in Other Income in the Consolidated Statement of Income.

In June 2013, CONSOL Energy completed the sale of Potomac coal reserves in Grant and Tucker Counties in West Virginia. Cash proceeds for the sale were $25,000. A gain of $24,663 was included in Other Income in the Consolidated Statement of Income.

In April 2013, the Company and the Commonwealth of Pennsylvania (Commonwealth) entered into a Settlement Agreement and Release settling all of the Commonwealth's claims regarding the Ryerson Park Dam (Dam) and the Ryerson Park Lake (Lake). The Settlement provided, in part, for the payment to the Commonwealth of $36,000 for use to rebuild the Dam and restore the Lake with $13,728 of the settlement amount credited to lease bonus and royalty payments on the Commonwealth's Marcellus gas interests within the Park, subject to the Company's agreement to extract the gas from surface facilities located outside of the boundaries of the Park.  The Settlement also provided, in part, for the conveyance by the Company to the Commonwealth of eight surface parcels containing approximately 506 acres of land adjoining the Park after the parcels are no longer needed for the Company's operations and the conveyance by the Commonwealth to the Company of certain coal and mining rights in an area of the Bailey Mine where a mining permit application is currently pending.

In March 2013, CNX Gas Company LLC (CNX Gas Company), a wholly owned subsidiary of CONSOL Energy, completed negotiations with the Allegheny County Airport Authority, which operates the Pittsburgh International Airport and the Allegheny County Airport, for the lease of the oil and gas rights on approximately 9.3 thousand acres.  A majority of these contiguous acres are in the liquids area of the Marcellus Shale play.  CNX Gas Company paid $46,315 as an up-front bonus payment at closing.  Approximately 7.6% of the bonus payment was placed into escrow while negotiations continue for a portion of the acres associated with the Allegheny County Airport and other acres that have potentially defective title.  CNX Gas Company must spud a well by February 21, 2015 and proceed with due diligence to complete the well or the lease terminates and CNX Gas Company forgoes the bonus. Our joint venture partner, Noble Energy Inc., has acquired a 50% interest in the acreage and accordingly, reimbursed CNX Gas Company for 50% of the associated costs during the year ended December 31, 2013.

In January 2013, CONSOL Energy completed a sale-leaseback of longwall shields for the Bailey Mine. Cash proceeds for the sale were $71,166. A loss of $358 was recognized due to transaction fees and was included in Other Income in the Consolidated Statement of Income. The lease has been accounted for as an operating lease. The lease term is five years.

On December 21, 2012, CONSOL Energy completed the disposition of its non-producing Ram River & Scurry Ram assets in Western Canada which consisted of 36 thousand acres of coal lands. In December 2012, cash proceeds of $51,869 were received related to this transaction. These proceeds were net of $637 in transaction fees. Additionally, a note receivable was recognized in 2012 related to the two additional cash payments to be received in June 2013 and June 2014. Payment of $25,500 was received in June 2013. A note receivable of $24,500 was included in Accounts and Notes Receivables - Notes Receivables in the Consolidated Balance Sheet at December 31, 2013. The gain on the transaction was $89,943 and was included in Other Income in the Consolidated Statement of Income for the year ended December 31, 2012.

On June 29, 2012, CONSOL Energy completed the disposition of its non-producing Northern Powder River Basin assets in southern Montana and northern Wyoming for cash proceeds of $169,500. The assets consisted of CONSOL Energy's 50% interest in Youngs Creek Mining Company LLC, CONSOL Energy's 50% interest in CX Ranch and related properties in and around Sheridan, Wyoming. The gain on the transaction was $150,677 and is included in Other Income in the Consolidated Statement of Income for the year ended December 31, 2012. Additionally, CONSOL Energy retained an 8% production royalty interest on approximately 200 million tons of permitted fee coal.

On April 4, 2012, CONSOL Energy completed the disposition of its non-producing Elk Creek property in southern West Virginia, which consisted of 20 thousand acres of coal lands and surface rights, for proceeds of $26,000. The gain on the transaction was $11,235 and is included in Other Income in the Consolidated Statement of Income for the year ended December 31, 2012.

On February 9, 2012, CONSOL Energy completed the disposition of its Burning Star No. 4 property in Illinois, which consisted of 4.3 thousand acres of coal lands and surface rights, for proceeds of $13,023. The gain on the transaction was $11,261 and is included in Other Income in the Consolidated Statement of Income for the year ended December 31, 2012.

On September 30 2011, CNX Gas Company and Noble formed CONE Gathering LLC (CONE), a joint venture established to develop and operate each company's gas gathering system needs in the Marcellus Shale play. CNX Gas Company's 50% ownership interest in CONE is accounted for under the equity method of accounting. CNX Gas contributed its existing Marcellus Shale gathering infrastructure which had a net book value of $119,740 and Noble contributed cash of approximately $67,545. CONE made a cash distribution to CNX Gas in the amount of $67,545. The cash proceeds were recorded as cash inflows of $59,870 and $7,675 in Distributions from Equity Affiliates and Proceeds from the Sale of Assets, respectively, on the Consolidated Statements of Cash Flow. The gain on the transaction was $7,161 and was recognized in the Consolidated Statements of Income as Other Income for the year ended December 31, 2011.

On September 21, 2011, CONSOL Energy entered into an agreement with Antero Resources Appalachian Corp. (Antero), pursuant to which CONSOL Energy assigned to Antero overriding royalty interests (ORRI) of approximately 7% in approximately 116 thousand net acres of Marcellus Shale located in nine counties in southwestern Pennsylvania and north central West Virginia, in exchange for proceeds of $193,000 before transaction fees of $2,619. The net gain on the transaction was $41,057 and was recognized in the Consolidated Statements of Income as Other Income for the year ended December 31, 2011.

NOTE 4—OTHER INCOME:

	For the Years Ended December 31,
	2013	2012	2011
Gain on disposition of assets (a)	$67,480	$282,006	$45,673
Equity in earnings of affiliates	33,133	27,048	24,663
Royalty income	16,906	16,853	17,969
Interest income	15,889	28,937	8,919
Pennsylvania Turnpike Settlement	9,000	—	—
Right-of-way issuance	4,536	3,966	12,157
Other	32,019	36,366	29,751
Total Other Income	$178,963	$395,176	$139,132

(a) See Note 3 - Acquisitions and Dispositions for additional information.

NOTE 5—INTEREST EXPENSE:

	For the Years Ended December 31,
	2013	2012	2011
Interest on debt	$260,233	$256,800	$264,080
Interest on other payables	2,682	1,296	(189)
Interest capitalized	(43,717)	(38,054)	(15,547)
Total Interest Expense	$219,198	$220,042	$248,344

Interest on other payables for the year ended December 31, 2013 includes interest expense of $1,369 related to uncertain tax positions. Interest on other payables for the years ended December 31, 2012 and December 31, 2011 includes a reversal of interest expense of $543 and $3,096, respectively, related to uncertain tax positions. See Note 7–Income Taxes, for further discussion.

NOTE 6—TAXES OTHER THAN INCOME:

	For the Years Ended December 31,
	2013	2012	2011
Production taxes	$84,984	$77,629	$99,442
Property taxes	36,338	43,679	35,495
Payroll taxes	32,779	32,478	33,155
Capital stock & franchise tax	6,833	9,013	3,670
Virginia employment enhancement tax credit	(4,683)	(4,311)	(6,109)
Other	4,376	3,938	8,739
Total Taxes Other Than Income	$160,627	$162,426	$174,392

NOTE 7—INCOME TAXES:

Income tax (benefit) expense provided on earnings from continuing operations consisted of:

	For The Years Ended December 31,
	2013	2012	2011
Current:
U.S. Federal	$6,728	$44,727	$161,474
U.S. State	(10,903)	1,508	32,150
Non-U.S	7,763	31,594	—
	3,588	77,829	193,624
Deferred:
U.S. Federal	(32,125)	23,300	30,034
U.S. State	(4,652)	(14,166)	(32,407)
Non-U.S.	—	1,765	—
	(36,777)	10,899	(2,373)

Total Income (Benefit) Expense	$(33,189)	$88,728	$191,251

The components of the net deferred tax liabilities are as follows:

	December 31,
	2013	2012
Deferred Tax Assets:
Postretirement benefits other than pensions	$337,836	$347,584
Mine closing	37,306	57,370
Alternative minimum tax	159,933	54,609
Pneumoconiosis benefits	44,580	46,164
Workers' compensation	31,008	25,191
Salary retirement	14,330	83,077
Net operating loss	168,658	27,277
Mine subsidence	35,655	20,804
Reclamation	20,978	26,716
Capital lease	22,489	23,103
Other	160,567	149,435
Total Deferred Tax Assets	1,033,340	861,330
Valuation Allowance**	(7,532)	(4,500)
Net Deferred Tax Assets	1,025,808	856,830

Deferred Tax Liabilities:
Property, plant and equipment	(954,007)	(976,505)
Gas hedge	(27,741)	(51,006)
Advance mining royalties	(38,105)	(33,950)
Other	(37,295)	(37,277)
Total Deferred Tax Liabilities	(1,057,148)	(1,098,738)

Net Deferred Tax Liability	$(31,340)	$(241,908)
**Valuation allowance of $(7,532) has been allocated to long-term deferred tax asset for 2013. Valuation allowance of $(4,500) has been allocated to long-term deferred tax asset for 2012.

A valuation allowance is required when it is more likely than not that all or a portion of a deferred tax asset will not be realized. All available evidence, both positive and negative, must be considered in determining the need for a valuation allowance. At December 31, 2013 and 2012, positive evidence considered included financial and tax earnings generated over the past three years for certain subsidiaries, future income projections based on existing fixed price contracts and forecasted expenses, reversals of financial to tax temporary differences and the implementation of and/or ability to employ various tax planning strategies. Negative evidence included financial and tax losses generated in prior periods and the inability to achieve forecasted results for those periods. CONSOL Energy continues to report, on an after federal tax basis, a deferred tax asset related to federal operating losses of $116,893 and state operating losses of $51,765 with a related valuation allowance of $7,532 at December 31, 2013. The deferred tax asset related to state operating losses, on an after tax adjusted basis, was $27,277 with a related valuation allowance of $4,500 at December 31, 2012. A review of positive and negative evidence regarding these tax benefits concluded that the valuation allowances for various CONSOL Energy subsidiaries was warranted. The net operating losses expire at various times between 2018 and 2032.

The deferred tax assets attributable to future deductible temporary differences for certain CONSOL Energy subsidiaries with histories of financial and tax losses were also reviewed for positive and negative evidence regarding the realization of the deferred tax assets. A valuation allowance of $4, after federal tax adjusted basis, has also been recorded for 2013. No valuation allowance was recognized in 2012. No allowances were recognized through other comprehensive income in 2013 or 2012. Management will continue to assess the potential for realizing deferred tax assets based upon income forecast data and the feasibility of future tax planning strategies and may record adjustments to valuation allowances against deferred tax assets in future periods, as appropriate, that could materially impact net income.

The following is a reconciliation stated as a percentage of pretax income from continuing operations, of the United States statutory federal income tax rate to CONSOL Energy's effective tax rate:

	For the Years Ended December 31,
	2013		2012		2011
	Amount	Percent	Amount	Percent	Amount	Percent
Statutory U.S. federal income tax rate	$16,126	35.0%	$142,340	35.0%	$305,524	35.0%
Excess tax depletion	(51,104)	(110.9)	(49,572)	(12.2)	(72,577)	(8.3)
Effect of medicare prescription drug, improvement and modernization act of 2003	2,112	4.6	2,112	0.5	2,112	0.2
Effect of domestic production activities	5,680	12.3	(7,215)	(1.8)	(21,938)	(2.5)
Federal and state tax accrual to tax return reconciliation	(1,406)	(3.1)	6,004	1.5	2,257	0.3
IRS and state tax examination settlements	3	—	(925)	(0.2)	(5,188)	(0.6)
Net effect of state income taxes	(2,399)	(5.2)	(8,737)	(2.1)	2,926	0.3
Effect of releasing valuation allowance	(4,659)	(10.1)	—	—	(22,618)	(2.6)
Effect of foreign tax	—	—	1,765	0.4	(1,822)	(0.2)
Other	2,458	5.3	2,956	0.7	2,575	0.3
Income Tax Expense / Effective Rate	$(33,189)	(72.1)%	$88,728	21.8%	$191,251	21.9%

A reconciliation of the beginning and ending gross amounts of unrecognized tax benefits is as follows:

	For the Years Ended
	December 31,
	2013	2012
Balance at beginning of period	$34,786	$37,586
Increase in unrecognized tax benefits resulting from tax positions taken during current period	—	—
Increase (decrease) in unrecognized tax benefits resulting from tax positions taken during prior periods	—	—
Reduction in unrecognized tax benefits as a result of the lapse of the applicable statute of limitations	—	(2,800)
Reduction of unrecognized tax benefits as a result of a settlement with taxing authorities	—	—
Balance at end of period	$34,786	$34,786

If these unrecognized tax benefits were recognized, CONSOL Energy's effective tax rate would be impacted by $2,071 at December 31, 2013 and 2012.

CONSOL Energy and its subsidiaries file income tax returns in the U.S. federal, various states and Canadian jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for the years before 2008.

In 2013, CONSOL Energy recognized no changes in unrecognized tax benefits. The IRS is continuing its audit of tax years 2008 and 2009 in 2014. During the next year, the statute of limitations for assessing additional income tax deficiencies will expire for certain tax years in several state tax jurisdictions. The expiration of the statute of limitations for these years will have an insignificant impact on CONSOL Energy's net income for the twelve-month period.

CONSOL Energy recognizes interest accrued related to unrecognized tax benefits in its interest expense. At December 31, 2013 and 2012, the Company had an accrued liability of $6,200 and $4,831 respectively, for interest related to uncertain tax positions. The accrued interest liabilities include $1,369 , $(543) and $(3,096) that were recorded in the Company's Consolidated Statements of Income for the years ended December 31, 2013, 2012 and 2011, respectively. During the year ended December 31, 2013, CONSOL Energy paid no interest related to income tax deficiencies.

CONSOL Energy recognizes penalties accrued related to unrecognized tax benefits in its income tax expense. As of December 31, 2013, 2012 and 2011, there were no accrued penalties recognized.

NOTE 8—MINE CLOSING, RECLAMATION & GAS WELL CLOSING:
CONSOL Energy accrues for reclamation, mine closing costs, perpetual water care costs and dismantling and removing costs of gas related facilities using the accounting treatment prescribed by the Asset Retirement and Environmental Obligations Topic of the FASB Accounting Standards Codification. CONSOL Energy recognizes capitalized asset retirement costs by increasing the carrying amount of related long-lived assets, net of the associated accumulated depreciation. The obligation for asset retirements is included in Mine Closing, Reclamation, Gas Well Closing and Other Accrued Liabilities on the Consolidated Balance Sheets.
The reconciliation of changes in the asset retirement obligations at December 31, 2013 and 2012 is as follows:

	As of December 31,
	2013	2012
Balance at beginning of period	$539,177	$500,648
Accretion expense	41,909	37,922
Payments	(38,198)	(36,086)
Revisions in estimated cash flows	42,558	40,832
Other	15,429	(4,139)
Balance at end of period	$600,875	$539,177
For the year ended December 31, 2013, Other includes $15,429 related to a contractual agreement between CONSOL Energy and Murray Energy whereas CONSOL Energy will retain the obligation of water treatment at sixteen locations sold to Murray Energy.

For the year ended December 31, 2012, Other includes $(4,139) related to the disposition of the non-producing Elk Creek property. See Note 3 - Acquisitions and Dispositions for additional details.

NOTE 9—INVENTORIES:
Inventory components consist of the following:

	December 31,
	2013	2012
Coal	$31,944	$53,452
Merchandise for resale	38,263	35,363
Supplies	87,707	81,993
Total Inventories	$157,914	$170,808

Inventories are stated at the lower of cost or market. The cost of coal inventories is determined by the first-in, first-out (FIFO) method. Coal inventory costs include labor, supplies, equipment costs, operating overhead, depreciation, depletion and amortization, and other related costs.

Merchandise for resale is valued using the last-in, first-out (LIFO) cost method. The excess of replacement cost of merchandise for resale inventories over carrying LIFO value was $18,836 and $19,700 at December 31, 2013 and December 31, 2012, respectively.

NOTE 10—ACCOUNTS RECEIVABLE SECURITIZATION:
CONSOL Energy and certain of our U.S. subsidiaries are party to a trade accounts receivable facility with financial institutions for the sale on a continuous basis of eligible trade accounts receivable. The facility allows CONSOL Energy to receive, on a revolving basis, up to $200,000. The facility also allows for the issuance of letters of credit against the $200,000 capacity. At December 31, 2013, there were letters of credit outstanding against the facility of $66,055. CONSOL Energy management believes that these guarantees will expire without being funded, and therefore the commitments will not have a material adverse effect on the Company's financial condition. No amounts related to these financial guarantees and letters of credit are recorded as liabilities on the financial statements.
CNX Funding Corporation, a wholly owned, special purpose, bankruptcy-remote subsidiary, buys and sells eligible trade receivables generated by certain subsidiaries of CONSOL Energy. Under the receivables facility, CONSOL Energy and certain subsidiaries, irrevocably and without recourse, sell all of their eligible trade accounts receivable to CNX Funding Corporation, who in turn sells these receivables to financial institutions and their affiliates, while maintaining a subordinated interest in a portion of the pool of trade receivables. This retained interest, which is included in Accounts and Notes Receivable Trade in the Consolidated Balance Sheets, is recorded at fair value. Due to a short average collection cycle for such receivables, our collection experience history and the composition of the designated pool of trade accounts receivable that are part of this program, the fair value of our retained interest approximates the total amount of the designated pool of accounts receivable. CONSOL Energy will continue to service the sold trade receivables for the financial institutions for a fee based upon market rates for similar services.
In accordance with the Transfers and Servicing Topic of the Financial Accounting Standards Board (FASB) Accounting Standards Codification, CONSOL Energy records transactions under the securitization facility as secured borrowings on the Consolidated Balance Sheets.  The pledge of collateral is reported as Accounts Receivable - Securitized and the borrowings are classified as debt in Borrowings under Securitization Facility.
The cost of funds under this facility is based upon LIBOR and commercial paper rates, plus a charge for administrative services paid to the financial institutions. Costs associated with the receivables facility totaled $1,737, $1,723 and $1,986 for the years ended December 31, 2013, 2012 and 2011, respectively. These costs have been recorded as financing fees which are included in Cost of Goods Sold and Other Operating Charges in the Consolidated Statements of Income. No servicing asset or liability has been recorded. The receivables facility expires in March 2017 with the underlying liquidity agreement renewing annually each March.
At December 31, 2013 and December 31, 2012, eligible accounts receivable totaled $115,000 and $200,000, respectively. There was $48,945 in subordinated retained interest at December 31, 2013 and there was no subordinated retained interest at December 31, 2012. There were no borrowings under the securitization facility recorded on the Consolidated

Balance Sheets at December 31, 2013 and $37,846 borrowings under the securitization facility recorded on the Consolidated Balance Sheets at December 31, 2012. Also, a $37,846 decrease, a $37,846 increase, and a $200,000 decrease in the accounts receivable securitization facility for the years ended December 31, 2013, 2012 and 2011, respectively, are reflected in the Net Cash Used In Financing Activities in the Consolidated Statement of Cash Flows. In accordance with the facility agreement, the Company is able to receive proceeds based upon the eligible accounts receivable at the previous month end.
NOTE 11—PROPERTY, PLANT AND EQUIPMENT:

	December 31,
	2013	2012
Coal & Other Plant and Equipment	$3,681,051	$3,414,940
Intangible Drilling Cost	1,937,336	1,550,297
Proven Properties	1,670,404	1,596,838
Unproven Properties	1,463,406	1,266,017
Coal Properties and Surface Lands	1,404,056	1,164,107
Gathering Equipment	1,058,008	1,006,882
Wells and Related Equipment	688,548	492,364
Airshafts	397,466	366,054
Leased Coal Lands	393,372	529,758
Coal Advance Mining Royalties	381,348	381,343
Mine Development	354,607	262,511
Other Gas Assets	126,239	82,217
Gas Advance Royalties	22,668	8,229
Total Property, Plant and Equipment	13,578,509	12,121,557
Less Accumulated Depreciation, Depletion and Amortization	4,136,247	3,613,499
Total Net Property, Plant and Equipment	$9,442,262	$8,508,058
The following assets are amortized using the units-of-production method. Amounts reflect properties where mining or drilling operations have not yet commenced and therefore, are not being amortized for the years ended December 31, 2013 and 2012, respectively.

	December 31,
	2013	2012
Unproven gas properties	$1,487,166	$1,266,017
Coal properties	273,242	317,676
Mine Development	238,356	145,940
Leased coal lands	99,506	118,697
Coal advance mining royalties	48,043	55,749
Airshafts	38,794	21,866
Gas advance royalties	22,668	8,229
Total	$2,207,775	$1,934,174

As of December 31, 2013 and 2012, plant and equipment includes gross assets under capital lease of $96,015 and $93,745, respectively. For the years ended December 31, 2013 and 2012, the Gas segment maintains a capital lease for the Jewell Ridge Pipeline of $66,919, which is included in Gas gathering equipment. For the years ended December 31, 2013 and 2012, the Gas segment also maintains a capital lease for vehicles of $10,652 and $9,248, respectively, which are included in Other gas assets. For the years ended December 31, 2013 and 2012, the All Other segment maintains capital leases for vehicles and computer equipment of $18,444 and $17,578, respectively, which are included in Coal and other plant and equipment. Accumulated amortization for capital leases was $50,371 and $44,726 at December 31, 2013 and 2012, respectively. Amortization expense for capital leases is included in Depreciation, Depletion and Amortization in the Consolidated Statements of Income. See Note 15–Leases for further discussion of capital leases.

Industry Participation Agreements

CONSOL Energy has two significant industry participation agreements (referred to as "joint ventures" or "JVs") that provided drilling and completion carries for our retained interests.

On October 21, 2011, CNX Gas Company, a wholly owned subsidiary of CONSOL Energy, completed a sale to Hess Ohio Developments, LLC (Hess) a 50% interest in nearly 200 thousand net Utica Shale acres in Ohio. Cash proceeds related to this transaction were $54,254, which were net of $5,719 in transaction fees. Additionally, CONSOL Energy and Hess entered into a joint development agreement pursuant to which Hess agreed to pay approximately $534,000 in the form of a 50% drilling carry of certain CONSOL Energy working interest obligations as the acreage is developed. The net gain on the transaction was $53,095 and was recognized in the Consolidated Statements of Income as Other Income for the year ended December 31, 2011. CONSOL Energy and Hess have agreed to focus their development efforts on six core counties in southeastern Ohio, in which the joint venture holds approximately 73,000 mostly fee acres. To this end, the parties have agreed to pursue the sale of approximately 63,000 acres outside of the focus areas. In addition, as previously disclosed, based on title work performed by Hess as part of the title defect process, we believe that there are chain of title issues with respect to approximately 39,000 of the joint venture acres representing approximately $153,000 of carry, most of which likely cannot be cured. These acres, together with another 26,000 acres of allegedly defective acres have been reassigned to CONSOL Energy. CONSOL Energy may elect to cure the alleged defects related to these acres and develop them, or sell the acres for its own account. After taking into account the reassignment of approximately 65,000 acres, the parties have agreed that the total carry remaining after these adjustments is $335,000. The loss of these Utica Shale acres will not have a material impact on the Company's financial statements.

On September 30, 2011, CNX Gas Company completed a sale to Noble Energy, Inc. (Noble) of 50% of the Company's undivided interest in certain Marcellus Shale oil and gas properties in West Virginia and Pennsylvania covering approximately 628 thousand net acres and 50% of the Company's undivided interest in certain of its existing Marcellus Shale wells and related leases. In September 2011, cash proceeds of $485,464 were received related to this transaction, which were net of $34,998 transaction fees. Additionally, a note receivable was recognized related to the two additional cash payments to be received on the first and second anniversary of the transaction closing date. In September 2013, cash proceeds of $327,964 were received related to the second anniversary note receivable. In September 2012, cash proceeds of $327,964 were received related to the first anniversary note receivable. During December 2011, an additional receivable of $16,703 and a payable of $980 were recorded for closing adjustments and were included in Accounts and Notes Receivable - Other and Accounts Payable, respectively. Adjusted cash proceeds of $15,598 related to the additional receivable were received in April 2012. The net loss on the transaction was $64,142 and was recognized in the Consolidated Statements of Income as Other Income for the year ended December 31, 2011. As part of the transaction, CNX Gas Company also received a commitment from Noble to pay one-third of the Company's working interest share of certain drilling and completion costs, up to approximately $2,100,000 with certain restrictions. These restrictions include the suspension of carry if average Henry Hub natural gas prices are below $4.00 per million British thermal units (MMbtu) for three consecutive months. The carry is currently suspended and will remain suspended until average natural gas prices are above $4.00/MMbtu for three consecutive months. Restrictions also include a $400,000 annual maximum on Noble's carried cost obligation.

The following unaudited pro forma combined financial statements are based on CONSOL Energy's historical consolidated financial statements and adjusted to give effect to the September 30, 2011 sale of a 50% interest in certain Marcellus Shale assets. The unaudited pro forma results for the periods presented below are prepared as if the transaction occurred as of January 1, 2010 and do not include material, non-recurring charges.

Year Ended
December 31,
2011
Total Revenue and Other Income	$6,073,904
Earnings Before Income Taxes	$775,807
Net Income Attributable to CONSOL Energy Inc. Shareholders	$623,114
Basic Earnings Per Share	$2.75
Dilutive Earnings Per Share	$2.72
The pro forma results are not necessarily indicative of what actually would have occurred if the transaction had been completed as of January 1, 2010, nor are they necessarily indicative of future consolidated results.
Under our joint venture agreement with Noble, Noble had the right to perform due diligence on the title to the oil and gas interests which we conveyed to them and to assert that title to the acreage is defective. CONSOL Energy could then review and respond to the asserted title defects, or cure them, and ultimately, if the claim is not resolved, either party could submit the defect to an arbitrator for resolution. We have completed our review of the title defect notice asserted by Noble, and working in collaboration with them, we have addressed defects with respect to approximately 87,851 gross deal acres, having a carry value of approximately $551,000, and successfully resolved such defects to the satisfaction of both parties. We have conceded defects which have an aggregate value of approximately $216,000 in excess of the applicable deductibles and the carry payable by Noble Energy to CONSOL Energy has been reduced by this amount. The impact of these conceded defects was $23,058 and $3,526 of expense for the years ended December 31, 2013 and 2012, respectively, and is included in Cost of Goods Sold and Other Charges in the Consolidated Statements of Income. The parties have resolved substantially all outstanding asserted defects.

The following table provides information about our industry participation agreements as of December 31, 2013:

	Industry	Industry
	Participation	Participation	Drilling
Shale	Agreement	Agreement	Carries
Play	Partner	Date	Remaining
Marcellus	Noble	September 30, 2011	$1,873,785
Utica	Hess	October 21, 2011	$230,353

NOTE 12—SHORT-TERM NOTES PAYABLE:

CONSOL Energy's $1,000,000 Senior Secured Credit Agreement, as amended by Amendment No. 1 dated December 5, 2013, expires April 12, 2016. The amendment reduced the availability from $1,500,000 to $1,000,000 resulting in an acceleration of previously deferred financing charges of $3,195 during the year ended December 31, 2013. The facility is secured by substantially all of the assets of CONSOL Energy and certain of its subsidiaries. CONSOL Energy's credit facility allows for up to $1,000,000 of borrowings and letters of credit. CONSOL Energy can request an additional $250,000 increase in the aggregate borrowing limit amount. Fees and interest rate spreads are based on a ratio of financial covenant debt to twelve-month trailing earnings before interest, taxes, depreciation, depletion and amortization (Adjusted EBITDA), measured quarterly. The facility includes a minimum interest coverage ratio covenant of no less than 1.50 to 1.00, measured quarterly through March 30, 2015 and 2.00 to 1.00 thereafter. The interest coverage ratio was 2.21 to 1.00 at December 31, 2013. The facility also includes a senior secured leverage ratio covenant of not more than 2.00 to 1.00, measured quarterly. The senior secured leverage ratio was less than 1.00 to 1.00 at December 31, 2013. Affirmative and negative covenants in the facility limit our ability to dispose of assets, make investments, purchase or redeem CONSOL Energy common stock, pay dividends, merge with another corporation and amend, modify or restate the senior unsecured notes. At December 31, 2013, the $1,000,000 facility had no borrowings outstanding and $206,988 of letters of credit outstanding, leaving $793,012 of capacity available for borrowings and the issuance of letters of credit. At December 31, 2012, the former $1,500,000 facility had no borrowings outstanding and $100,292 of letters of credit outstanding, leaving $1,399,708 of capacity available for borrowings and the issuance of letters of credit.

CNX Gas Corporation's (CNX Gas) $1,000,000 Senior Secured Credit Agreement expires April 12, 2016. The facility is secured by substantially all of the assets of CNX Gas and its subsidiaries. CNX Gas' credit facility allows for up to $1,000,000 of borrowings and letters of credit. CNX Gas can request an additional $250,000 increase in the aggregate borrowing limit amount. Fees and interest rate spreads are based on the percentage of facility utilization, measured quarterly. Covenants in the facility limit CNX Gas' ability to dispose of assets, make investments, pay dividends and merge with another corporation. The credit facility allows investments in joint ventures for the development and operation of gas gathering systems and provides for $600,000 of loans, advances and dividends from CNX Gas to CONSOL Energy. Investments in CONE are unrestricted. The facility includes a maximum leverage ratio covenant of not more than 3.50 to 1.00, measured quarterly. The leverage ratio was 0.61 to 1.00 at December 31, 2013. The facility also includes a minimum interest coverage ratio covenant of no less than 3.00 to 1.00, measured quarterly. This ratio was 25.33 to 1.00 at December 31, 2013. At December 31, 2013, the $1,000,000 facility had no borrowings outstanding and $87,643 of letters of credit outstanding, leaving $912,357 of capacity available for borrowings and the issuance of letters of credit. At December 31, 2012, the $1,000,000 facility had no borrowings outstanding and $70,203 of letters of credit outstanding, leaving $929,797 of capacity available for borrowings and the issuance of letters of credit.

CONSOL Energy entered into an interim funding arrangement for longwall shields. At December 31, 2012, CONSOL Energy had a note payable of $25,073 related to this funding arrangement. The interim funding arrangement bore a weighted average interest rate of 2.46% as of December 31, 2012. There were no interim funding agreements outstanding at December 31, 2013.

NOTE 13—OTHER ACCRUED LIABILITIES:

	December 31,
	2013	2012
Subsidence liability	$98,573	$88,939
Accrued interest	63,600	63,687
Accrued payroll and benefits	38,953	39,172
Short-term incentive compensation	30,371	28,744
Uncertain income tax positions	28,530	2,100
Accrued other taxes	26,305	35,943
Other	122,902	144,352
Current portion of long-term liabilities:
Postretirement benefits other than pensions	60,847	58,452
Mine closing	30,320	25,081
Gas well closing	23,971	9,729
Workers' compensation	13,628	9,176
Reclamation	9,552	20,582
Pneumoconiosis benefits	9,212	8,838
Salary retirement	4,593	6,937
Long-term disability	4,340	4,016
Total Other Accrued Liabilities	$565,697	$545,748

NOTE 14—LONG-TERM DEBT:

	December 31,
	2013	2012
Debt:
Senior notes due April 2017 at 8.00%, issued at par value	$1,500,000	$1,500,000
Senior notes due April 2020 at 8.25%, issued at par value	1,250,000	1,250,000
Senior notes due March 2021 at 6.375%, issued at par value	250,000	250,000
MEDCO revenue bonds in series due September 2025 at 5.75%	102,865	102,865
Advance royalty commitments (7.93% and 7.43% weighted average interest rate for December 31, 2013 and 2012, respectively)	11,182	19,103
Other long-term notes maturing at various dates through 2031 (total value of $5,923 and $7,300 less unamortized discount of $1,050 and $1,542 at December 31, 2013 and December 31,2012, respectively).	4,873	5,758
	3,118,920	3,127,726
Less amounts due in one year *	2,957	4,126
Long-Term Debt	$3,115,963	$3,123,600

* Excludes current portion of Capital Lease Obligations of $8,498 and $8,358 at December 31, 2013 and December 31, 2012, respectively.

Annual undiscounted maturities on long-term debt during the next five years are as follows:

Year ended December 31,	Amount
2014	$3,364
2015	4,276
2016	3,457
2017	1,502,484
2018	1,403
Thereafter	1,609,159
Total Long-Term Debt Maturities	$3,124,143
In August 2011, CONSOL Energy paid $16,090 which was the remaining principal balance on the 6.10% Notes due December 2012. The early debt retirement was completed as a condition of a drilling services contract termination with a variable interest entity.
Transaction and financing fees of $14,907 were incurred during the year ended December 31, 2011 related to the solicitation of consents from the holders of CONSOL Energy's outstanding 8.00% Senior Notes due 2017, 8.25% Senior Notes due 2020 and 6.375% Senior Notes due 2021. The consents allowed an amendment of the indentures for each of those notes, clarifying that the joint venture transactions with Noble and Hess were permissible under those indentures. See Note 2–Acquisitions and Dispositions for additional information.
NOTE 15—LEASES:
CONSOL Energy uses various leased facilities and equipment in our operations. Future minimum lease payments under capital and operating leases, together with the present value of the net minimum capital lease payments, at December 31, 2013, are as follows:

	Capital	Operating
	Leases	Leases
Year Ended December 31,
2014	$12,059	$90,565
2015	10,984	85,225
2016	9,842	73,158
2017	8,758	66,536
2018	8,128	41,221
Thereafter	21,272	81,321
Total minimum lease payments	$71,043	$438,026
Less amount representing interest (0.63% – 7.36%)	14,949
Present value of minimum lease payments	56,094
Less amount due in one year	8,498
Total Long-Term Capital Lease Obligation	$47,596
Rental expense under operating leases was $90,128, $83,064, and $75,696 for the years ended December 31, 2013, 2012 and 2011, respectively.

At December 31, 2013, certain of the above operating leases for mining equipment were subleased to third parties. The following represents the minimum rental payments for those operating subleases:

2014	2015	2016	2017	2018	Thereafter	Total
$33,084	$33,084	$33,084	$26,685	$26,685	$13,343	$165,965

CONSOL Energy leases certain owned mining equipment to a third party under operating leases. The owned equipment included in gross property, plant and equipment was $53,484, with no accumulated depreciation at December 31, 2013.

At December 31, 2013, scheduled minimum rental payments for operating leases related to this equipment were as follows:

2014	2015	2016	2017	2018	Thereafter	Total
$8,561	$8,561	$7,637	$4,496	$2,992	$2,328	$34,575

NOTE 16—PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS:
CONSOL Energy has non-contributory defined benefit retirement plans covering substantially all salaried employees. The benefits for these plans are based primarily on years of service and employees' pay near retirement. CONSOL Energy's salaried plan allows for lump-sum distributions of benefits earned up until December 31, 2005, at the employees' election. The Restoration Plan was frozen effective December 31, 2006 and was replaced prospectively with the CONSOL Energy Supplemental Retirement Plan. CONSOL Energy's Restoration Plan allows only for lump-sum distributions earned up until December 31, 2006. Effective September 8, 2009, the Supplemental Retirement Plan was amended to include employees of CNX Gas. The Supplemental Retirement Plan was frozen effective December 31, 2011 for certain employees and was replaced prospectively with the CONSOL Energy Defined Contribution Restoration Plan.

Certain subsidiaries of CONSOL Energy provide medical and life insurance benefits to retired employees not covered by the Coal Industry Retiree Health Benefit Act of 1992. The medical plans contain certain cost sharing and containment features, such as deductibles, coinsurance, health care networks and coordination with Medicare. For salaried or non-represented hourly employees hired before January 1, 2007, the eligibility requirement is either age 55 with 20 years of service or age 62 with 15 years of service. Also, salaried employees and retirees contribute a target of 20% of the medical plan operating costs. Contributions may be higher, dependent on either years of service or a combination of age and years of service at retirement. Prospective annual cost increases of up to 6% will be shared by CONSOL Energy and the participants based on their age and years of service at retirement. Annual cost increases in excess of 6% will be the responsibility of the participants. In 2012, the salaried OPEB plan was amended to reduce medical and prescription drug benefits as of January 1, 2014. The plan amendment calls for a fixed annual retiree medical contribution into a Health Reimbursement Account for eligible employees. The amount of the contribution will be dependent on several factors, and the money in the account can be used to help pay for a commercial medical plan, Medicare Part B or Part D premiums, and other qualified medical expenses. Employees who work or worked in corporate or operational support positions at retirement and who are age 50 or older at December 31, 2013 will receive the revised benefit in lieu of the current retiree medical and prescription drug benefits described above upon meeting the eligibility requirements at retirement. Employees who work or worked in corporate or operational support positions who are under age 50 at December 31, 2013 will receive no retiree medical or prescription drug benefits. In addition, any salaried or non-represented hourly employees that were hired or rehired effective January 1, 2007 or later and do not work in a corporate or operational support position are not eligible for retiree health benefits. In lieu of traditional retiree health coverage, if certain eligibility requirements are met, these employees will receive a retiree medical spending allowance of $2,250 per year for each year of service at retirement.

On March 31, 2012, the salaried OPEB plan was remeasured to reflect the announced plan amendment, which is described above. The remeasurement reflected the reduction in benefits and the change in discount rate to 4.57% at March 31, 2012 from 4.51% at December 31, 2011. The remeasurement resulted in an $80,571 reduction in the OPEB liability with a corresponding adjustment of $50,276 in other comprehensive income, net of $30,295 in deferred taxes. The change resulted in a $9,425 reduction in OPEB expense compared to what was originally expected to be recognized for the year ended December 31, 2012.
The OPEB liability includes $3,000 and $12,400 as of December 31, 2013 and 2012, respectively, due to the PPACA reform legislation; in particular, the estimated impact of the potential excise tax beginning in 2018. The estimated liability for the excise tax was calculated using the following assumptions: testing pre-Medicare and Medicare covered retirees on a combined basis; assuming individual participants have an average claim cost and future healthcare trend assumptions equal to those used in the year-end valuation; assuming the 2018 tax threshold amount to increase for inflation in later years. These assumptions may change once additional guidance becomes available. The 2013 and 2012 OPEB liability also includes the estimated impact of PPACA legislation regarding the fees to support the Transitional Reinsurance Program. Due to the fact that the state-based exchanges are expected to incur losses during their first few years of existence, the legislation provides for a temporary fee on health insurance issuers and self-insured group health plans that will be used to support these exchanges. The fee is payable for plan years 2014 through 2016. The fee for 2014 is $63 per covered pre-Medicare person, and is estimated to drop to $42 and $26 per covered pre-65 person in 2015 and 2016, respectively.

According to the Defined Benefit Plans Topic of the Financial Accounting Standards Board (FASB) Accounting Standards Codification, if the lump sum distributions made for the plan year, which for CONSOL Energy is January 1 to December 31, exceed the total of the projected service cost and interest cost for the plan year, settlement accounting is required. Lump sum payments exceeded this threshold during the year ended December 31, 2013. Accordingly, CONSOL Energy recognized expense of $39,482 for the year ended December 31, 2013 in Costs of Goods Sold and Other Operating Charges in the Consolidated Statement of Income. The settlement charges represented a pro rata portion of the net unrecognized loss based on the percentage reduction in the projected benefit obligation due to the lump sum payments. The settlement charges noted above also resulted in remeasurements of the pension plan throughout 2013.

On December 5, 2013, CONSOL Energy completed the sale of its Consolidation Coal Company and certain other subsidiaries to Murray Energy Corporation. As a result of the sale, the obligations for certain participants of the OPEB Plan are the primary responsibility of Murray Energy. This reduced CONSOL Energy's OPEB liability by $1,891,057 at December 31, 2013. These plan settlements resulted in adjustments of $339,318 in Other Comprehensive Income, net of $203,610 in deferred taxes at December 31, 2013. As the result of corporate staffing reductions associated with the sale, the Pension and OPEB plans also recognized curtailment gains of $374 and $39,650 for the year ended December 31, 2013. The curtailment gains resulted in adjustments of $231 and $24,515 in Other Comprehensive Income, net of $143 and $15,135 in deferred taxes for the Pension Plan and the OPEB plan, respectively, at December 31, 2013.

The reconciliation of changes in the benefit obligation, plan assets and funded status of these plans at December 31, 2013 and 2012, is as follows:

	Pension Benefits		Other Postretirement Benefits
	at December 31,		at December 31,
	2013	2012	2013	2012
Change in benefit obligation:
Benefit obligation at beginning of period	$953,102	$857,352	$3,018,172	$3,242,200
Service cost	20,865	20,466	18,680	18,817
Interest cost	36,829	37,586	111,687	135,695
Actuarial loss (gain)	(82,718)	90,502	(73,632)	(131,150)
Plan amendments	—	—	—	(80,570)
Plan curtailments	(6,551)	—	—	—
Plan settlements	(86,925)	—	(1,891,057)	—
Participant contributions	—	—	6,150	5,651
Benefits and other payments	(21,958)	(52,804)	(168,026)	(172,471)
Benefit obligation at end of period	$812,644	$953,102	$1,021,974	$3,018,172

Change in plan assets:
Fair value of plan assets at beginning of period	$728,161	$582,571	$—	$—
Actual return on plan assets	94,084	87,935	—	—
Company contributions	55,469	110,459	161,876	166,820
Participant contributions	—	—	6,150	5,651
Benefits and other payments	(21,958)	(52,804)	(168,026)	(172,471)
Plan Settlements	(86,925)	—	—	—
Fair value of plan assets at end of period	$768,831	$728,161	$—	$—

Funded status:
Noncurrent assets	$9,032	$—	$—	$—
Current liabilities	(4,593)	(6,937)	(60,847)	(58,452)
Noncurrent liabilities	(48,252)	(218,004)	(961,127)	(882,600)
Liabilities of discontinued operations	—	—	—	(2,077,120)
Net obligation recognized	$(43,813)	$(224,941)	$(1,021,974)	$(3,018,172)

Amounts recognized in accumulated other comprehensive income consist of:
Net actuarial loss	$286,637	$495,511	$433,073	$1,116,051
Prior service credit	(4,629)	(6,614)	(34,086)	(104,288)
Net amount recognized (before tax effect)	$282,008	$488,897	$398,987	$1,011,763

The components of net periodic benefit costs are as follows:

	Pension Benefits			Other Postretirement Benefits
	For the Years Ended December 31,			For the Years Ended December 31,
	2013	2012	2011	2013	2012	2011
Components of net periodic benefit cost:
Service cost	$20,865	$20,466	$17,457	$18,680	$18,817	$13,677
Interest cost	36,829	37,586	37,744	111,687	135,695	179,739
Expected return on plan assets	(51,814)	(46,157)	(38,522)	—	—	—
Amortization of prior service (credits)	(1,611)	(1,630)	(666)	(30,552)	(51,828)	(46,397)
Recognized net actuarial loss	37,853	47,834	38,102	66,417	80,875	105,364
Curtailment gain	(374)	—	—	(39,650)	—	—
Settlement loss (gain)	39,482	—	—	(1,348,129)	—	—
Net periodic benefit cost (credit)	$81,230	$58,099	$54,115	$(1,221,547)	$183,559	$252,383

Expenses (income) attributable to discontinued operations included in the net periodic cost (credit) above (including settlements and curtailments associated with the sale of CCC and certain subsidiaries to Murray Energy) were $8,231, $11,587, and $10,693 for the years ended December 31, 2013, 2012, and 2011, respectively, for the Pension Plans and were $(1,293,975), $101,418, and $140,524 for the years ended December 31, 2013, 2012, and 2011, respectively, for the Other Postretirement Benefits Plan.

Amounts included in accumulated other comprehensive loss, expected to be recognized in 2014 net periodic benefit costs:

		Other
	Pension	Postretirement
	Benefits	Benefits
Prior Service (credit) recognition	$(1,384)	$(8,784)
Actuarial loss recognition	$23,564	$25,474

The following table provides information related to pension plans with an accumulated benefit obligation in excess of plan assets:

	As of December 31,
	2013	2012
Projected benefit obligation	$52,845	$953,102
Accumulated benefit obligation	$50,820	$895,493
Fair value of plan assets	$—	$728,161

Assumptions:

The weighted-average assumptions used to determine benefit obligations are as follows:

	Pension Benefits		Other Postretirement Benefits
	For the Year Ended		For the Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Discount rate	4.87%	4.00%	4.88%	4.05%
Rate of compensation increase	4.23%	3.77%	—	—

The discount rates are determined using a Company-specific yield curve model (above-mean) developed with the assistance of an external actuary. The Company-specific yield curve models (above-mean) use a subset of the expanded bond universe to determine the Company-specific discount rate.  Bonds used in the yield curve are rated AA by Moody's or Standard & Poor's as of the measurement date. The yield curve models parallel the plans' projected cash flows, and the underlying cash flows of the bonds included in the models exceed the cash flows needed to satisfy the Company plans'.

The weighted-average assumptions used to determine net periodic benefit costs are as follows:

	Pension Benefits at			Other Postretirement Benefits at
	December 31,			December 31,
	2013	2012	2011	2013	2012	2011
Discount rate	4.00%	4.50%	5.30%	4.05%	4.51%	5.33%
Expected long-term return on plan assets	7.75%	8.00%	8.00%	—	—	—
Rate of compensation increase	3.77%	3.82%	3.66%	—	—	—

The long-term rate of return is the sum of the portion of total assets in each asset class held multiplied by the expected return for that class, adjusted for expected expenses to be paid from the assets. The expected return for each class is determined using the plan asset allocation at the measurement date and a distribution of compound average returns over a 20-year time horizon. The model uses asset class returns, variances and correlation assumptions to produce the expected return for each portfolio. The return assumptions used forward-looking gross returns influenced by the current Treasury yield curve. These returns recognize current bond yields, corporate bond spreads and equity risk premiums based on current market conditions.
The assumed health care cost trend rates are as follows:

	At December 31,
	2013	2012	2011
Health care cost trend rate for next year	6.17%	6.30%	6.85%
Rate to which the cost trend is assumed to decline (ultimate trend rate)	4.50%	4.50%	4.50%
Year that the rate reaches ultimate trend rate	2026	2026	2026

Assumed health care cost trend rates have a significant effect on the amounts reported for the medical plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

	1-Percentage	1-Percentage
	Point Increase	Point Decrease
Effect on total of service and interest cost components	$17,296	$(14,297)
Effect on accumulated postretirement benefit obligation	$123,355	$(103,788)

Assumed discount rates also have a significant effect on the amounts reported for both pension and other benefit costs. A one-quarter percentage point change in assumed discount rate would have the following effect on benefit costs:

	0.25 Percentage	0.25 Percentage
	Point Increase	Point Decrease
Pension benefit costs (decrease) increase	$(1,797)	$1,798
Other postemployment benefits costs (decrease) increase	$(3,690)	$3,830

Plan Assets:

The company’s overall investment strategy is to meet current and future benefit payment needs through diversification across asset classes, fund strategies and fund managers to achieve an optimal balance between risk and return and between income and growth of assets through capital appreciation. The target allocations for plan assets are 31 percent U.S. equity securities, 20 percent non-U.S. equity securities, 9 percent global equity securities, and 40 percent fixed income. Both the equity and fixed income portfolios are comprised of both active and passive investment strategies. The Trust is primarily invested in Mercer Common Collective Trusts. Equity securities consist of investments in large and mid/small cap companies with non-U.S. equities being derived from both developed and emerging markets. Fixed income securities consist of U.S. as well as international instruments, including emerging markets. The core domestic fixed income portfolios invest in government, corporate, asset-backed securities and mortgage-backed obligations. The average quality of the fixed income portfolio must be rated at least “investment grade” by nationally recognized rating agencies. Within the fixed income asset class, investments are invested primarily across various strategies such that its overall profile strongly correlates with the interest rate sensitivity of the Trust’s liabilities in order to reduce the volatility resulting from the risk of changes in interest rates and the impact of such changes on the Trust’s overall financial status. Derivatives, interest rate swaps, options and futures are permitted investments for the purpose of reducing risk and to extend the duration of the overall fixed income portfolio; however they may not be used for speculative purposes. All or a portion of the assets may be invested in mutual funds or other comingled vehicles so long as the pooled investment funds have an adequate asset base relative to their asset class; are invested in a diversified manner; and have management and/or oversight by an Investment Advisor registered with the SEC. The Retirement Board, as appointed by the CONSOL Energy Board of Directors, reviews the investment program on an ongoing basis including asset performance, current trends and developments in capital markets, changes in Trust liabilities and ongoing appropriateness of the overall investment policy.
The fair values of plan assets at December 31, 2013 and 2012 by asset category are as follows:

	Fair Value Measurements at December 31, 2013				Fair Value Measurements at December 31, 2012
		Quoted				Quoted
		Prices in				Prices in
		Active				Active
		Markets for	Significant	Significant		Markets for	Significant	Significant
		Identical	Observable	Unobservable		Identical	Observable	Unobservable
		Assets	Inputs	Inputs		Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)	Total	(Level 1)	(Level 2)	(Level 3)
Asset Category
Cash/Accrued Income	$634	$634	$—	$—	$610	$610	$—	$—
US Equities (a)	14	14	—	—	11	11	—	—
Mercer Collective Trusts
US Large Cap Growth Equity (b)	56,006	—	56,006	—	63,726	—	63,726	—
US Large Cap Value Equity (c)	56,802	—	56,802	—	64,381	—	64,381	—
US Small/Mid Cap Growth Equity (d)	28,530	—	28,530	—	26,406	—	26,406	—
US Small/Mid Cap Value Equity (e)	28,552	—	28,552	—	26,411	—	26,411	—
US Core Fixed Income (f)	35,533	—	35,533	—	38,045	—	38,045	—
Non-US Core Equity (g)	126,712	—	126,712	—	146,009	—	146,009	—
Emerging Markets Equity (h)	29,778	—	29,778	—	33,541	—	33,541	—
Global Low Volatility Equity (i)	70,138	—	70,138	—	—	—	—	—
US Long Duration Investment Grade Fixed Income (j)	55,593	—	55,593	—	39,925	—	39,925	—
US Long Duration Fixed Income (k)	33,489	—	33,489	—	30,675	—	30,675	—
US Large Cap Passive Equity (l)	75,468	—	75,468	—	81,067	—	81,067	—
US Passive Fixed Income (m)	20,287	—	20,287	—	20,415	—	20,415	—
US Long Duration Passive Fixed Income (n)	34,108	—	34,108	—	29,483	—	29,483	—
US Ultra Long Duration Fixed Income (o)	7,656	—	7,656	—	34,595	—	34,595	—
US Active Long Corporate Investment (p)	105,412	—	105,412	—	92,861	—	92,861	—
Long Strips Fixed Income (q)	2,022	—	2,022	—	—	—	—	—
Opportunistic Fixed Income (r)	2,097	—	2,097	—	—	—	—	—
Total	$768,831	$648	$768,183	$—	$728,161	$621	$727,540	$—
__________

(a)	This category includes investments in US common stocks and corporate debt.

(b)
This category invests primarily in common stock of large cap companies in the U.S. with above average earnings growth and revenue expectations. It targets broad diversification across economic sectors and seeks to achieve lower overall portfolio volatility by investing in complementary active managers with varying risk characteristics. Fund selection and allocations within the portfolio are implemented by Mercer’s investment management team. The strategy is benchmarked to the Russell 1000 Growth Index.

(c)
This category invests primarily in U.S. large cap companies that appear to be undervalued relative to their intrinsic value. It targets broad diversification across economic sectors and seeks to achieve lower overall portfolio volatility by investing in complementary active managers with varying risk characteristics. Fund selection and allocations within the portfolio are implemented by Mercer’s investment management team. The strategy is benchmarked to the Russell 1000 Value Index.

(d)
This category invests in small to mid-sized U.S. companies with above average earnings growth and revenue expectations. It targets broad diversification across economic sectors and seeks to achieve lower overall portfolio volatility by investing in complementary active managers with varying risk characteristics. Fund selection and allocations within the portfolio are implemented by Mercer’s investment management team. The smaller cap orientation of the strategy requires the investment team to be cognizant of liquidity and capital constraints, which are monitored on an ongoing basis. The strategy is benchmarked to the Russell 2500 Growth Index.

(e)
This category invests in small to mid-sized U.S. companies that appear to be undervalued relative to their intrinsic value. It targets broad diversification across economic sectors and seeks to achieve lower overall portfolio volatility by investing in complementary active managers with varying risk characteristics. Fund selection and allocations within the portfolio are implemented by Mercer’s investment management team. The smaller cap orientation of the strategy requires the investment team to be cognizant of liquidity and capital constraints, which are monitored on an ongoing basis. The strategy is benchmarked to the Russell 2500 Value Index.

(f)
This category invests primarily in U.S. dollar-denominated investment grade and government securities. It may also invest opportunistically in out-of-benchmark positions including U.S. high yield, non-U.S. bonds, and Treasury Inflation-Protected Securities (TIPs). The strategy seeks to achieve lower overall portfolio volatility by investing in complementary active managers with varying risk characteristics, and total portfolio duration is targeted to be within 20% of the benchmark’s duration. Total exposure to high yield issues is typically less than 10%, inclusive of direct investment in high yield and exposure through other core fixed income funds. Fund selection and allocations within the portfolio are implemented by Mercer’s investment management team. The strategy is benchmarked to the Barclays Capital Aggregate Index.

(g)
This category invests in all cap companies primarily operating in developed non-US markets, with some exposure to emerging markets. The strategy targets broad diversification across economic sectors and seeks to achieve lower overall portfolio volatility by investing in complementary active managers with varying risk characteristics. Total exposure to emerging markets is typically 10-15%, inclusive of direct investment in emerging markets and exposure through other non-U.S. equity funds. Fund selection and allocations within the portfolio are implemented by Mercer’s investment management team. The strategy is benchmarked to the MSCI EAFE Index.

(h)
This category invests in companies operating in non-US emerging markets. The strategy targets broad diversification across economic sectors and seeks to achieve lower overall portfolio volatility by investing in complementary active managers with varying risk characteristics. Fund selection and allocations within the portfolio are implemented by Mercer’s investment management team. The strategy is benchmarked to the MSCI Emerging Markets Index.

(i)
This category invests in companies operating in developed markets, globally. The strategy targets a diversified portfolio of equity securities issued by companies which the investment managers believe will exhibit less volatility in their price performance relative to the broad equity market as described by the MSCI World Index. The strategy is benchmarked to the MSCI World Index.

(j)
This category invests in a passively managed U.S. long duration corporate investment grade portfolio at a 90% weight and a passively managed U.S. Long Treasury portfolio at a 10% weight. It seeks to provide broad exposure to U.S. long duration investment grade credit while allowing for short term liquidity through a strategic allocation to US Treasuries. The strategy is benchmarked 90% to the Barclays Capital U.S. Long Credit Index and 10% to the Barclays Capital Long Treasury.

(k)
This category invests primarily in U.S. dollar denominated investment grade bonds and government securities with durations between 9 and 11 years. It may also invest opportunistically in out-of-benchmark positions including U.S. high yield, non-U.S. bonds, municipal bonds, and TIPs. The strategy seeks to achieve lower overall portfolio volatility by investing in complementary active managers with varying risk characteristics. Fund selection and allocations within the portfolio are implemented by Mercer’s investment management team. The strategy is benchmarked to the Barclays Capital U.S. Long Government/Credit Index.

(l)	This category invests in common stock of U.S. large cap companies. The strategy is benchmarked to the S&P 500 Index.

(m)
This category invests primarily in U.S. dollar-denominated investment grade bonds and government securities. The strategy and its underlying passive investments are benchmarked to the Barclays Capital Aggregate Index.

(n)
This category invests primarily in U.S. dollar-denominated investment grade bonds and government securities with durations between 9 and 11 years. The strategy and its underlying passive investments are benchmarked to the Barclays Capital Long Government/Credit Index.

(o)
This category seeks to reduce the volatility of the plan’s funded status and extend the duration of the assets by investing in a series of ultra long duration portfolios with target durations of up to 35 years. Each underlying portfolio is managed by a sub-advisor and consists of five interest rate swaps with sequential target or maturity dates, with the longest dated portfolio maturing in 2045. The interest rate swaps are fully collateralized, resulting in no leverage. The cash collateral is invested by the sub-advisor in an actively managed cash strategy that seeks to provide a return in excess of 3 month LIBOR. The ultra long duration strategy is used in conjunction with liability driven investing solutions, which seek to align the duration of the assets to the plan’s liabilities. The Strategy is benchmarked to a Custom Liability Benchmark Portfolio.

(p)
This category invests in a U.S. long duration corporate investment grade portfolio at a 90% weight and a U.S. long treasury portfolio at a 10% weight. It seeks to provide broad exposure to U.S. long duration investment grade corporate bonds with an emphasis on reducing default risk through active management while allowing for short term liquidity through a strategic allocation to U.S. Treasuries. The strategy is benchmarked 90% to the Barclays Capital U.S. Long Corporate Index and 10% to the Barclay’s Capital Long Treasury.

(q)
This category invests primarily in long dated US Treasury STRIPS often with maturities greater than 20 years. The strategy and its underlying passive investments are benchmarked to the Barclays Capital U.S. 20+ Year STRIPS Index.

(r)
This category invests primarily in fixed income securities from issuers either located in developing/emerging markets or those rated below investment grade (high yield), globally, The strategy is benchmarked to a blended index of 50% JP Morgan Government Bond Index Emerging Markets Global Diversified and 50% Bank of America/Merrill Lynch Global High Yield Index.

There are no investments in CONSOL Energy stock held by these plans at December 31, 2013 or 2012.

There are no assets in the other postretirement benefit plans at December 31, 2013 or 2012.

Cash Flows:

CONSOL Energy expects to contribute to the pension trust using prudent funding methods. Currently, depending on asset values and asset returns held in the trust, we expect to contribute $25,000 - $35,000 to our pension plan trust in 2014. Pension benefit payments are primarily funded from the trust. CONSOL Energy does not expect to contribute to the other postemployment plan in 2014. We intend to pay benefit claims as they are due.
The following benefit payments, reflecting expected future service, are expected to be paid:

		Other
	Pension	Postretirement
	Benefits	Benefits
2014	$90,347	$60,847
2015	$50,080	$62,914
2016	$48,952	$65,493
2017	$49,415	$67,623
2018	$50,741	$68,395
Year 2019-2023	$262,986	$338,544
NOTE 17—COAL WORKERS’ PNEUMOCONIOSIS (CWP) AND WORKERS’ COMPENSATION:
CONSOL Energy is responsible under the Federal Coal Mine Health and Safety Act of 1969, as amended, for medical and disability benefits to employees and their dependents resulting from occurrences of coal workers' pneumoconiosis disease. CONSOL Energy is also responsible under various state statutes for pneumoconiosis benefits. CONSOL Energy primarily provides for these claims through a self-insurance program. The calculation of the actuarial present value of the estimated pneumoconiosis obligation is based on an annual actuarial study by independent actuaries. The calculation is based on assumptions regarding disability incidence, medical costs, indemnity levels, mortality, death benefits, dependents and interest rates. These assumptions are derived from actual company experience and outside sources. Actuarial gains associated with CWP have resulted from numerous legislative changes over many years which have resulted in lower approval rates for filed claims than our assumptions originally reflected. Actuarial gains have also resulted from lower incident rates and lower severity of claims filed than our assumptions originally reflected.
CONSOL Energy is also responsible to compensate individuals who sustain employment related physical injuries or some types of occupational diseases and, on some occasions, for costs of their rehabilitation. Workers' compensation laws will also compensate survivors of workers who suffer employment related deaths. Workers' compensation laws are administered by state agencies with each state having its own set of rules and regulations regarding compensation that is owed to an employee that is injured in the course of employment. CONSOL Energy primarily provides for these claims through a self-insurance program. CONSOL Energy recognizes an actuarial present value of the estimated workers' compensation obligation calculated by independent actuaries. The calculation is based on claims filed and an estimate of claims incurred but not yet reported as well as various assumptions. The assumptions include discount rate, future healthcare trend rate, benefit duration and recurrence of injuries. Actuarial gains associated with workers' compensation have resulted from discount rate changes, several years of favorable claims experience, various favorable state legislation changes and overall lower incident rates than our assumptions.
On December 5, 2013, CONSOL Energy completed the sale of its Consolidation Coal Company and certain other subsidiaries to Murray Energy Corporation. As a result of the sale, the obligations for certain participants of the CWP and Workers' Compensation plans now belong to Murray Energy. This reduced CONSOL Energy's CWP and Workers' Compensation liabilities by $49,652 and $105,308 respectively at December 31, 2013. These plan settlements resulted in adjustments of $43,892 and $13,768 in Other Comprehensive Income, net of $26,337 and $8,262 in deferred taxes for CWP and Workers' Compensation, respectively, at December 31, 2013. The settlements were included in the results of discontinued operations.

	CWP		Workers' Compensation
	at December 31,		at December 31,
	2013	2012	2013	2012
Change in benefit obligation:
Benefit obligation at beginning of period	$184,079	$183,580	$179,589	$174,069
State administrative fees and insurance bond premiums	—	—	5,324	6,727
Service, legal and administrative cost	8,168	7,711	15,943	17,126
Interest cost	7,031	7,964	6,401	7,113
Actuarial (gain) loss	(18,020)	(3,919)	11,806	6,754
Benefits paid	(10,423)	(11,257)	(28,659)	(32,200)
Settlements	(49,652)	—	(105,308)	—
Benefit obligation at end of period	$121,183	$184,079	$85,096	$179,589

Current liabilities	$(9,212)	$(8,838)	$(13,628)	$(9,176)
Noncurrent liabilities	(111,971)	(114,136)	(71,468)	(60,396)
Liabilities of discontinued operations	—	(61,105)	—	(110,017)
Net obligation recognized	$(121,183)	$(184,079)	$(85,096)	$(179,589)

Amounts recognized in accumulated other comprehensive income consist of:
Net actuarial gain	$(80,363)	$(148,955)	$(13,569)	$(44,535)
Net amount recognized (before tax effect)	$(80,363)	$(148,955)	$(13,569)	$(44,535)

The components of the net periodic cost (credit) are as follows:

	CWP			Workers’ Compensation
	For the Years Ended			For the Years Ended
	December 31,			December 31,
	2013	2012	2011	2013	2012	2011
Service cost	$8,168	$7,711	$7,620	$15,943	$17,126	$20,015
Interest cost	7,031	7,964	9,330	6,401	7,113	8,238
Amortization of prior service cost	—	(395)	(728)	—	—	—
Recognized net actuarial gain	(16,384)	(19,338)	(21,182)	(2,630)	(3,944)	(3,907)
State administrative fees and insurance bond premiums	—	—	—	5,324	6,727	7,035
Settlement gain	(119,881)	—	—	(121,838)	—	—
Net periodic cost (credit)	$(121,066)	$(4,058)	$(4,960)	$(96,800)	$27,022	$31,381
(Income) expenses attributable to discontinued operations included in the net periodic cost (credit) (including settlements and curtailments associated with the sale of CCC and certain subsidiaries to Murray Energy) above were $(120,496), $(2,374), and $(2,887) for the years ended December 31, 2013, 2012, and 2011, respectively, for CWP and $(113,097), $10,132, and $12,722 for the years ended December 31, 2013, 2012, and 2011, respectively, for Workers' Compensation.
Amounts included in accumulated other comprehensive income, expected to be recognized in 2014 net periodic benefit costs:

Workers'
	CWP	Compensation
	Benefits	Benefits
Prior Service benefit recognition	$—	$—
Actuarial gain recognition	$(6,196)	$(382)
Assumptions:
The weighted-average discount rates used to determine benefit obligations and net periodic (benefit) cost are as follows:

	CWP			Workers' Compensation
	For the Years Ended			For the Years Ended
	December 31,			December 31,
	2013	2012	2011	2013	2012	2011
Benefit obligations	4.75%	4.03%	4.46%	4.57%	3.95%	4.40%
Net periodic (benefit) cost	4.03%	4.46%	5.21%	3.95%	4.40%	5.13%

The discount rates are determined using a Company-specific yield curve model (above-mean) developed with the assistance of an external actuary. The Company-specific yield curve models (above-mean) use a subset of the expanded bond universe to determine the Company-specific discount rate.  Bonds used in the yield curve are rated AA by Moody's or Standard & Poor's as of the measurement date. The yield curve models parallel the plans' projected cash flows, and the underlying cash flows of the bonds included in the models exceed the cash flows needed to satisfy the Company plans'.
Assumed discount rates have a significant effect on the amounts reported for both CWP benefits and Workers' Compensation costs. A one-quarter percentage point change in assumed discount rate would have the following effect on benefit costs:

	0.25 Percentage	0.25 Percentage
	Point Increase	Point Decrease
CWP benefit increase (decrease)	$585	$(530)
Workers' Compensation costs (decrease) increase	$(379)	$398

Cash Flows:
CONSOL Energy does not intend to make contributions to the CWP or Workers' Compensation plans in 2014. We intend to pay benefit claims as they become due.
The following benefit payments, which reflect expected future claims as appropriate, are expected to be paid:

		Workers' Compensation
	CWP	Total	Actuarial	Other
	Benefits	Benefits	Benefits	Benefits
2014	$9,211	$18,635	$13,628	$5,007
2015	$9,204	$18,479	$13,347	$5,132
2016	$9,185	$18,602	$13,341	$5,261
2017	$9,163	$18,815	$13,423	$5,392
2018	$9,156	$19,000	$13,473	$5,527
Year 2019-2023	$45,090	$99,249	$69,471	$29,778

NOTE 18—OTHER EMPLOYEE BENEFIT PLANS:
UMWA Benefit Trusts:
The Coal Industry Retiree Health Benefit Act of 1992 (the Act) created two multi-employer benefit plans: (1) the United Mine Workers of America Combined Benefit Fund (the Combined Fund) into which the former UMWA Benefit Trusts were merged, and (2) the 1992 Benefit Plan. In connection with the sale of Consolidation Coal Company and certain subsidiaries, CONSOL Energy retained responsibility for the contributions to these two funds. CONSOL Energy accounts for required contributions to these multi-employer trusts as expense when incurred.

The Combined Fund provides medical and death benefits for all beneficiaries of the former UMWA Benefit Trusts who were actually receiving benefits as of July 20, 1992. The 1992 Benefit Plan provides medical and death benefits to orphan UMWA-represented members eligible for retirement on February 1, 1993, and who actually retired between July 20, 1992 and September 30, 1994. The Act provides for the assignment of beneficiaries to former employers and the allocation of unassigned beneficiaries (referred to as orphans) to companies using a formula set forth in the Act. The Act requires that responsibility for funding the benefits to be paid to beneficiaries be assigned to their former signatory employers or related companies. This cost is recognized when contributions are assessed. Total contributions under the Act were $11,435, $12,358, and $13,609 for the years ended December 31, 2013, 2012 and 2011, respectively. Based on available information at December 31, 2013, CONSOL Energy's obligation for the Act is estimated to be approximately $120,394.

Pursuant to the provisions of the Tax Relief and Healthcare Act of 2006 (The 2006 Act) and the 1992 Benefit Plan, CONSOL Energy is required to provide security in an amount based on the annual cost of providing health care benefits for all individuals receiving benefits from the 1992 Benefit Plan who are attributable to CONSOL Energy, plus all individuals receiving benefits from an individual employer plan maintained by CONSOL Energy who are entitled to receive such benefits. In accordance with the 2006 Act and the 1992 Benefit Plan, the outstanding letters of credit to secure our obligation were $60,741, $63,614, and $67,349 for years ended December 31, 2013, 2012 and 2011, respectively. The 2013, 2012 and 2011 security amounts were based on the annual cost of providing health care benefits and included a reduction in the number of eligible employees.
Equity Incentive Plans:
CONSOL Energy has an equity incentive plan that provides grants of stock-based awards to key employees and to non-employee directors. See Note 19–Stock Based Compensation for further discussion of CONSOL Energy's equity incentive plans.
Investment Plan:
CONSOL Energy has an investment plan available to all domestic, non-represented employees. Effective January 1, 2006, the company matching contribution was 6% of eligible compensation contributed for all non-represented employees except for those employees of Fairmont Supply Company, whose contribution remains a match of 50% of the first 12% of eligible compensation contributed by the employee. Total payments and costs were $23,748, $24,127, and $23,394 for the years ended December 31, 2013, 2012 and 2011, respectively.

Long-Term Disability:
CONSOL Energy has a Long-Term Disability Plan available to all eligible full-time salaried employees. The benefits for this plan are based on a percentage of monthly earnings, offset by all other income benefits available to the disabled.

	For the Years Ended
	December 31,
	2013	2012	2011
Benefit (Credit) Cost	$(687)	$6,122	$6,439
Discount rate assumption used to determine net periodic benefit costs	3.04%	3.62%	4.04%
Expenses attributable to discontinued operations included in the net periodic cost (credit) above were $2,073, $1,816, and $2,048 for the years ended December 31, 2013, 2012, and 2011.

Long-Term Disability related liabilities are included in Deferred Credits and Other Liabilities–Other and Other Accrued Liabilities and amounted to $20,425 and $24,144 at December 31, 2013 and 2012, respectively. On December 5, 2013, CONSOL Energy completed the sale of its Consolidation Coal Company and certain other subsidiaries to Murray Energy Corporation. As a result of the sale, the obligations for certain participants of the Long-Term Disability plan now belong to Murray Energy. This reduced CONSOL Energy's Long-Term Disability liability by $10,140 at December 31, 2013. These plan settlements resulted in adjustments of $1,338 in Other Comprehensive Income, net of $803 in deferred taxes at December 31, 2013.

2012 Voluntary Severance Incentive Program (VSIP):

CONSOL Energy offered a VSIP to active salaried corporate and operation support employees with 30 years of service, or more. Under this program, eligible employees who accepted the offer received a severance payment equal to one year's salary and any 2013 accrued vacation earned as of December 31, 2012. Approximately 100 employees volunteered for the program. Severance and vacation pay costs of $13,304 were accrued for the program at December 31, 2012, and were paid in 2013.

NOTE 19—STOCK-BASED COMPENSATION:
CONSOL Energy adopted the CONSOL Energy Inc. Equity Incentive Plan on April 7, 1999. The plan provides for grants of stock-based awards to key employees and to non-employee directors. Amendments to the plan have been approved by the Board of Directors since the commencement of the plan. In 2012, the Board of Directors approved an increase in the total number of shares by 8,000,000 bringing the total number of shares of common stock that can be covered by grants to 31,800,000. At December 31, 2013, 6,072,413 shares are available for all awards. The Plan provides that the aggregate number of shares available for issuance under the Plan will be reduced by one share for each share issued in settlement of stock options. The Plan, as amended on May 1, 2012, provides the aggregate number of shares available for issuance under the Plan will be reduced by 1.62 for each share issued in settlement of Performance Share Units (PSUs), Restricted Stock Units (RSUs), or CONSOL Stock Units (CSUs). No award of stock options may be exercised under the plan after the tenth anniversary of the effective date of the award.
CONSOL Energy recognizes stock-based compensation costs for only those shares expected to vest on a straight-line basis over the requisite service period of the award, which is generally the option vesting term, or to an employee's eligible retirement date, if earlier and applicable. The total stock-based compensation expense recognized was $56,987, $41,127 and $42,131 for the years ended December 31, 2013, 2012 and 2011, respectively. The related deferred tax benefit totaled $21,769, $15,464 and $15,841, for the years ended December 31, 2013, 2012 and 2011, respectively.
CONSOL Energy examined its historical pattern of option exercises in an effort to determine if there were any discernable activity patterns based on certain employee populations. From this analysis, CONSOL Energy identified two distinct employee populations. CONSOL Energy uses the Black-Scholes option pricing model to value the options for each of the employee populations. The table below presents the weighted average expected term in years of the two employee populations. The expected term computation is based upon historical exercise patterns and post-vesting termination behavior of the populations. The risk-free interest rate was determined for each vesting tranche of an award based upon the calculated yield on U.S. Treasury obligations for the expected term of the award. The expected forfeiture rate is based upon historical forfeiture activity. A combination of historical and implied volatility is used to determine expected volatility and future stock price trends. There were no options granted in 2013. Total fair value of options granted during the years ended December 31, 2012 and 2011 were $8,515 and $9,913, respectively. The fair value of share-based payment awards was estimated using the Black-Scholes option pricing model with the following assumptions and weighted average fair values:

	December 31,
	2012	2011
Weighted average fair value of grants	$14.58	$20.47
Risk-free interest rate	0.73%	1.61%
Expected dividend yield	1.18%	0.82%
Expected forfeiture rate	2.00%	2.00%
Expected volatility	54.80%	55.10%
Expected term in years	4.40	4.26
A summary of the status of stock options granted is presented below:

			Weighted
			Average
		Weighted	Remaining	Aggregate
		Average	Contractual	Intrinsic
		Exercise	Term (in	Value (in
	Shares	Price	years)	thousands)
Balance at December 31, 2012	5,111,214	$36.54
Granted	—	$—
Exercised	(310,376)	$11.99
Forfeited	(23,612)	$38.64
Balance at December 31, 2013	4,777,226	$38.12	4.20	$28,398
Vested and expected to vest	4,765,963	$38.13	4.19	$28,398
Exercisable at December 31, 2013	4,344,749	$38.45	3.76	$28,839
These stock options will expire ten years after the date on which they were granted. The employee stock options, covered by the Equity Incentive Plan adopted April 7, 1999, vest 25% per year, beginning one year after the grant date for awards granted prior to 2007. Employee stock options awarded after December 31, 2006, vest 33% per year, beginning one year after the grant date. There are 4,529,216 stock options outstanding under the Equity Incentive Plan. Additionally, there are 192,934 fully vested employee stock options outstanding which vested under terms ranging from six months to one year. Non-employee director stock options vest 33% per year, beginning one year after the grant date. There are 53,895 stock options outstanding under these grants. The vesting of all options, including performance options, will accelerate in the event of death, disability or retirement and may accelerate upon a change in control of CONSOL Energy.
The aggregate intrinsic value in the table above represents the total pretax intrinsic value (the difference between CONSOL Energy's closing stock price on the last trading day of the year ended December 31, 2013, and the option's exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2013. This amount varies based on the fair market value of CONSOL Energy's stock. Total intrinsic value of options exercised for the year ended December 31, 2013, 2012 and 2011 was $6,820, $18,562 and $18,049, respectively.
Cash received from option exercises for the years ended December 31, 2013, 2012 and 2011 was $3,720, $8,383 and $9,033, respectively. The tax impact from option exercises totaled $2,929, $8,678, and $8,281, for the years ended December 31, 2013, 2012 and 2011, respectively. This excess tax benefit is included in cash flows from financing activities in the Consolidated Statements of Cash Flows.
Under the Equity Incentive Plan, CONSOL Energy granted certain employees and non-employee directors restricted stock unit awards. These awards entitle the holder to receive shares of common stock as the award vests. Compensation expense is recognized over the vesting period of the units. The total fair value of the restricted stock units granted during the years ended December 31, 2013, 2012 and 2011 was $20,687, $26,426 and $24,882, respectively. The total fair value of shares vested during the years ended December 31, 2013, 2012 and 2011 was $37,002, $23,097 and $16,496, respectively. The following represents the unvested restricted stock units and their corresponding fair value (based upon the closing share price) at the date of grant:

	Number of	Weighted Average
	Shares	Grant Date Fair Value
Nonvested at December 31, 2012	1,326,953	$40.39
Granted	654,656	$31.60
Vested	(930,390)	$39.77
Forfeited	(169,649)	$32.93
Nonvested at December 31, 2013	881,570	$35.95

Under the Equity Incentive Plan, CONSOL Energy granted certain employees performance share unit awards. These awards entitle the holder to receive shares of common stock subject to the achievement of certain market and performance goals. Compensation expense is recognized over the performance measurement period of the units in accordance with the provisions of the Stock Compensation Topic of the FASB Accounting Standards Codification for awards with market and performance vesting conditions. At December 31, 2013, achievement of the market and performance goals is believed to be probable. The total fair value of performance share units granted during the years ended December 31, 2013, 2012 and 2011 was $1,270, $16,794 and $11,648, respectively. The following represents the unvested performance share unit awards and their corresponding fair value (based upon the closing share price) at the date of grant:

	Number of	Weighted Average
	Shares	Grant Date Fair Value
Nonvested at December 31, 2012	702,194	$50.76
Granted	40,514	$31.35
Vested	(159,228)	$68.45
Nonvested at December 31, 2013	583,480	$38.19

Under the Equity Incentive Plan, CONSOL Energy granted certain employees performance stock options. These awards entitle the holder to receive shares of common stock subject to the achievement of certain performance goals. Compensation expense is recognized over the vesting period of the units. The annual performance goals for the performance stock options include a gas cost goal and a gas production goal. Achievement of the gas production goal for the year ended December 31, 2012 did not occur. A reversal of compensation expense of $1,671 was recognized in Cost of Goods Sold and Other Operating Charges for the year ended December 31, 2012. The achievement of all goals is believed to be probable at December 31, 2013. The total fair value of performance share options vested during the year ended December 31, 2013, 2012, 2011 was $1,650, $6,599, $3,299. The following represents the unvested performance options and their corresponding fair value (based upon the closing share price) at the date of grant:

	Number of	Weighted Average
	Shares	Grant Date Fair Value
Nonvested at December 31, 2012	401,392	$16.44
Vested	(100,349)	$16.44
Nonvested at December 31, 2013	301,063	$16.44

Under the Equity Incentive Plan, CONSOL Energy granted certain employees CONSOL Stock Unit Awards. These awards entitle the holder to receive shares of common stock subject to the achievement of certain market and performance goals. Compensation expense is recognized over the performance measurement period of the units in accordance with the provisions of the Stock Compensation Topic of the FASB Accounting Standards Codification for awards with market and performance vesting conditions. At December 31, 2013, the achievement of the market and performance goals is believed to be probable. The total fair value of CONSOL Stock Units granted during the year ended December 31, 2013 was $28,381. The following represents the unvested CONSOL Stock Unit awards and their corresponding fair value (based upon the closing share price) at the date of the grant:

	Number of	Weighted Average
	Shares	Grant Date Fair Value
Nonvested at December 31, 2012	—	—
Granted	842,167	$33.70
Forfeited	(8,614)	$33.39
Nonvested at December 31, 2013	833,553	$33.70

As of December 31, 2013, $20,508 of total unrecognized compensation cost related to all unvested stock-based awards is expected to be recognized over a weighted-average period of 1.79 years. When stock options are exercised and restricted and performance stock unit awards become vested, the issuances are made from CONSOL Energy's common stock shares.

NOTE 20—SUPPLEMENTAL CASH FLOW INFORMATION:

The following are non-cash transactions that impact the investing and financing activities of CONSOL Energy. For non-cash transactions that relate to acquisitions and dispositions. See Note 2 - Discontinued Operations and Note - 3 Acquisitions and Dispositions.
CONSOL Energy obtains capital lease arrangements for company used vehicles. For the years ended December 31, 2013, 2012 and 2011, CONSOL Energy entered into non-cash capital lease arrangements of $4,178, $3,583, and $4,649, respectively.

As of December 31, 2013, 2012 and 2011, CONSOL Energy purchased goods and services related to capital projects in the amount of $175,371, $63,051 and $61,690, respectively, that are included in accounts payable.

During the year ended December 31, 2012, CONSOL Energy entered into a promissory note for $6,236 with the lessor of its former headquarters to replace the existing operating lease.

The following table shows cash paid during the year for:

	For the Years Ended December 31,
	2013	2012	2011
Interest (Net of Amounts Capitalized)	$209,580	$212,364	$242,587
Income Taxes	$35,079	$121,245	$144,405
NOTE 21—CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS:
CONSOL Energy markets natural gas primarily to gas wholesalers, thermal coal, principally to electric utilities in the United States, Canada and Western Europe and metallurgical coal to steel and coke producers worldwide.
Concentration of credit risk is summarized below:

	December 31,
	2013	2012
Thermal coal utilities	$154,738	$247,955
Steel and coke producers	10,963	47,203
Coal brokers and distributors	52,233	65,057
Gas wholesalers	71,441	51,718
Various other	43,199	16,395
Total Accounts Receivable Trade (including Accounts Receivable—Securitized)	$332,574	$428,328

Accounts receivable from thermal coal utilities and steel and coke producers include amounts sold under the accounts receivable securitization facility. See Note 10–Accounts Receivable Securitization for further discussion. Credit is extended based on an evaluation of the customer's financial condition, and generally collateral is not required. Credit losses have been consistently minimal.
For the year ended December 31, 2013, Xcoal Energy Resources and Duke Energy Carolinas each comprised over 10% of our revenues from continuing operations. Coal sales to Xcoal Energy Resources were $495,242 and coal sales to Duke Energy Carolinas were $346,424 during 2013. For the year ended December 31, 2012 and 2011, coal sales to Xcoal Energy Resources comprised over 10% of our revenues from continuing operations. Coal sales to Xcoal Energy Resources were $382,843 and $655,596 for the year ended December 31, 2012 and 2011, respectively.

NOTE 22—FAIR VALUE OF FINANCIAL INSTRUMENTS:
The financial instruments measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements at December 31, 2013			Fair Value Measurements at December 31, 2012
Description	Quoted Prices in Active Markets for Identical Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Quoted Prices in Active Markets for Identical Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Gas Cash Flow Hedges (Note 23)	$—	$65,449	$—	$—	$128,945	$—

The following methods and assumptions were used to estimate the fair value for which the fair value option was not elected:

Cash and cash equivalents: The carrying amount reported in the balance sheets for cash and cash equivalents approximates its fair value due to the short-term maturity of these instruments.
Restricted cash: The carrying amounts reported in the balance sheets for restricted cash, both current and long-term approximates its fair value.
Short-term notes payable: The carrying amount reported in the balance sheets for short-term notes payable approximates its fair value due to the short-term maturity of these instruments.
Borrowings under Securitization Facility: The carrying amount reported in the balance sheets for borrowings under the securitization facility approximates its fair value due to the short-term maturity of these instruments.
Long-term debt: The fair value of long-term debt is measured using unadjusted quoted market prices or estimated using discounted cash flow analyses. The discounted cash flow analyses are based on current market rates for instruments with similar cash flows.
The carrying amounts and fair values of financial instruments for which the fair value option was not elected are as follows:

	December 31, 2013		December 31, 2012
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$327,420	$327,420	$21,862	$21,862
Restricted cash (a)	$—	$—	$68,673	$68,673
Short-term notes payable	$—	$—	$(25,073)	$(25,073)
Borrowings under securitization facility	$—	$—	$(37,846)	$(37,846)
Long-term debt	$(3,118,920)	$(3,299,875)	$(3,127,726)	$(3,376,767)

(a) The 2012 restricted cash balance includes $48,294 and $20,379 located in current assets and other assets of the Consolidated Balance Sheet, respectively

NOTE 23—DERIVATIVE INSTRUMENTS:

CONSOL Energy enters into financial derivative instruments to manage our exposure to commodity price volatility. The fair value of CONSOL Energy's derivatives (natural gas price swaps) are based on intra-bank pricing models which utilize inputs that are either readily available in the public market, such as natural gas forward curves, or can be corroborated from active markets or broker quotes. These values are then compared to the values given by our counterparties for reasonableness. Changes in the fair value of the derivatives are recorded currently in earnings unless special hedge accounting criteria are met.

For derivatives designated as fair value hedges, the changes in fair value of both the derivative instrument and the hedged item are recorded in earnings. For derivatives designated as cash flow hedges, the effective portions of changes in the fair value of the derivatives are reported in Other Comprehensive Income or Loss (OCI) on the Consolidated Balance Sheets and reclassified into Outside Sales on the Consolidated Statements of Income in the same period or periods which the forecasted transaction affects earnings. The ineffective portions of hedges are recognized in earnings in the current period. CONSOL Energy currently utilizes only cash flow hedges that are considered highly effective.
CONSOL Energy formally assesses both at inception of the hedge and on an ongoing basis whether each derivative is highly effective in offsetting changes in the fair values or the cash flows of the hedged item. If it is determined that a derivative is not highly effective as a hedge or if a derivative ceases to be a highly effective hedge, CONSOL Energy will discontinue hedge accounting prospectively.
CONSOL Energy is exposed to credit risk in the event of nonperformance by counterparties. The creditworthiness of counterparties is subject to continuing review. The Company has not experienced any issues of non-performance by derivative counterparties.
None of our counterparty master agreements currently require CONSOL Energy to post collateral for any of its hedges. However, as stated in the counterparty master agreements, if CONSOL Energy's obligations with one of its counterparties cease to be secured on the same basis as similar obligations with the other lenders under the credit facility, CONSOL Energy would have to post collateral for hedges in a liabilities position in excess of defined thresholds. All of our derivative instruments are subject to master netting arrangements with our counterparties.  CONSOL Energy recognizes all financial derivative instruments as either assets or liabilities at fair value on the Consolidated Balance Sheets on a gross basis.

        Each of CONSOL Energy's counterparty master agreements allows, in the event of default, the ability to elect early termination of outstanding contracts. If early termination is elected, CONSOL Energy and the applicable counterparty would net settle all open hedge positions.
CONSOL Energy has entered into swap contracts for natural gas to manage the price risk associated with the forecasted natural gas revenues. The objective of these hedges is to reduce the variability of the cash flows associated with the forecasted sales from the underlying commodity. As of December 31, 2013, the total notional amount of the Company’s outstanding natural gas swap contracts was 279.3 billion cubic feet. These swap contracts are forecasted to settle through December 31, 2016 and meet the criteria for cash flow hedge accounting. As these contracts settle, the cash received and/or paid will be shown on the Consolidated Statements of Cash Flows as Changes in Prepaid Expenses, Changes in Other Assets, Changes in Other Operating Liabilities and/or Changes in Other Liabilities. Assuming no changes in price during the next twelve months, $30,333 of unrealized gain is expected to be reclassified from Other Comprehensive Income on the Consolidated Balance Sheets and into Outside Sales on the Consolidated Statements of Income, as a result of the gross settlement of cash flow hedges. No gains or losses have been reclassified into earnings as a result of the discontinuance of cash flow hedges.
The gross fair value at December 31, 2013 of CONSOL Energy's derivative instruments, which were all natural gas swaps and qualify as cash flow hedges, was an asset of $83,661 and a liability of $18,212. The total asset is comprised of $59,605 and $24,056 which were included in Prepaid Expense and Other Assets, respectively, on the Consolidated Balance Sheets. The total liability is comprised of $12,327 and $5,885 which were included in Other Accrued Liabilities and Other Liabilities, respectively, on the Consolidated Balance Sheets.
The gross fair value at December 31, 2012 of CONSOL Energy's derivative instruments, which were all natural gas swaps and qualify as cash flow hedges, was an asset of $135,969 and a liability of $7,024. The total asset is comprised of $80,057 and $55,912 which were included in Prepaid Expense and Other Assets, respectively, on the Consolidated Balance Sheets. The total liability is comprised of $970 and $6,054 which were included in Other Accrued Liabilities and Other Liabilities, respectively, on the Consolidated Balance Sheets.

The effect of derivative instruments in cash flow hedging relationships on the Consolidated Statements of Income and the Consolidated Statements of Stockholders' Equity net of tax were as follows:

	Year Ended December 31,
	2013	2012	2011
Natural Gas Price Swaps
Beginning Balance – Accumulated OCI	$76,761	$151,780	$46,087
Gain recognized in Accumulated OCI	$45,631	$114,240	$200,700
Less: Gain reclassified from Accumulated OCI into Outside Sales	$79,899	$189,259	$95,007
Ending Balance – Accumulated OCI	$42,493	$76,761	$151,780
Gain recognized in Outside Sales for ineffectiveness	$(4,645)	$579	$1,034

There were no amounts recognized in earnings related to the amount excluded from the assessment of hedge effectiveness in 2013, 2012 or 2011.

NOTE 24—COMMITMENTS AND CONTINGENGENT LIABILITIES:

CONSOL Energy and its subsidiaries are subject to various lawsuits and claims with respect to such matters as personal injury, wrongful death, damage to property, exposure to hazardous substances, governmental regulations including environmental remediation, employment and contract disputes and other claims and actions arising out of the normal course of business. We accrue the estimated loss for these lawsuits and claims when the loss is probable and can be estimated. Our current estimated accruals related to these pending claims, individually and in the aggregate, are immaterial to the financial position, results of operations or cash flows of CONSOL Energy. It is possible that the aggregate loss in the future with respect to these lawsuits and claims could ultimately be material to the financial position, results of operations or cash flows of CONSOL Energy; however, such amounts cannot be reasonably estimated. The amount claimed against CONSOL Energy is disclosed below when an amount is expressly stated in the lawsuit or claim, which is not often the case. The maximum aggregate amount claimed in those lawsuits and claims, regardless of probability, where a claim is expressly stated or can be estimated, exceeds the aggregate amounts accrued for all lawsuits and claims by approximately $318,786.
The following lawsuits and claims include those for which a loss is probable and an accrual has been recognized.

    Asbestos-Related Litigation: One of our subsidiaries, Fairmont Supply Company (Fairmont), which distributes industrial supplies, currently is named as a defendant in approximately 6,900 asbestos-related claims in state courts in Pennsylvania, Ohio, West Virginia, Maryland, Texas and Illinois. Because a very small percentage of products manufactured by third parties and supplied by Fairmont in the past may have contained asbestos and many of the pending claims are part of mass complaints filed by hundreds of plaintiffs against a hundred or more defendants, it has been difficult for Fairmont to determine how many of the cases actually involve valid claims or plaintiffs who were actually exposed to asbestos-containing products supplied by Fairmont. In addition, while Fairmont may be entitled to indemnity or contribution in certain jurisdictions from manufacturers of identified products, the availability of such indemnity or contribution is unclear at this time, and in recent years, some of the manufacturers named as defendants in these actions have sought protection from these claims under bankruptcy laws. Fairmont has no insurance coverage with respect to these asbestos cases. Based on over 15 years of experience with this litigation, we have established an accrual to cover our estimated liability for these cases. This accrual is immaterial to the overall financial position of CONSOL Energy and was included in Other Accrued Liabilities on the Consolidated Balance Sheet. Past payments by Fairmont with respect to asbestos cases have not been material.

Hale Litigation: A purported class action lawsuit was filed on September 23, 2010 in the U.S. District Court in Abingdon, Virginia styled Hale v. CNX Gas Company, et. al. The lawsuit alleges that the plaintiff class consists of forced-pooled unleased gas owners whose gas ownership is in conflict, the Virginia Supreme Court and General Assembly have decided that coalbed methane (CBM) belongs to the owner of the gas estate, the Virginia Gas and Oil Act of 1990 unconstitutionally provides only a 1/8 net proceeds royalty to CBM owners for gas produced under the forced-pooled orders, and CNX Gas Company relied upon control of only the coal estate in force pooling the CBM notwithstanding decisions by the Virginia Supreme Court. The lawsuit seeks a judicial declaration of ownership of the CBM and that the entire net proceeds of CBM production (that is, the 1/8 royalty and the 7/8 of net revenues since production began) be distributed to the class members. The lawsuit also alleges CNX Gas Company failed to either pay royalties due to conflicting claimants, or deemed lessors or paid them less than required because of the alleged practice of improper below market sales and/or taking alleged improper post-production deductions. The Magistrate Judge issued a Report and Recommendation in which she recommended that the District Judge decide that the deemed lease provision of the Gas and Oil Act is constitutional as is the 1/8 royalty. The Magistrate Judge recommended against the dismissal of certain other claims. The District Judge affirmed the Magistrate Judge's recommendations in their entirety. An amended complaint was filed, which added additional allegations that include gas hedging receipts should have been used as the basis for royalty payments, severance tax should not be allowed as a post-

production deduction from royalties, and damages incurred because gas was produced prior to the entry of pooling orders. A motion to dismiss the Amended Complaint was filed and denied. The Magistrate Judge issued a Report & Recommendation on June 5, 2013, recommending that the District Judge grant plaintiffs' Motion for Class Certification. CNX Gas Company filed its extensive Objections to the Report & Recommendation on July 3, 2013. The District Judge heard argument on the Objections on September 12, 2013, and on September 30, 2013, entered an Order overruling the Objections, adopting the Report & Recommendation and certifying the class with a modified class definition. CNX Gas believes this case cannot properly proceed as a class action and filed a Petition asking the U.S. Court of Appeals for the Fourth Circuit to review the class certification Order. On November 13, 2013, the Fourth Circuit entered an Order deferring a ruling on the Petition; assigning the case to a merits panel; and, requesting full briefing of the class certification challenge. At the same time, Plaintiffs have filed Motions for Summary Judgment on the issue of “ownership” of the gas royalty escrow accounts and seeking an accounting. The Fourth Circuit denied a Motion to Stay the trial court proceedings while it considers the class certification issues, and the District Judge held argument on the summary judgment motions for January 6, 2014. CONSOL Energy believes that the case has meritorious defenses and intends to defend it vigorously. We have established an accrual to cover our estimated liability for this case. This accrual is immaterial to the overall financial position of CONSOL Energy and is included in Other Accrued Liabilities on the Consolidated Balance Sheet.
Addison Litigation: A purported class action lawsuit was filed on April 28, 2010 in the United States District Court in Abingdon, Virginia styled Addison v. CNX Gas Company, et al.  The lawsuit alleges that the plaintiff class consists of gas lessors whose gas ownership is in conflict. The lawsuit alleges that the Virginia Supreme Court and General Assembly have decided that the plaintiff owns the gas and is entitled to royalties held in escrow by the Commonwealth of Virginia or CNX Gas Company. The lawsuit also alleges CNX Gas Company failed to either pay royalties due these conflicting claimant lessors or paid them less than required because of the alleged practice of improper below market sales and/or taking alleged improper post-production deductions. Plaintiff seeks a declaratory judgment regarding ownership, an accounting and compensatory and punitive damages for breach of contract; conversion; negligence (voluntary undertaking) for improperly asserting that conflicting ownership exists, negligence (breach of duties as an operator); breach of fiduciary duties; and unjust enrichment. The Magistrate Judge issued a Report and Recommendation recommending dismissing some claims and allowing others to proceed. The District Judge affirmed the Magistrate Judge's recommendations in their entirety. An Amended Complaint was filed which added an additional allegation that gas hedging receipts should have been used as the basis for royalty payments. A motion to dismiss those claims was filed and was denied. The Magistrate Judge issued a Report & Recommendation on June 5, 2013, recommending that the District Judge grant plaintiffs' Motion for Class Certification. CNX Gas Company filed its extensive Objections to the Report & Recommendation on July 3, 2013. The District Judge heard argument on the Objections on September 12, 2013, and on September 30, 2013, entered an Order overruling the Objections, adopting the Report & Recommendation and certifying the class with a modified class definition. CNX Gas believes this case cannot properly proceed as a class action and filed a Petition asking the U.S. Court of Appeals for the Fourth Circuit to review the class certification Order. On November 13, 2013, the Fourth Circuit entered an Order deferring a ruling on the Petition; assigning the case to a merits panel; and, requesting full briefing of the class certification challenge. At the same time, Plaintiffs have filed Motions for Summary Judgment on the issue of “ownership” of the gas royalty escrow accounts and seeking an accounting. The Fourth Circuit denied a Motion to Stay the trial court proceedings while it considers the class certification issues, and the District Judge held argument on the summary judgment motions for January 6, 2014. CONSOL Energy believes that the case has meritorious defenses and intends to defend it vigorously. We have established an accrual to cover our estimated liability for this case. This accrual is immaterial to the overall financial position of CONSOL Energy and was included in Other Accrued Liabilities on the Consolidated Balance Sheet.
The following royalty and land right lawsuits and claims include those for which a loss is reasonably possible, but not probable, and accordingly, no accrual has been recognized. These claims are influenced by many factors which prevent the estimation of a range of potential loss. These factors include, but are not limited to, generalized allegations of unspecified damages (such as improper deductions), discovery having not commenced or not having been completed, unavailability of expert reports on damages and non-monetary issues are being tried. For example, in instances where a gas lease termination is sought, damages would depend on speculation as to if and when the gas production would otherwise have occurred, how many wells would have been drilled on the lease premises, what their production would be, what the cost of production would be, and what the price of gas would be during the production period. An estimate is calculated, if applicable, when sufficient information becomes available.

Ratliff Litigation: On March 22, 2012, the Company was served with four complaints filed on May 31, 2011 by four individuals against Consolidation Coal Company (CCC), Island Creek Coal Company (ICCC), CNX Gas Company, subsidiaries of CONSOL Energy, as well as CONSOL Energy itself in the Circuit Court of Russell County, Virginia. The complaints seek damages and injunctive relief in connection with the deposit of water from mining activities at CCC's Buchanan Mine into nearby void spaces at some of the mines of ICCC. The suits allege damage to coal and coalbed methane and seek recovery in tort, contract and assumpsit (quasi-contract). The cases were removed to federal court, motions to dismiss were filed by CCC, and then were voluntarily dismissed by the plaintiffs. On January 30, 2013, the four plaintiffs filed a single consolidated complaint against the same defendants in the United States District Court for the Western District of Virginia, alleging the same damage and theories of recovery for storage of water in the mine voids ostensibly underlying their property. The suit seeks damages ranging from $4,000 to $8,000 plus punitive damages. The defendants have asserted Virginia's Mine Void Statute as a defense to plaintiffs claims and the plaintiffs have challenged the constitutionality of that statute. Based on Plaintiffs’ challenge, the Court on August 1, 2013, entered a Certificate pursuant to 28 USC Section 2304 notifying the Virginia Attorney General that the Mine Void Statute had been called into question and advising the Commonwealth of its right to intervene in the proceedings for the limited purpose of addressing the constitutionality of the statute. To date, the Virginia Attorney General has not responded. CONSOL Energy intends to vigorously defend the suit.

    Kennedy Litigation: The Company is a party to a case filed on March 26, 2008 captioned Earl Kennedy (and others) v. CNX Gas Company and CONSOL Energy in the Court of Common Pleas of Greene County, Pennsylvania. The lawsuit alleges that CNX Gas Company and CONSOL Energy trespassed and converted gas and other minerals allegedly belonging to the plaintiffs in connection with wells drilled by CNX Gas Company. The complaint, as amended, seeks injunctive relief, including removing CNX Gas Company from the property, and compensatory damages of $20,000. The suit also sought to overturn existing law as to the ownership of coalbed methane in Pennsylvania, but that claim was dismissed by the court; the plaintiffs are seeking to appeal that dismissal. The suit also seeks a determination that the Pittsburgh 8 coal seam does not include the “roof/rider” coal. The court denied the plaintiff's summary judgment motion on that issue. The court held a bench trial on the “roof/rider” coal issue in November 2011 and ruled for CNX Gas Company and CONSOL Energy, holding that the “roof/rider” coal is included in the Pittsburgh 8 coal seam. The plaintiffs have indicated that they intend to appeal that decision. A Motion for Summary Judgment on all remaining counts was argued on January 10, 2014, and remains pending. Should the Motion be denied, a trial on the issue of whether a drilling that deviates from the coal seam results in damage to the gas owner is anticipated for first quarter 2014. CNX Gas Company and CONSOL Energy believe this lawsuit to be without merit and intends to vigorously defend it. Consequently, we have not recognized any liability related to these actions.

Rowland Litigation: Rowland Land Company filed a complaint in May 2011 against CONSOL Energy, CNX Gas Company, Dominion Resources Inc., and EQT Production Company (EQT) in Raleigh County Circuit Court, West Virginia. Rowland is the lessor on a 33,000 acre oil and gas lease in southern West Virginia. EQT was the original lessee, but farmed out the development of the lease to Dominion Resources in exchange for an overriding royalty. Dominion Resources sold the indirect subsidiary that held the lease to a subsidiary of CONSOL Energy on April 30, 2010. Subsequent to that acquisition, the subsidiary that held the lease was merged into CNX Gas Company as part of an internal reorganization. Rowland alleges that (i) Dominion Resources' sale of the subsidiary to CONSOL Energy was a change in control that required its consent under the terms of the farmout agreement and lease, and/or (ii) the subsequent merger of the subsidiary into CNX Gas Company was an assignment that required its consent under the lease. Rowland has recently been permitted to file its Third Amended Complaint to include additional allegations that CONSOL Energy has slandered Rowland's title. A motion to dismiss will be filed. Initial mediation efforts have been unsuccessful. CONSOL Energy believes that the case is without merit and intends to defend it vigorously. Consequently, we have not recognized any liability related to these actions.
At December 31, 2013, CONSOL Energy has provided the following financial guarantees, unconditional purchase obligations and letters of credit to certain third parties, as described by major category in the following table. These amounts represent the maximum potential total of future payments that we could be required to make under these instruments. These amounts have not been reduced for potential recoveries under recourse or collateralization provisions. Generally, recoveries under reclamation bonds would be limited to the extent of the work performed at the time of the default. CONSOL Energy management believes that these guarantees will expire without being funded, and therefore the commitments will not have a material adverse effect on financial condition.

	Amount of Commitment Expiration Per Period
	Total Amounts Committed	Less Than 1 Year	1-3 Years	3-5 Years	Beyond 5 Years
Letters of Credit:
Employee-Related	$190,358	$164,852	$25,506	$—	$—
Environmental	56,293	23,075	33,218	—	—
Other	114,106	76,460	37,646	—	—
Total Letters of Credit	360,757	264,387	96,370	—	—
Surety Bonds:
Employee-Related	204,884	204,884	—	—	—
Environmental	610,209	610,209	—	—	—
Other	32,492	32,481	10	—	1
Total Surety Bonds	847,585	847,574	10	—	1
Gurantees:
Coal	333,460	200,400	133,060	—	—
Other	70,523	35,611	10,846	9,718	14,348
Total Guarantees	403,983	236,011	143,906	9,718	14,348
Total Commitments	$1,612,325	$1,347,972	$240,286	$9,718	$14,349

Included in the above table are commitments and guarantees entered into in conjunction with the sale of Consolidation Coal Company (CCC) and certain of its subsidiaries, which contain all five of its longwall coal mines in West Virginia, and its river operations to a subsidiary of Murray Energy Corporation (Murray Energy), CONSOL Energy has guaranteed certain equipment lease obligations and coal sales agreement that are being assumed by Murray Energy. In the event that Murray Energy would default on the obligations defined in the agreements, CONSOL Energy would be required to perform under the guarantees. If CONSOL Energy would be required to perform, the stock purchase agreement provides various recourse actions, such as certain Murray Energy collateral and/or Murray Energy indemnifications. At December 31, 2013, the fair value of these guarantees was $3,000 and are included in Other Accrued Liabilities on the Consolidated Balance Sheet. The fair value of certain of the guarantees was determined using CONSOL Energy’s risk adjusted interest rate. Significant increases or decreases in the risk-adjusted interest rates may result in a significantly higher or lower fair value measurement. Coal sales agreement guarantees were valued based on an evaluation of coal market pricing compared to contracted sales price and includes an adjustment for nonperformance risk. No other amounts related to financial guarantees and letters of cried are recorded as liabilities in the financial statements. Significant judgment is required in determining the fair value of these guarantees. The guarantees of the leases and sales agreements are classified within Level 3 of the fair value hierarchy.

CONSOL Energy regularly evaluates the likelihood of default for all guarantees based on an expected loss analysis and records the fair value, if any, of its guarantees as an obligation in the consolidated financial statements.
CONSOL Energy and CNX Gas enter into long-term unconditional purchase obligations to procure major equipment purchases, natural gas firm transportation, gas drilling services and other operating goods and services. These purchase obligations are not recorded on the Consolidated Balance Sheet. As of December 31, 2013, the purchase obligations for each of the next five years and beyond were as follows:

Obligations Due	Amount
Less than 1 year	$240,870
1 - 3 years	260,218
3 - 5 years	199,144
More than 5 years	583,333
Total Purchase Obligations	$1,283,565

Costs related to these purchase obligations include:

	For The Years Ended December 31,
	2013	2012	2011
Gas drilling obligations	$109,609	$110,975	$108,167
Firm transportation expense	126,766	78,475	59,606
Major equipment purchases	12,668	101,367	34,219
Other	—	492	891
Total costs related to purchase obligations	$249,043	$291,309	$202,883

NOTE 25—SEGMENT INFORMATION:

CONSOL Energy has two principal business divisions: Gas and Coal. The principal activity of the Gas division is to produce pipeline quality natural gas for sale primarily to gas wholesalers. The Gas division includes four reportable segments. These reportable segments are Marcellus, Coalbed Methane, Shallow Oil and Gas and Other Gas. The Other Gas segment includes our purchased gas activities, general and administrative activities as well as various other activities assigned to the Gas division but not allocated to each individual well type. The principal activities of the Coal division are mining, preparation and marketing of thermal coal, sold primarily to power generators, and metallurgical coal, sold to metal and coke producers. The Coal division includes four reportable segments. These reportable segments are Thermal, Low Volatile Metallurgical, High Volatile Metallurgical and Other Coal. Each of these reportable segments includes a number of operating segments (mines or type of coal sold). For the twelve months ended December 31, 2013, the Thermal aggregated segment includes the following mines: Bailey, Enlow Fork, Fola Complex, and Miller Creek Complex. For the twelve months ended December 31, 2013, the Low Volatile Metallurgical aggregated segment includes the Buchanan Mine and Amonate Complex. For the twelve months ended December 31, 2013, the High Volatile Metallurgical aggregated segment includes: Bailey, Enlow Fork, and Fola Complex coal sales. The Other Coal segment includes our purchased coal activities, idled mine activities, general and administrative activities as well as various other activities assigned to the Coal division but not allocated to each individual mine. CONSOL Energy’s All Other segment includes industrial supplies, coal terminal operations and various other corporate activities that are not allocated to the gas or coal segment. Intersegment sales have been recorded at amounts approximating market. Operating profit for each segment is based on sales less identifiable operating and non-operating expenses. Assets are reflected at the division level only (coal, gas and other) and are not allocated between each individual segment. This presentation is consistent with the information regularly reviewed by the chief operating decision maker. The assets are not allocated to each individual segment due to the diverse asset base controlled by CONSOL Energy where each individual asset may service more than one segment within the division. An allocation of such asset base would not be meaningful or representative on a segment by segment basis.

Industry segment results for the year ended December 31, 2013 are:

	Marcellus Shale	Coalbed Methane	Shallow Oil and Gas	Other Gas	Total Gas	Thermal	Low Volatile Metallurgical	High Volatile Metallurgical	Other Coal	Total Coal	All Other	Corporate, Adjustments & Eliminations	Consolidated
Sales—outside	$251,846	$335,730	$131,135	$18,990	$737,701	$1,388,005	$447,417	$159,888	$22,757	$2,018,067	$259,783	$—	$3,015,551	(A)
Sales—purchased gas	—	—	—	6,531	6,531	—	—	—	—	—	—	—	6,531
Sales—gas royalty interests	—	—	—	63,202	63,202	—	—	—	—	—	—	—	63,202
Freight—outside	—	—	—	—	—	—	—	—	35,438	35,438	—	—	35,438
Intersegment transfers	—	—	—	3,167	3,167	—	—	—	—	—	127,553	(130,720)	—
Total Sales and Freight	$251,846	$335,730	$131,135	$91,890	$810,601	$1,388,005	$447,417	$159,888	$58,195	$2,053,505	$387,336	$(130,720)	$3,120,722
Earnings (Loss) Before Income Taxes	$79,439	$81,392	$(17,829)	$(144,616)	$(1,614)	$375,787	$121,285	$40,500	$(201,048)	$336,524	$(47,468)	$(241,367)	$46,075	(B)
Segment assets					$6,334,468					$4,187,285	$293,486	$578,428	$11,393,667	(C)
Depreciation, depletion and amortization					$229,562					$218,414	$13,146	$—	$461,122
Capital expenditures					$968,607					$458,653	$68,796	$—	$1,496,056

(A)	Included in the Coal segment are sales of $495,242 to Xcoal Energy & Resources and $346,424 to Duke Energy each comprising over 10% of sales.

(B)	Includes equity in earnings of unconsolidated affiliates of $17,346, $14,684 and $1,102 for Coal, Gas and All Other, respectively.

(C)	Includes investments in unconsolidated equity affiliates of $20,512, $206,060 and $65,103 for Coal, Gas and All Other, respectively.

Industry segment results for the year ended December 31, 2012 are:

	Marcellus Shale	Coalbed Methane	Shallow Oil and Gas	Other Gas	Total Gas	Thermal	Low Volatile Metallurgical	High Volatile Metallurgical	Other Coal	Total Coal	All Other	Corporate, Adjustments & Eliminations	Consolidated
Sales—outside	$134,080	$379,595	$135,412	$9,733	$658,820	$1,430,912	$505,670	$210,153	$22,890	$2,169,625	$294,105	$—	$3,122,550	(D)
Sales—purchased gas	—	—	—	3,316	3,316	—	—	—	—	—	—	—	3,316
Sales—gas royalty interests	—	—	—	49,405	49,405	—	—	—	—	—	—	—	49,405
Freight—outside	—	—	—	—	—	—	—	—	107,079	107,079	—	—	107,079
Intersegment transfers	—	—	—	1,622	1,622	—	—	—	—	—	142,014	(143,636)	—
Total Sales and Freight	$134,080	$379,595	$135,412	$64,076	$713,163	$1,430,912	$505,670	$210,153	$129,969	$2,276,704	$436,119	$(143,636)	$3,282,350
Earnings (Loss) Before Income Taxes	$29,546	$125,970	$(13,390)	$(102,675)	$39,451	$396,748	$210,133	$57,163	$(72,417)	$591,627	$10,997	$(235,388)	$406,687	(E)
Segment assets					$5,768,882					$4,104,981	$363,676	$2,760,055	$12,997,594	(F)
Depreciation, depletion and amortization					$202,956					$211,831	$12,328	$—	$427,115
Capital expenditures					$532,636					$662,888	$49,973	$—	$1,245,497

(D)	Included in the Coal segment are sales of $382,843 to Xcoal Energy & Resources comprising over 10% of sales.

(E)	Includes equity in earnings of unconsolidated affiliates of $17,318, $9,562 and $168 for Coal, Gas and All Other, respectively.

(F)	Includes investments in unconsolidated equity affiliates of $19,517, $143,876 and $59,437 for Coal, Gas and All Other, respectively.

Industry segment results for the year ended December 31, 2011 are:

	Marcellus Shale	Coalbed Methane	Shallow Oil and Gas	Other Gas	Total Gas	Thermal	Low Volatile Metallurgical	High Volatile Metallurgical	Other Coal	Total Coal	All Other	Corporate, Adjustments & Eliminations	Consolidated
Sales—outside	$118,973	$462,677	$155,444	$11,370	$748,464	$1,495,480	$1,071,570	$324,377	$66,333	$2,957,760	$284,783	$—	$3,991,007	(G)
Sales—purchased gas	—	—	—	4,344	4,344	—	—	—	—	—	—	—	4,344
Sales—gas royalty interests	—	—	—	66,929	66,929	—	—	—	—	—	—	—	66,929
Freight—outside	—	—	—	—	—	—	—	—	175,633	175,633	—	—	175,633
Intersegment transfers	—	—	—	3,303	3,303	—	—	—	—	—	194,857	(198,160)	—
Total Sales and Freight	$118,973	$462,677	$155,444	$85,946	$823,040	$1,495,480	$1,071,570	$324,377	$241,966	$3,133,393	$479,640	$(198,160)	$4,237,913
Earnings (Loss) Before Income Taxes	$41,566	$185,761	$(14,732)	$(82,811)	$129,784	$421,683	$692,249	$129,119	$(210,354)	$1,032,697	$3,408	$(292,963)	$872,926	(H)
Depreciation, depletion and amortization					$206,821					$214,285	$9,471	$—	$430,577
Capital expenditures					$664,612					$472,591	$41,172	$—	$1,178,375

(G) Included in the Coal segment are sales of $655,596 to Xcoal Energy & Resources comprising over 10% of sales.
(H)     Includes equity in earnings of unconsolidated affiliates of $19,629, $4,231 and $803 for Coal, Gas and All Other, respectively.

Reconciliation of Segment Information to Consolidated Amounts:
Revenue and Other Income:

	For the Years Ended December 31,
	2013	2012	2011
Total segment sales and freight from external customers	$3,120,722	$3,282,350	$4,237,913
Other income not allocated to segments (Note 4)	178,963	395,176	139,132
Total Consolidated Revenue and Other Income	$3,299,685	$3,677,526	$4,377,045
Earnings Before Income Taxes:

	For the Years Ended December 31,
	2013	2012	2011
Segment Earnings Before Income Taxes for total reportable business segments	$334,910	$631,078	$1,162,481
Segment Earnings Before Income Taxes for all other businesses	(47,468)	10,997	3,408
Interest income (expense), net and other non-operating activity (I)	(226,199)	(228,804)	(258,308)
Transaction and Financing Fees (I)	—	—	(14,907)
Evaluation fees for non-core asset dispositions (I)	(15,168)	(6,584)	(5,780)
Loss on debt extinguishment	—	—	(16,090)
Lease Settlement	—	—	2,122
Earnings Before Income Taxes	$46,075	$406,687	$872,926

Total Assets:	December 31,
	2013	2012
Segment assets for total reportable business segments	$10,521,753	$9,873,863
Segment assets for all other businesses	293,486	363,676
Items excluded from segment assets:
Cash and other investments (I)	321,992	19,252
Recoverable income taxes	10,705	—
Deferred tax assets	211,303	84,777
Bond issuance costs	34,428	41,775
Discontinued Operations	—	2,614,251
Total Consolidated Assets	$11,393,667	$12,997,594
_________________________
(I) Excludes amounts specifically related to the gas segment.

Enterprise-Wide Disclosures:

CONSOL Energy's Revenues by geographical location (J):

	For the Years Ended December 31,
	2013	2012	2011
United States (K)	$2,999,674	$2,898,341	$3,460,871
Europe	83,878	187,313	366,384
South America	29,787	169,591	400,307
Canada	3,575	5,692	10,351
Other	3,808	21,413	—
Total Revenues and Freight from External Customers (K)	$3,120,722	$3,282,350	$4,237,913
_________________________
(J) CONSOL Energy attributes revenue to individual countries based on the location of the customer.
(K) CONSOL Energy has contractual relationships with certain U.S. based customers who distribute coal to international markets.

CONSOL Energy's Property, Plant and Equipment by geographical location are:

	December 31,
	2013	2012
United States	$9,431,238	$8,487,614
Canada	11,024	20,444
Discontinued Operations	—	1,682,909
Total Property, Plant and Equipment, net	$9,442,262	$10,190,967

NOTE 26—GUARANTOR SUBSIDIARIES FINANCIAL INFORMATION:
The payment obligations under the $1,500,000, 8.000% per annum senior notes due April 1, 2017, the $1,250,000, 8.250% per annum senior notes due April 1, 2020, and the $250,000, 6.375% per annum senior notes due March 1, 2021 issued by CONSOL Energy are jointly and severally, and also fully and unconditionally guaranteed by substantially all subsidiaries of CONSOL Energy. In accordance with positions established by the Securities and Exchange Commission (SEC), the following financial information sets forth separate financial information with respect to the parent, CNX Gas, a guarantor subsidiary, the remaining guarantor subsidiaries and the non-guarantor subsidiaries. The principal elimination entries include investments in subsidiaries and certain intercompany balances and transactions. CONSOL Energy, the parent, and a guarantor subsidiary manage several assets and liabilities of all other wholly owned subsidiaries. These include, for example, deferred tax assets, cash and other post-employment liabilities. These assets and liabilities are reflected as parent company or guarantor company amounts for purposes of this presentation.

Income Statement for the Year Ended December 31, 2013:

	Parent Issuer	CNX Gas Guarantor	Other Subsidiary Guarantors	Non- Guarantors	Elimination	Consolidated
Revenues and Other Income:
Natural Gas, NGLs and Oil Sales	$—	$741,090	$—	$—	$(3,389)	$737,701
Coal Sales	—	—	2,018,067	—	—	2,018,067
Other Outside Sales	—	—	43,364	216,419	—	259,783
Gas Royalty Interests and Purchased Gas Sales	—	69,733	—	—	—	69,733
Freight-Outside Coal	—	—	35,438	—	—	35,438
Miscellaneous Other Income	930,481	36,371	54,612	20,500	(930,481)	111,483
Gain (Loss) on Sale of Assets	—	21,000	46,366	114	—	67,480
Total Revenue and Other Income	930,481	868,194	2,197,847	237,033	(933,870)	3,299,685
Costs and Expenses:
Exploration and Production Costs
Lease Operating Expense	—	96,601	—	—	—	96,601
Transportation, Gathering and Compression	—	201,024	—	—	—	201,024
Production, Ad Valorem, and Other Fees	—	28,676	—	—	—	28,676
Direct Administrative and Selling	—	49,092	—	—	—	49,092
Depreciation, Depletion and Amortization	—	231,809	—	—	—	231,809
Exploration and Production Related Other Costs	—	61,104	—	—	—	61,104
Production Royalty Interests and Purchased Gas Costs	—	57,906	—	—	(41)	57,865
Other Corporate Expenses	—	95,534	—	—	1	95,535
General and Administrative	—	39,047	—	—	—	39,047
Total Exploration and Production Costs	—	860,793	—	—	(40)	860,753
Coal Costs
Operating and Other Costs	14,626	—	1,144,465	—	156,416	1,315,507
Royalties and Production Taxes	—	—	102,128	—	—	102,128
Direct Administrative and Selling	—	—	47,442	—	—	47,442
Depreciation, Depletion and Amortization	12,160	—	211,435	—	—	223,595
Freight Expense	—	—	35,438	—	—	35,438
General and Administrative Costs	—	—	39,283	—	—	39,283
Other Corporate Expenses	55,802	—	—	—	—	55,802
Total Coal Costs	82,588	—	1,580,191	—	156,416	1,819,195
Other Costs
Miscellaneous Operating Expense	139,621	—	31,365	225,513	(49,453)	347,046
General and Administrative Costs	—	—	1,571	129	—	1,700
Depreciation, Depletion and Amortization	697	—	3,044	1,977	—	5,718
Interest expense	211,449	8,605	(423)	47	(480)	219,198
Total Other Costs	351,767	8,605	35,557	227,666	(49,933)	573,662
Total Costs And Expenses	434,355	869,398	1,615,748	227,666	106,443	3,253,610
Earnings (Loss) Before Income Tax	496,126	(1,204)	582,099	9,367	(1,040,313)	46,075
Income Taxes	(164,316)	1,420	126,164	3,543	—	(33,189)
Income (Loss) From Continuing Operations	660,442	(2,624)	455,935	5,824	(1,040,313)	79,264
Loss From Discontinued Operations, net	—	—	—	579,792	—	579,792
Net Income (Loss)	660,442	(2,624)	455,935	585,616	(1,040,313)	659,056
Less: Net Loss Attributable to Noncontrolling Interests	—	1,386	—	—	—	1,386
Net Income (Loss) Attributable to CONSOL Energy Shareholders'	$660,442	$(1,238)	$455,935	$585,616	$(1,040,313)	$660,442

Balance Sheet for December 31, 2013:

	Parent Issuer	CNX Gas Guarantor	Other Subsidiary Guarantors	Non- Guarantors	Elimination	Consolidated
Assets:
Current Assets:
Cash and Cash Equivalents	$320,473	$6,238	$—	$709	$—	$327,420
Accounts and Notes Receivable:
Trade	—	71,911	—	260,663	—	332,574
Notes Receivable	1,238	—	24,623	—	—	25,861
Other Receivables	17,657	207,128	14,969	4,219	—	243,973
Inventories	—	15,185	99,320	43,409	—	157,914
Deferred Income Taxes	219,566	(8,263)	—	—	—	211,303
Recoverable Income Taxes	(16,262)	26,967	—	—	—	10,705
Prepaid Expenses	43,698	65,701	24,915	1,528	—	135,842
Total Current Assets	586,370	384,867	163,827	310,528	—	1,445,592
Property, Plant and Equipment:
Property, Plant and Equipment	173,719	6,919,972	6,459,014	25,804	—	13,578,509
Less-Accumulated Depreciation, Depletion and Amortization	122,022	1,188,464	2,806,775	18,986	—	4,136,247
Total Property, Plant and Equipment-Net	51,697	5,731,508	3,652,239	6,818	—	9,442,262
Other Assets:
Investment in Affiliates	11,965,054	206,060	70,222	—	(11,949,661)	291,675
Notes Receivable	125	—	—	—	—	125
Other	145,401	30,728	28,831	9,053	—	214,013
Total Other Assets	12,110,580	236,788	99,053	9,053	(11,949,661)	505,813
Total Assets	$12,748,647	$6,353,163	$3,915,119	$326,399	$(11,949,661)	$11,393,667
Liabilities and Equity:
Current Liabilities:
Accounts Payable	$91,553	$324,226	$89,201	$9,600	$—	$514,580
Accounts Payable (Recoverable)—Related Parties	4,629,131	23,287	(5,121,727)	136,822	332,487	—
Current Portion Long-Term Debt	1,029	6,258	3,372	796	—	11,455
Short-Term Notes Payable	—	332,487	—	—	(332,487)	—
Other Accrued Liabilities	144,612	89,080	322,606	9,399	—	565,697
Current Liabilities of Discontinued Operations	—	—	—	28,239	—	28,239
Total Current Liabilities	4,866,325	775,338	(4,706,548)	184,856	—	1,119,971
Long-Term Debt:
Long-Term Debt	3,004,213	—	111,750	—	—	3,115,963
Capital Lease Obligations	1,245	42,852	1,724	1,775	—	47,596
Total Long-Term Debt	3,005,458	42,852	113,474	1,775	—	3,163,559
Deferred Credits and Other Liabilities
Deferred Income Taxes	(232,904)	475,547	—	—	—	242,643
Postretirement Benefits Other Than Pensions	—	—	961,127	—	—	961,127
Pneumoconiosis Benefits	—	—	111,971	—	—	111,971
Mine Closing	—	—	320,723	—	—	320,723
Gas Well Closing	—	119,429	56,174	—	—	175,603
Workers’ Compensation	—	—	71,136	332	—	71,468
Salary Retirement	48,252	—	—	—	—	48,252
Reclamation	—	—	40,706	—	—	40,706
Other	55,227	61,190	14,938	—	—	131,355
Total Deferred Credits and Other Liabilities	(129,425)	656,166	1,576,775	332	—	2,103,848
Total CONSOL Energy Inc. Stockholders’ Equity	5,006,289	4,878,807	6,931,418	139,436	(11,949,661)	5,006,289
Total Liabilities and Equity	$12,748,647	$6,353,163	$3,915,119	$326,399	$(11,949,661)	$11,393,667

Condensed Statement of Cash Flows For the Year Ended December 31, 2013:

	Parent	CNX Gas Guarantor	Other Subsidiary Guarantors	Non- Guarantors	Elimination	Consolidated
Net Cash Provided by (Used in) Continuing Operations	$51,093	$440,763	$572,683	$(843,456)	$332,487	$553,570
Net Cash Provided by Discontinued Operating Activities	—	—	—	105,206	—	105,206
Net Cash Provided by (Used in) Operating Activities	$51,093	$440,763	$572,683	$(738,250)	$332,487	$658,776
Cash Flows from Investing Activities:
Capital Expenditures	$(68,796)	$(968,607)	$(458,653)	$—	$—	$(1,496,056)
Change in Restricted Cash	—	—	68,673	—	—	68,673
Proceeds From Sales of Assets	327,964	350,975	(195,082)	112	—	483,969
(Investments in), net of Distributions from, Equity Affiliates	—	(47,500)	11,788	—	—	(35,712)
Net Cash (Used in) Provided by Continuing Operations	259,168	(665,132)	(573,274)	112	—	(979,126)
Net Cash Provided by Discontinued Investing Activities	—	—	—	777,145	—	777,145
Net Cash (Used in) Provided by Investing Activities	$259,168	$(665,132)	$(573,274)	$777,257	$—	$(201,981)
Cash Flows from Financing Activities:
Dividends (Paid)	$14,168	$(100,000)	$—	$—	$—	$(85,832)
Payments on Short-Term Borrowings	—	332,487	—	—	(332,487)	—
Payments on Miscellaneous Borrowings	(25,952)	—	(4,800)	(792)	—	(31,544)
Proceeds from Securitization Facility	—	—	—	(37,846)	—	(37,846)
Proceeds from Issuance of Common Stock	3,727	—	—	—	—	3,727
Other Financing Activities	778	(5,232)	5,232	—	—	778
Net Cash (Used in) Provided by Continuing Operations	(7,279)	227,255	432	(38,638)	(332,487)	(150,717)
Net Cash Used in Discontinued Financing Activities	—	—	—	(520)	—	(520)
Net Cash (Used in) Provided by Financing Activities	$(7,279)	$227,255	$432	$(39,158)	$(332,487)	$(151,237)

Income Statement for the Year Ended December 31, 2012:

	Parent Issuer	CNX Gas Guarantor	Other Subsidiary Guarantors	Non- Guarantors	Elimination	Consolidated
Revenues and Other Income:
Natural Gas, NGLs and Oil Sales	$—	$661,192	$—	$—	$(2,372)	$658,820
Coal Sales	—	—	2,169,625	—	—	2,169,625
Other Outside Sales	—	—	51,046	243,059	—	294,105
Gas Royalty Interests and Purchased Gas Sales	—	52,721	—	—	—	52,721
Freight-Outside Coal	—	—	107,079	—		107,079
Miscellaneous Other Income	613,340	45,232	46,313	21,626	(613,341)	113,170
Gain (Loss) on Sale of Assets	—	10,964	271,029	13	—	282,006
Total Revenue and Other Income	613,340	770,109	2,645,092	264,698	(615,713)	3,677,526
Costs and Expenses:
Exploration and Production Costs
Lease Operating Expense	—	90,837	—	—	—	90,837
Transportation, Gathering and Compression	—	160,579	—	—	—	160,579
Production, Ad Valorem, and Other Fees	—	26,145	—	—	—	26,145
Direct Administrative and Selling	—	47,565	—	—	—	47,565
Depreciation, Depletion and Amortization	—	205,149	—	—	—	205,149
Exploration and Production Related Other Costs	—	39,005	—	—	—	39,005
Production Royalty Interests and Purchased Gas Costs	—	41,633	—	—	(55)	41,578
Other Corporate Expenses	—	81,028	—	—	5	81,033
General and Administrative	—	33,686	—	—	—	33,686
Total Exploration and Production Costs	—	725,627	—	—	(50)	725,577
Coal Costs
Operating and Other Costs	9,408	—	1,325,017	—	92,046	1,426,471
Royalties and Production Taxes	—	—	117,194	—	—	117,194
Direct Administrative and Selling	—	—	53,306	—	—	53,306
Depreciation, Depletion and Amortization	11,491	—	205,806	—	—	217,297
Freight Expense	—	—	107,079	—	—	107,079
General and Administrative Costs	—	—	41,813	—	—	41,813
Other Corporate Expenses	52,900	—	—	—	—	52,900
Total Coal Costs	73,799	—	1,850,215	—	92,046	2,016,060
Other Costs
Miscellaneous Operating Expense	78,330	—	32,842	245,448	(53,843)	302,777
General and Administrative Costs	—	—	1,584	130	—	1,714
Depreciation, Depletion and Amortization	681	—	1,924	2,064	—	4,669
Interest expense	208,894	5,098	6,470	44	(464)	220,042
Total Other Costs	287,905	5,098	42,820	247,686	(54,307)	529,202
Total Costs And Expenses	361,704	730,725	1,893,035	247,686	37,689	3,270,839
Earnings (Loss) Before Income Tax	251,636	39,384	752,057	17,012	(653,402)	406,687
Income Taxes	(136,834)	15,021	204,105	6,436	—	88,728
Income (Loss) From Continuing Operations	388,470	24,363	547,952	10,576	(653,402)	317,959
Income From Discontinued Operations, net	—	—	—	70,114	—	70,114
Net Income (Loss)	388,470	24,363	547,952	80,690	(653,402)	388,073
Less: Net Loss Attributable to Noncontrolling Interests	—	397	—	—	—	397
Net Income (Loss) Attributable to CONSOL Energy Shareholders'	$388,470	$24,760	$547,952	$80,690	$(653,402)	$388,470

Balance Sheet for December 31, 2012:

	Parent Issuer	CNX Gas Guarantor	Other Subsidiary Guarantors	Non- Guarantors	Elimination	Consolidated
Assets:
Current Assets:
Cash and Cash Equivalents	$17,491	$3,352	$159	$860	$—	$21,862
Accounts and Notes Receivable:
Trade	—	58,126	—	370,202	—	428,328
Securitized	—	—	—	37,846	—	37,846
Notes Receivable	154	315,730	2,503	—	—	318,387
Other Receivables	6,335	214,748	33,289	5,159	(128,400)	131,131
Inventories	—	14,133	121,311	35,364	—	170,808
Deferred Income Taxes	174,176	(26,072)	(63,327)	—	—	84,777
Restricted Cash	—	—	48,294	—	—	48,294
Prepaid Expenses	29,589	86,186	31,286	1,370	—	148,431
Current Assets of Discontinued Operations	—	—	—	149,230	—	149,230
Total Current Assets	227,745	666,203	173,515	600,031	(128,400)	1,539,094
Property, Plant and Equipment:
Property, Plant and Equipment	216,448	5,956,207	5,923,723	25,179	—	12,121,557
Less-Accumulated Depreciation, Depletion and Amortization	126,048	960,613	2,508,769	18,069	—	3,613,499
Property, Plant and Equipment of Discontinued Operations, net	—	—	—	1,682,909	—	1,682,909
Total Property, Plant and Equipment-Net	90,400	4,995,594	3,414,954	1,690,019	—	10,190,967
Other Assets:
Restricted Cash	—	—	20,379	—	—	20,379
Investment in Affiliates	9,917,050	143,876	769,058	—	(10,607,154)	222,830
Notes Receivable	239	—	25,738	—	—	25,977
Other	118,938	65,935	21,174	10,188	—	216,235
Other Assets of Discontinued Operations	—	—	—	782,112	—	782,112
Total Other Assets	10,036,227	209,811	836,349	792,300	(10,607,154)	1,267,533
Total Assets	$10,354,372	$5,871,608	$4,424,818	$3,082,350	$(10,735,554)	$12,997,594

Balance Sheet for December 31, 2012 (Continued):

	Parent Issuer	CNX Gas Guarantor	Other Subsidiary Guarantors	Non- Guarantors	Elimination	Consolidated
Liabilities and Equity:
Current Liabilities:
Accounts Payable	$177,734	$166,182	$145,469	$9,130	$—	$498,515
Accounts Payable (Recoverable)-Related Parties	3,599,216	23,981	(3,749,584)	254,787	(128,400)	—
Short-Term Notes Payable	25,073	—	—	—	—	25,073
Current Portion of Long-Term Debt	1,554	5,953	4,221	756	—	12,484
Accrued Income Taxes	20,488	13,731	—	—	—	34,219
Borrowings under Securitization Facility	—	—	—	37,846	—	37,846
Other Accrued Liabilities	135,407	57,074	343,739	9,528	—	545,748
Current Liabilities of Discontinued Operations	—	—	—	233,214	—	233,214
Total Current Liabilities	3,959,472	266,921	(3,256,155)	545,261	(128,400)	1,387,099
Long-Term Debt:
Long-Term Debt	3,004,798	—	118,802	—	—	3,123,600
Capital Lease Obligations	717	46,081	1,148	1,467	—	49,413
Long-Term Debt of Discontinued Operations	—	—	—	1,573	—	1,573
Total Long-Term Debt	3,005,515	46,081	119,950	3,040	—	3,174,586
Deferred Credits and Other Liabilities:
Deferred Income Taxes	(884,310)	439,725	771,270	—	—	326,685
Postretirement Benefits Other Than Pensions	—	—	882,600	—	—	882,600
Pneumoconiosis Benefits	—	—	114,136	—	—	114,136
Mine Closing	—	—	289,818	—	—	289,818
Gas Well Closing	—	80,097	65,905	—	—	146,002
Workers’ Compensation	—	—	60,090	306	—	60,396
Salary Retirement	218,004	—	—	—	—	218,004
Reclamation	—	—	47,965	—	—	47,965
Other	101,899	24,518	(8,110)	—	—	118,307
Deferred Credits and Other Liabilities of Discontinued Operations	—	—	—	2,278,251	—	2,278,251
Total Deferred Credits and Other Liabilities	(564,407)	544,340	2,223,674	2,278,557	—	4,482,164
Total CONSOL Energy Inc. Stockholders’ Equity	3,953,792	5,014,313	5,337,349	255,492	(10,607,154)	3,953,792
Noncontrolling Interest	—	(47)	—	—	—	(47)
Total Liabilities and Equity	$10,354,372	$5,871,608	$4,424,818	$3,082,350	$(10,735,554)	$12,997,594

Condensed Statement of Cash Flows For the Year Ended December 31, 2012:

	Parent	CNX Gas Guarantor	Other Subsidiary Guarantors	Non- Guarantors	Elimination	Consolidated
Net Cash Provided by (Used in) Continuing Operations	$(58,410)	$82,036	$412,293	$21,423	$—	$457,342
Net Cash Provided by Discontinued Operating Activities	—	—	—	270,771	—	270,771
Net Cash Provided by (Used in) Operating Activities	$(58,410)	$82,036	$412,293	$292,194	$—	$728,113
Cash Flows from Investing Activities:
Capital Expenditures	$(49,973)	$(532,636)	$(662,888)	$—	$—	$(1,245,497)
Change in Restricted Cash	—	—	(48,294)	—	—	(48,294)
Proceeds From Sales of Assets	—	360,129	285,238	254	—	645,621
(Investments in), net of Distributions from, Equity Affiliates	200,000	(37,400)	13,949	—	(200,000)	(23,451)
Net Cash (Used in) Provided by Continuning Operations	$150,027	$(209,907)	$(411,995)	$254	$(200,000)	$(671,621)
Net Cash Used in Discontinued Investing Activities	—	—	—	(328,789)	—	(328,789)
Net Cash (Used in) Provided by Investing Activities	$150,027	$(209,907)	$(411,995)	$(328,535)	$(200,000)	$(1,000,410)
Cash Flows from Financing Activities:
Dividends (Paid)	$(142,278)	$(200,000)	$—	$—	$200,000	$(142,278)
Proceeds from Issuance of Common Stock	8,278	—	—	—	—	8,278
Other Financing Activities	22,532	(5,504)	(1,408)	37,404	—	53,024
Net Cash (Used in) Provided by Continuing Operations	$(111,468)	$(205,504)	$(1,408)	$37,404	$200,000	$(80,976)
Net Cash Used in Discontinued Financing Activities	—	—	—	(601)	—	(601)
Net Cash (Used in) Provided by Financing Activities	$(111,468)	$(205,504)	$(1,408)	$36,803	$200,000	$(81,577)

Income Statement for the Year Ended December 31, 2011:

	Parent Issuer	CNX Gas Guarantor	Other Subsidiary Guarantors	Non- Guarantors	Elimination	Consolidated
Revenues and Other Income:
Natural Gas, NGLs and Oil Sales	$—	$751,767	$—	$—	$(3,303)	$748,464
Coal Sales	—	—	2,957,760	—	—	2,957,760
Other Outside Sales	—	—	49,785	234,998	—	284,783
Gas Royalty Interests and Purchased Gas Sales	—	71,273	—	—	—	71,273
Freight-Outside Coal	—	—	175,633	—	—	175,633
Miscellaneous Other Income	876,233	17,819	44,849	26,300	(872,565)	92,636
Gain (Loss) on Sale of Assets	—	41,104	5,383	9	—	46,496
Total Revenue and Other Income	876,233	881,963	3,233,410	261,307	(875,868)	4,377,045
Costs and Expenses:
Exploration and Production Costs
Lease Operating Expense	—	106,477	—	—	—	106,477
Transportation, Gathering and Compression	—	142,339	—	—	—	142,339
Production, Ad Valorem, and Other Fees	—	26,261	—	—	—	26,261
Direct Administrative and Selling	—	60,357	—	—	—	60,357
Depreciation, Depletion and Amortization	—	209,660	—	—	—	209,660
Exploration and Production Related Other Costs	—	17,998	—	—	—	17,998
Production Royalty Interests and Purchased Gas Costs	—	63,208	—	—	(46)	63,162
Other Corporate Expenses	—	69,848	—	—	—	69,848
General and Administrative	—	46,840	—	—	(3,978)	42,862
Total Exploration and Production Costs	—	742,988	—	—	(4,024)	738,964
Coal Costs
Operating and Other Costs	11,618	—	1,304,653	—	116,469	1,432,740
Royalties and Production Taxes	—	—	170,962	—	—	170,962
Direct Administrative and Selling	—	—	58,598	—	—	58,598
Depreciation, Depletion and Amortization	12,173	—	204,840	—	—	217,013
Freight Expense	—	—	175,444	—	—	175,444
General and Administrative Costs	—	—	50,891	—	—	50,891
Other Corporate Expenses	68,347		—	—	—	68,347
Total Coal Costs	92,138	—	1,965,388	—	116,469	2,173,995
Other Costs
Miscellaneous Operating Expense	65,430	—	32,665	234,657	4,085	336,837
General and Administrative Costs	—	—	1,933	142	—	2,075
Depreciation, Depletion and Amortization	21	—	1,480	2,403	—	3,904
Interest expense	235,370	9,398	3,911	53	(388)	248,344
Total Other Costs	300,821	9,398	39,989	237,255	3,697	591,160
Total Costs And Expenses	392,959	752,386	2,005,377	237,255	116,142	3,504,119
Earnings (Loss) Before Income Tax	483,274	129,577	1,228,033	24,052	(992,010)	872,926
Income Taxes	(149,223)	51,876	279,500	9,098	—	191,251
Income (Loss) From Continuing Operations	632,497	77,701	948,533	14,954	(992,010)	681,675
Loss From Discontinued Operations, net	—	—	—	(49,178)	—	(49,178)
Net Income (Loss) Attributable to CONSOL Energy Shareholders'	632,497	77,701	948,533	(34,224)	(992,010)	632,497

Condensed Statement of Cash Flows For the Year Ended December 31, 2011:

	Parent	CNX Gas Guarantor	Other Subsidiary Guarantors	Non- Guarantors	Elimination	Consolidated
Net Cash Provided by (Used in) Continuing Operations	$530,444	$329,360	$465,847	$3,220	$—	$1,328,871
Net Cash Provided by Discontinued Operating Activities	$—	$—	$—	$198,735	$—	198,735
Net Cash Provided by (Used in) Operating Activities	$530,444	$329,360	$465,847	$201,955	$—	$1,527,606
Cash Flows from Investing Activities:
Capital Expenditures	$(41,172)	$(664,612)	$(472,591)	$—	$—	$(1,178,375)
Proceeds From Sales of Assets	10	746,956	(1,155)	1,474	—	747,285
Distributions from, net of Investments in, Equity Affiliates	—	50,626	5,250	—	—	55,876
Net Cash (Used in) Provided by Continuing Operations	$(41,162)	$132,970	$(468,496)	$1,474	$—	$(375,214)
Net Cash Used in Discontinued Investing Activities	—	—	—	(203,310)	—	(203,310)
Net Cash (Used in) Provided by Investing Activities	$(41,162)	$132,970	$(468,496)	$(201,836)	$—	$(578,524)
Cash Flows from Financing Activities:
Dividends Paid	$(96,356)	$—	$—	$—	$—	$(96,356)
Payments on Short-Term Borrowings	(155,000)	(129,000)	—	—	—	(284,000)
Payments on Securitization Facility	(200,000)	—	—	—	—	(200,000)
Proceeds from Long-Term Notes	250,000	—	—	—	—	250,000
Payments on Long Term Notes, including Redemption Premium	(265,785)	—	—	—	—	(265,785)
Other Financing Activities	5,749	(13,162)	(1,246)	(793)	—	(9,452)
Net Cash Used in Continuing Operations	$(461,392)	$(142,162)	$(1,246)	$(793)	$—	$(605,593)
Net Cash Used in Discontinued Financing Activities	—	—	—	(547)	—	(547)
Net Cash Used in Financing Activities	$(461,392)	$(142,162)	$(1,246)	$(1,340)	$—	$(606,140)

Statement of Comprehensive Income for the Year Ended December 31, 2013:

	Parent	CNX Gas Guarantor	Other Subsidiary Guarantors	Non- Guarantors	Elimination	Consolidated
Net Income (Loss)	$660,442	$(2,624)	$455,935	$585,616	$(1,040,313)	$659,056
Other Comprehensive Income (Loss):
Actuarially Determined Long-Term Liability Adjustments	456,493	—	456,493	—	(456,493)	456,493
Net Increase (Decrease) in the Value of Cash Flow Hedge	45,631	45,631	—	—	(45,631)	45,631
Reclassification of Cash Flow Hedge from OCI to Earnings	(79,899)	(79,899)	—	—	79,899	(79,899)
Other Comprehensive Income (Loss):	$422,225	$(34,268)	$456,493	$—	$(422,225)	$422,225
Comprehensive Income (Loss)	1,082,667	(36,892)	912,428	585,616	(1,462,538)	1,081,281
Less: Comprehensive Loss Attributable to Noncontrolling Interest	—	1,386	—	—	—	1,386
Comprehensive Income (Loss) Attributable to CONSOL Energy Inc. Shareholders	$1,082,667	$(35,506)	$912,428	$585,616	$(1,462,538)	$1,082,667

Statement of Comprehensive Income for the Year Ended December 31, 2012:

	Parent	CNX Gas Guarantor	Other Subsidiary Guarantors	Non-Guarantors	Elimination	Consolidated
Net Income (Loss)	$388,470	$24,363	$547,952	$80,690	$(653,402)	$388,073
Other Comprehensive Income (Loss):
Actuarially Determined Long-Term Liability Adjustments	129,231	—	129,231	—	(129,231)	129,231
Net Increase (Decrease) in the Value of Cash Flow Hedge	114,240	114,240	—	—	(114,240)	114,240
Reclassification of Cash Flow Hedge from OCI to Earnings	(189,259)	(189,259)	—	—	189,259	(189,259)
Other Comprehensive Income (Loss):	$54,212	$(75,019)	$129,231	$—	$(54,212)	$54,212
Comprehensive Income (Loss)	$442,682	$(50,656)	$677,183	$80,690	$(707,614)	$442,285
Less: Comprehensive Income Attributable to Noncontrolling Interest	—	397	—	—	—	397
Comprehensive Income (Loss) Attributable to CONSOL Energy Inc. Shareholders	$442,682	$(50,259)	$677,183	$80,690	$(707,614)	$442,682

Statement of Comprehensive Income for the Year Ended December 31, 2011:

	Parent	CNX Gas Guarantor	Other Subsidiary Guarantors	Non- Guarantors	Elimination	Consolidated
Net Income (Loss)	$632,497	$77,701	$948,533	$(34,224)	$(992,010)	$632,497
Other Comprehensive Income (Loss):
Treasury Rate Lock	(96)	—	—	—	—	(96)
Actuarially Determined Long-Term Liability Adjustments	(32,813)	—	(32,813)	—	32,813	(32,813)
Net Increase (Decrease) in the Value of Cash Flow Hedge	200,700	200,700	—	—	(200,700)	200,700
Reclassification of Cash Flow Hedge from OCI to Earnings	(95,007)	(95,007)	—	—	95,007	(95,007)
Other Comprehensive Income (Loss):	$72,784	$105,693	$(32,813)	$—	$(72,880)	$72,784
Comprehensive Income (Loss) Attributable to CONSOL Energy Inc. Shareholders	$705,281	$183,394	$915,720	$(34,224)	$(1,064,890)	$705,281

NOTE 27—RELATED PARTY TRANSACTIONS
CONE Gathering LLC Related Party Transactions
During the years ended December 31, 2013, 2012 and 2011, CONE Gathering LLC (CONE) a 50% owned affiliate, provided CNX Gas Company LLC (CNX Gas Company) gathering services in the ordinary course of business. Gathering services received from CONE were $34,062, $20,408 and $4,267 in the years ended December 31, 2013, 2012 and 2011 respectively, which were included in Cost of Goods Sold on the Consolidated Statements of Income.
As of December 31, 2013 and 2012, CONSOL Energy and CNX Gas had a net payable of $5,448 and $3,142, respectively, due to CONE which is comprised of the following items:

	December 31,	December 31,
	2013	2012	Location on Balance Sheet
Reimbursement for CONE Expenses	$(2,168)	$(1,336)	Accounts Receivable–Other
Reimbursement for Services Provided to CONE	(265)	(341)	Accounts Receivable–Other
CONE Gathering Capital Reimbursement	—	(18)	Accounts Receivable–Other
CONE Gathering Fee Payable	7,881	4,837	Accounts Payable
Net Payable due CONE	$5,448	$3,142

Supplemental Gas Data (unaudited):

The following information was prepared in accordance with the Financial Accounting Standards Board's Accounting Standards Update No. 2010-03, “Extractive Activities-Oil and Gas (Topic 932).”

Capitalized Costs:

	As of December 31,
	2013	2012
Proven properties	$1,670,404	$1,596,838
Unproven properties	1,463,406	1,266,017
Intangible drilling costs	1,937,336	1,550,297
Wells and related equipment	688,548	492,364
Gathering assets	1,058,008	1,006,882
Gas Well Plugging	113,481	70,753
Total Property, Plant and Equipment	6,931,183	5,983,151
Accumulated Depreciation, Depletion and Amortization	(1,187,409)	(959,291)
Net Capitalized Costs	$5,743,774	$5,023,860

Costs incurred for property acquisition, exploration and development (*):

	For the Years Ended December 31,
	2013	2012	2011
Property acquisitions
Proven properties	$—	$50,005	$6,673
Unproven properties	260,477	28,634	58,731
Development	629,100	339,608	463,401
Exploration	95,413	130,312	131,419
Total	$984,990	$548,559	$660,224
__________

(*)	Includes costs incurred whether capitalized or expensed.

Results of Operations for Producing Activities:

	For the Years Ended December 31,
	2013	2012	2011
Production Revenue	$740,869	$660,442	$751,767
Royalty Interest Gas Revenue	63,202	49,405	66,929
Purchased Gas Revenue	6,531	3,316	4,344
Total Revenue	810,602	713,163	823,040
Lifting Costs	96,600	90,835	106,477
Ad Valorem, Severance & Other Taxes	28,677	26,145	26,261
Gathering Costs	201,023	160,575	142,339
Royalty Interest Gas Costs	53,069	38,922	59,377
Direct Administrative, Selling & Other Costs	49,092	47,567	60,355
Other Costs	61,119	39,029	18,095
Purchased Gas Costs	4,837	2,711	3,831
DD&A	229,562	202,956	206,821
Total Costs	723,979	608,740	623,556
Pre-tax Operating Income	86,623	104,423	199,484
Income Taxes	32,917	39,827	79,873
Results of Operations for Producing Activities excluding Corporate and Interest Costs	$53,706	$64,596	$119,611

The following is production, average sales price and average production costs, excluding ad valorem and severance taxes, per unit of production:

	For the Years Ended December 31,
	2013	2012	2011
Production (MMcfe)	172,380	156,325	153,504
Average gas sales price before effects of financial settlements (per Mcf)	$3.85	$3.00	$4.27
Average effects of financial settlements (per Mcf)	$0.45	$1.22	$0.63
Average gas sales price including effects of financial settlements (per Mcf)	$4.30	$4.22	$4.90
Average lifting costs, excluding ad valorem and severance taxes (per Mcf)	$0.56	$0.58	$0.68
During the years ended December 31, 2013, 2012 and 2011, we drilled 139.8, 95.5, and 254.9 net development wells, respectively. There were no net dry development wells in 2013, 2012, or 2011.
During the years ended December 31, 2013, 2012 and 2011, we drilled 5.5, 22.0, and 69.5 net exploratory wells, respectively. There were zero net dry exploratory wells in 2013, seven net dry exploratory wells in 2012 and two net dry exploratory wells in 2011.
At December 31, 2013, there were 31.0 net development wells in the process of being drilled.
At December 31, 2013, there were 1.0 net exploratory wells in the process of being drilled.
CONSOL Energy is committed to provide 60.3 bcf of gas under existing sales contracts or agreements over the course of the next four years. CONSOL Energy expects to produce sufficient quantities from existing proved developed reserves to satisfy these commitments.
Most of our development wells and proved acreage are located in Virginia, West Virginia and Pennsylvania. Some leases are beyond their primary term, but these leases are extended in accordance with their terms as long as certain drilling commitments or other term commitments are satisfied. The following table sets forth, at December 31, 2013, the number of producing wells, developed acreage and undeveloped acreage:

	Gross	Net(1)
Producing Wells (including gob wells)	15,063	12,874
Proved Developed Acreage	542,388	527,693
Proved Undeveloped Acreage	105,019	59,346
Unproved Acreage	5,396,659	4,212,030
Total Acreage	6,044,066	4,799,069
____________

(1)
Net acres include acreage attributable to our working interests of the properties. Additional adjustments (either increases or decreases) may be required as we further develop title to and further confirm our rights with respect to our various properties in anticipation of development. We believe that our assumptions and methodology in this regard are reasonable.

Proved Oil and Gas Reserves Quantities:

Annually, the preparation of our gas reserves estimates are completed in accordance with CONSOL Energy's prescribed internal control procedures, which include verification of input data into a gas reserves forecasting and economic evaluation software, as well as multi-functional management review. The input data verification includes reviews of the price and cost assumptions used in the economic model to determine the reserves. Also, the production volumes are reconciled between the system used to calculate the reserves and other accounting/measurement systems. The technical employee responsible for overseeing the preparation of the reserve estimates is a petroleum engineer with over 10 years of experience in the oil and gas industry. Our 2013 gas reserves results, which are reported in the Supplemental Gas Data year ended December 31, 2013 Form 10-K, were audited by Netherland Sewell. The technical person primarily responsible for overseeing the audit of our reserves is a registered professional engineer in the state of Texas with over 15 years of experience in the oil and gas industry. The gas reserves estimates are as follows:

			Condensate	Consolidated
	Natural Gas	NGLs	& Crude Oil	Operations
	(MMcfe)	(Mbbls)	(Mbbls)	(MMcfe)
Balance December 31, 2010	3,724,361	—	1,206	3,731,597
Revisions (a)	(76,486)	25	416	(73,837)
Price Changes	(9,976)	—	—	(9,976)
Extensions and Discoveries (c)	517,023	—	27	517,178
Production	(152,940)	—	(94)	(153,504)
Sales of Reserves In-Place	(531,431)	—	—	(531,431)
Balance December 31, 2011 (d)	3,470,551	25	1,555	3,480,027
Revisions (b)	243,442	469	(710)	241,989
Price Changes	(526,608)	—	(1)	(526,611)
Extensions and Discoveries (c)	873,104	12,992	553	954,378
Production	(155,052)	(111)	(100)	(156,325)
Sales of Reserves In-Place	—	—	—	—
Balance December 31, 2012 (d)	3,905,437	13,375	1,297	3,993,458
Revisions (b)	176,045	(1,017)	336	171,953
Price Changes	104,728	4	1	104,757
Extensions and Discoveries (c)	1,567,634	9,623	1,343	1,633,426
Production	(168,737)	(438)	(170)	(172,380)
Sales of Reserves In-Place	—	—	—	—
Balance December 31, 2013 (d)	5,585,107	21,547	2,807	5,731,214

Proved developed reserves:
December 31, 2011	2,126,330	—	1,579	2,135,805
December 31, 2012	2,149,912	1,717	878	2,165,483
December 31, 2013	2,470,412	5,939	1,375	2,514,294

Proved undeveloped reserves:
December 31, 2011	1,344,222	—	—	1,344,222
December 31, 2012	1,755,525	12,075	—	1,827,975
December 31, 2013	3,114,695	15,607	1,431	3,216,920
__________

(a)
Revisions are primarily due corporate planning changes that affect the number of wells (5-Years) forecasted to be drilled in our various areas and reservoirs. These changes were partially offset by upward revisions attributable to efficiencies in operations and well performance and had the total affect of a negative revision for 2011.

(b)
Revisions are primarily due to corporate planning changes that affect the number of wells (5-Years) forecasted to be drilled in our various areas and reservoirs. These changes along with upward revisions attributable to efficiencies in operations and well performance and had the total affect of the positive revisions for 2013 and 2012.

(c)	Extensions and Discoveries are primarily due to the addition of wells on our Marcellus Shale acreage more than one offset location away with reliable technology.

(d)
Proved developed and proved undeveloped gas reserves are defined by SEC Rule 4.10(a) of Regulation S-X. Generally, these reserves would be commercially recovered under current economic conditions, operating methods and government regulations. CONSOL Energy cautions that there are many inherent uncertainties in estimating proved reserve quantities, projecting future production rates and timing of development expenditures. Proved oil and gas reserves are estimated quantities of natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions and government regulations. Proved developed reserves are those reserves expected to be recovered through existing wells, with existing equipment and operating methods.

For the Year
Ended
December 31,
2013
Proved Undeveloped Reserves (MMcfe)
Beginning proved undeveloped reserves	1,827,975
Undeveloped reserves transferred to developed(a)	(230,333)
Price Changes	11,410
Plan and other revisions (b)	88,187
Extension and discoveries (c)	1,519,681
Ending proved undeveloped reserves(d)	3,216,920
_________

(a)
During 2013, various exploration and development drilling and evaluations were completed. Approximately, $202,066 of capital was spent in the year ended December 31, 2013 related to undeveloped reserves that were transferred to developed.

(b) Plan and other revisions are due to corporate planning changes that affect the number of wells forecasted to be drilled in our various areas and reservoirs. These changes along with upward revisions attributable to efficiencies in operations and well performance had the total affect of a positive revision.

(c)
Extensions and discoveries include approximately 683 Bcfe which were initially classified as unproved related to the DTI and Airport lease acquisitions.  These reserves were subsequently reclassified to proved undeveloped reserves utilizing reliable technologies which include wire line open hole log data, performance data, log cross sections, core data, and statistical analysis.  The statistical method utilized production performance from Consol Energy's and competitors' wells.  Geophysical data include data from Consol's wells, published documents, state data-sites and were used to confirm continuity of the formation.

(d)
Included in proved undeveloped reserves at December 31, 2013 are approximately 226,063 MMcfe of reserves that have been reported for more than five years. These reserves specifically relate to CONSOL Energy's Buchanan Mine, more specifically, to GOB (a rubble zone formed in the cavity created by the extraction of coal) production due to a complex fracture being generated in the overburden strata above the mined seam. Mining operations take a significant amount of time and our GOB forecasts are consistent with the future plans of the Buchanan Mine. Evidence also exists that supports the continual operation of the mine beyond the current plan, unless there was an extreme circumstance which resulted from an external factor. These reasons constitute that specific circumstances exist to continue recognizing these reserves for CONSOL Energy.

The following table represents the capitalized exploratory well cost activity as indicated:

December 31,
2013
Costs pending the determination of proved reserves at December 31, 2013
For a period one year or less	$17,728
For a period greater than one year but less than five years	—
For a period greater than five years	—
Total	$17,728

	December 31,
	2013	2012	2011
Costs reclassified to wells, equipment and facilities based on the determination of proved reserves	$12,140	$14,447	$189
Costs expensed due to determination of dry hole or abandonment of project	$8,596	$3,320	$5,108
CONSOL Energy's proved gas reserves are located in the United States.

Standardized Measure of Discounted Future Net Cash Flows:
The following information has been prepared in accordance with the provisions of the Financial Accounting Standards Board's Accounting Standards Update No. 2010-03, “Extractive Activities-Oil and Gas (Topic 932).” This topic requires the standardized measure of discounted future net cash flows to be based on the average, first-day-of-the-month price for the year ended December 31, 2013. Because prices used in the calculation are average prices for that year, the standardized measure could vary significantly from year to year based on the market conditions that occurred.
The projections should not be viewed as realistic estimates of future cash flows, nor should the “standardized measure” be interpreted as representing current value to CONSOL Energy. Material revisions to estimates of proved reserves may occur in the future; development and production of the reserves may not occur in the periods assumed; actual prices realized are expected to vary significantly from those used; and actual costs may vary. CONSOL Energy's investment and operating decisions are not based on the information presented, but on a wide range of reserve estimates that include probable as well as proved reserves and on a different price and cost assumptions.
The standardized measure is intended to provide a better means for comparing the value of CONSOL Energy's proved reserves at a given time with those of other gas producing companies than is provided by a comparison of raw proved reserve quantities.

	December 31,
	2013	2012	2011
Future Cash Flows:
Revenues	$21,602,594	$11,777,550	$14,804,398
Production costs	(7,105,962)	(4,823,670)	(5,262,635)
Development costs	(3,902,875)	(2,450,589)	(1,674,829)
Income tax expense	(4,025,626)	(1,711,251)	(2,989,435)
Future Net Cash Flows	6,568,131	2,792,040	4,877,499
Discounted to present value at a 10% annual rate	(4,887,320)	(2,055,834)	(3,130,318)
Total standardized measure of discounted net cash flows	$1,680,811	$736,206	$1,747,181
The following are the principal sources of change in the standardized measure of discounted future net cash flows for consolidated operations during:

	December 31,
	2013	2012	2011
Balance at beginning of period	$736,206	$1,747,181	$1,660,821
Net changes in sales prices and production costs	1,295,956	(1,480,573)	(339,098)
Sales net of production costs	(365,477)	(104,518)	(217,186)
Net change due to revisions in quantity estimates	132,900	(104,158)	(83,580)
Net change due to extensions, discoveries and improved recovery	383,308	14,645	324,755
Net change due to (divestiture) acquisition	—	—	(559,132)
Development costs incurred during the period	625,824	333,640	463,401
Difference in previously estimated development costs compared to actual costs incurred during the period	(123,976)	(96,749)	154,137
Changes in estimated future development costs	(486,518)	(153,104)	155,619
Net change in future income taxes	(578,951)	619,045	130,746
Accretion of discount and other	61,539	(39,203)	56,698
Total discounted cash flow at end of period	$1,680,811	$736,206	$1,747,181

Supplemental Coal Data (unaudited)

	Millions of Tons
	For the Year Ended December 31,
	2013	2012	2011	2010	2009
Proved and probable reserves at beginning of period	4,229	4,314	4,229	4,350	4,372
Purchased reserves	1	—	6	4	5
Reserves sold in place	(1,199)	(155)	—	(41)	(3)
Production	(55)	(55)	(62)	(62)	(58)
Revisions and other changes	56	125	141	(22)	34
Consolidated proved and probable reserves at end of period*	3,032	4,229	4,314	4,229	4,350

Proportionate share of proved and probable reserves of unconsolidated equity affiliates*	57	41	145	172	170
______________
*    Proved and probable coal reserves are the equivalent of “demonstrated reserves” under the coal resource classification system of the U.S. Geological Survey. Generally, these reserves would be commercially mineable at year-end prices and cost levels, using current technology and mining practices. Proved and probable reserves of unconsolidated equity affiliates are included in this number.
CONSOL Energy's coal reserves are located in nearly every major coal-producing region in North America. At December 31, 2013, 382 million tons were assigned to mines either in production, temporarily idle, or under development. The proved and probable reserves at December 31, 2013 include 2,511 million tons of steam coal reserves, of which approximately 5 percent has a sulfur content equivalent to less than 1.2 pounds sulfur dioxide per million British thermal unit (Btu), 18 percent has a sulfur content equivalent to between 1.2 and 2.5 pounds sulfur dioxide per million Btu and an additional 77 percent has a sulfur content equivalent to greater than 2.5 pounds sulfur dioxide per million Btu. The reserves also include 521 million tons of metallurgical coal in consolidated reserves, of which approximately 49 percent has a sulfur content equivalent to less than 1.2 pounds sulfur dioxide per million Btu and an additional 51 percent has a sulfur content equivalent to between 1.2 and 2.5 pounds sulfur dioxide per million Btu. A significant portion of this metallurgical coal can also serve the steam coal market.

Supplemental Quarterly Information (unaudited):
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2013	2013	2013	2013
Sales	$799,997	$759,948	$753,080	$772,258
Freight Revenue	$14,061	$10,125	$11,563	$3,946
Cost of Goods Sold and Other Operating Charges (including Gas Royalty Interests' Costs and Purchased Gas Costs)	$612,000	$552,126	$560,247	$562,386
Freight Expense	$14,061	$10,125	$11,563	$3,946
(Loss) Income from Continuing Operations	$(3,725)	$8,562	$(72,169)	$146,595
Income (Loss) from Discontinued Operations	$1,904	$(21,375)	$8,120	$591,144
Net (Loss) Income Attributable to CONSOL Energy Inc Shareholders	$(1,564)	$(12,526)	$(63,651)	$738,183
Earnings Per Share
Basic:
(Loss) Income from Continuing Operations	$(0.02)	$0.04	$(0.31)	$0.64
Income (Loss) from Discontinued Operations	$0.01	$(0.09)	$0.03	$2.58
Net (Loss) Income	$(0.01)	$(0.05)	$(0.28)	$3.22
Dilutive:
(Loss) Income from Continuing Operations	$(0.02)	$0.04	$(0.31)	$0.64
Income (Loss) from Discontinued Operations	$0.01	$(0.09)	$0.03	$2.56
Net (Loss) Income	$(0.01)	$(0.05)	$(0.28)	$3.20

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2012	2012	2012	2012
Sales	$878,118	$807,198	$681,717	$808,238
Freight Revenue	$49,293	$49,472	$27,430	$13,426
Cost of Goods Sold and Other Operating Charges (including Gas Royalty Interests' Costs and Purchased Gas Costs)	$601,723	$565,601	$543,158	$557,094
Freight Expense	$49,293	$49,472	$27,430	$13,426
Income (Loss) from Continuing Operations	$80,906	$155,789	$(26,316)	$107,580
Income (Loss) from Discontinued Operations	$16,290	$(3,050)	$14,814	$42,060
Net Income (Loss) Attributable to CONSOL Energy Inc Shareholders	$97,196	$152,739	$(11,368)	$149,903
Earnings Per Share
Basic:
Income (Loss) from Continuing Operations	$0.36	$0.68	$(0.12)	$0.47
Income (Loss) from Discontinued Operations	$0.07	$(0.01)	$0.07	$0.19
Net Income (Loss)	$0.43	$0.67	$(0.05)	$0.66
Dilutive:
Income (Loss) from Continuing Operations	$0.35	$0.68	$(0.12)	$0.47
Income (Loss) from Discontinued Operations	$0.07	$(0.01)	$0.07	$0.18
Net Income (Loss)	$0.42	$0.67	$(0.05)	$0.65